    As filed with the Securities and Exchange Commission on August 12, 1999
                                                     Registration No.  333-80487
================================================================================
                    U.S. Securities and Exchange Commission
                            Washington, D.C.  20549

                                Amendment No. 2
                                   Form SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Rome Bancorp, Inc.
                (Name of small business issuer in its charter)

            Delaware                                     6035                           Application Pending
(State or other jurisdiction of      (Primary Standard Industrial Classification         (I.R.S. Employer
 incorporation or organization)                    Code Number)                         Identification No.)

                  100 W. Dominick Street, Rome, NY 13440-5810
                                (315) 336-7300
         (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)
                               ________________

                             Mr. Charles M. Sprock
                     President and Chief Executive Officer
                             The Rome Savings Bank
                            100 W. Dominick Street
                           Rome, New York 13440-5810
                                (315) 336-7300

                                   Copy to:
                            V. Gerard Comizio, Esq.
                            Thacher Proffitt & Wood
                   1700 Pennsylvania Avenue, N.W. Suite 800
                            Washington, D.C.  20006
                                (202) 347-8400
            (Name and address, and telephone of agent for service)
                                _______________

 Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
   Title of Each Class of        Amount to be     Proposed Maximum Offering     Proposed Maximum Aggregate         Amount of
 Securities to be Registered     registered (1)       Price Per Share (2)            Offering Price (2)        Registration Fee (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $ 0.01 par value     2,545,813               $7.00                       $17,820,691                   $4,954
===================================================================================================================================

(1) Includes the maximum number of shares that may be issued in connection with this offering.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) The registration fee has been paid previously.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                              Rome Bancorp, Inc.

Cross Reference Sheet showing location in the Prospectus of information required by Items of Form SB-2:

Registration Statement Item and Caption               Location or Headings in Prospectus
---------------------------------------               -----------------------------------------------------------
1.  Front of  Registration Statement and Outside      Outside Front Cover Page
    Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages         Inside Front and Outside Back Cover Pages
    of Prospectus

3.  Summary Information and Risk Factors              Summary; Risk Factors

4.  Use of Proceeds                                   How We Intend to Use the Proceeds form the Offering

5.  Determination of Offering Price                   The Reorganization and the Offering - How We
                                                      Determined the Offering Range and the $8.00 Price Per
                                                      Share

6.  Dilution                                          Not Applicable

7.  Selling Security Holders                          Not Applicable

8.  Plan of Distribution                              Outside Front Cover Page; The Reorganization and the
                                                      Offering

9.  Legal Proceedings                                 Legal Proceedings

10. Directors, Executive Officers, Promoters          Management
    and Control Persons

11. Security Ownership of Certain Beneficial          Mangement
    Owners and Management

12. Description of Securities                         Description of Capital Stock of Rome Bancorp, Inc.

13. Interest of Named Experts and Counsel             Not Applicable

14. Disclosure of Commission Position on              Not Applicable
    Indemnification for Securities Act Liabilities

15. Organization Within Last Five Years               Not Applicable

16. Description of Business                           Summary; Risk Factors; Management's Discussion and
                                                      Analysis of Financial Condition and Results of Operations;
                                                      Business of The Rome Savings Bank; Business of Rome
                                                      Bancorp, Inc.; Business of Rome, MHC; Management;
                                                      Consolidated Financial Statements

17. Management's Discussion and Analysis or           Management's Discussion and Analysis of Financial
    Plan                                              Condition and Results of Operations

18. Description of Property                           Business of Rome Savings Bank -- Properties

19. Certain Relationships and Related                 Management -- Certain Transactions with
    Transactions                                      Directors/Trustees and Executive Officers

20. Market for Common Equity and Related              Front Cover Page; Summary -- Market for the Common
    Stockholder Matters                               Stock; Risk Factors -- The market for common stock will
                                                      be limited; Market for the Common Stock

21. Executive Compensation                            Management

22. Financial Statements                              Consolidated Financial Statements

23. Changes in and Disagreements With                 Not Applicable
    Accountants on Accounting and Financial
    Disclosure

PROSPECTUS
[LOGO]
                                                              Rome Bancorp, Inc.
                              Proposed Holding Company for The Rome Savings Bank

                                     Up to 2,441,902 Shares of Common Stock

Rome Bancorp, Inc. is a new corporation that is offering shares of its common stock. The shares we are offering represent less than half of the outstanding common stock of Rome Bancorp, Inc. The Rome Savings Bank formed Rome Bancorp, Inc., to own The Rome Savings Bank as part of a reorganization of our structure. Rome, MHC, a mutual savings bank holding company will own more than half of the outstanding common stock of Rome Bancorp, Inc. We have applied to list our common stock on the Nasdaq National Market System under the symbol "ROME."

      --------------------------------------------------------------------

                             TERMS OF THE OFFERING

                            Price: $7.00 per share

                                                                    Minimum       Maximum
                                                                  -----------   -----------
Number of shares.............................................     1,569,464     2,123,393
Underwriting commissions and expenses........................     $825,797      $897,143
Net proceeds to Rome Bancorp, Inc............................     $10,160,451   $13,966,608
Net proceeds per share to Rome Bancorp, Inc..................     $6.47         $6.58

           We may sell up to 2,441,902 shares because of regulatory considerations or changes in market or economic conditions.

      --------------------------------------------------------------------
     This investment involves a high degree of risk, including possible loss of principal. Please read the Risk Factors beginning on page 13.

     These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the SEC, the Federal Deposit Insurance Corporation, the New York State Banking Department nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

     We are offering the common stock on a best efforts basis, and subject to certain other conditions, including our right to reject any order in whole or in part. The minimum number of shares that you may purchase is 25 shares.
Payments received prior to closing will be held in an account at The Rome Savings Bank which will bear interest at The Rome Savings Bank's passbook rate. This offering will close on or about [], 1999. We expect that delivery of stock certificates representing the common stock will be made on or about [], 1999.

                       Sandler O'Neill & Partners, L.P.
                               [          ], 1999

       [MAP OF NEW YORK DIVIDED BY COUNTY WITH CLOSE-UP OF ONEIDA COUNTY
              SHOWING NUMBER OF ROME SAVINGS BANK BRANCH OFFICES]

                                    SUMMARY

     To more fully understand the offering, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

Our Reorganization and Stock Offering

     The Rome Savings Bank (Rome Savings) is currently a New York-chartered mutual savings bank. Rome Savings is reorganizing into the mutual holding company structure. As part of the reorganization, Rome Bancorp, Inc. (Rome Bancorp) is offering shares of its common stock to the public. After the reorganization, Rome Bancorp will own Rome Savings.

     This chart shows our new structure, which is commonly referred to as a mutual holding company structure, after the reorganization:

                             [CHART APPEARS HERE]

     Rome, MHC will own a majority of Rome Bancorp's common stock after the reorganization. The same trustees and officers who manage Rome Savings will manage Rome, MHC. The board of trustees of Rome, MHC will control the outcome of most matters put to a vote of stockholders of Rome Bancorp. We cannot assure you that the votes cast by Rome, MHC will be in your personal best interests as a stockholder. For more information regarding your lack of voting control over Rome Bancorp, see "Rome, MHC" and "Restrictions on Acquisition of Rome Bancorp and Rome Savings Bank."

The Companies

The Rome Savings Bank

     We are a New York-chartered mutual savings bank. Our mission is to serve as a profitable community-oriented provider of traditional banking products and services to individuals and small business organizations, including products such as residential and commercial mortgages, consumer loans, commercial loans, personal loans to business owners and a variety of deposit products.

     Rome Savings operates through 4 full service banking offices - three of which are located in Rome and one in New Hartford, New York. As of June 30, 1998, we maintained a 7.4% share of all Oneida County, New York deposits, positioning us as the fifth largest (in total deposits) depository institution in Oneida County. At June 30, 1998, we maintained a 38.7% market share of all reported funds on deposit in the City of Rome, giving us the largest market share of deposits in Rome. At March 31, 1999, we had assets of $224.3 million, deposits of $191.9 million and equity of $28.9 million.

Rome Bancorp, Inc.

     Rome Bancorp will be the stock holding company for Rome Savings after the reorganization. Rome Bancorp has not engaged in any business to date.

Rome, MHC

     Rome, MHC will own at least 51% of the outstanding common stock of Rome Bancorp after the reorganization. We do not expect that Rome, MHC will engage in any business activity other than owning a majority of the common stock of Rome Bancorp and managing dividends it receives from Rome Bancorp. We do not expect that Rome, MHC will waive dividends declared by Rome Bancorp. Rome, MHC has not engaged in any business to date.

The following are highlights of Rome Savings operating strategy:

 .    Community Banking.
     -----------------

     Rome Savings, as the only bank headquartered in Rome, NY, strives to remain a leader in meeting the needs of the local community and in providing high quality service with competitive fees and rates to the individuals and small businesses which we have served since 1851. In addition to residential lending, Rome Savings has a long standing commitment to commercial real estate, commercial and consumer lending. The major components of our community banking strategy are discussed below.

     -    Residential Lending.
          -------------------

          Rome Savings emphasizes the origination of residential mortgage loans. At March 31, 1999, we had $65.9 million of residential mortgage loans, representing 48.2% of our total loan portfolio. Following the reorganization, we will seek to expand originations of mortgage loans primarily through the marketing of and sale to the secondary market of 30 year fixed-rate mortgage loans. We believe that the expansion of our residential lending portfolio will enhance our reputation as a service-oriented institution which meets the needs of its local community.

     -    Commercial Lending.
          ------------------

          Unlike many savings banks, Rome Savings has a long standing commitment to commercial lending in its market area. We originate commercial real estate and commercial business loans both within and outside of Oneida County, New York. As of March 31, 1999, 21.2% of our loan portfolio consisted of commercial real estate loans and 12.7% consisted of commercial loans. These types of loans generally expose Rome Savings to greater credit risk than loans secured by one-to-four family real estate because repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service and on the successful operation of the borrower's business. Following the reorganization, we will continue to expand our commercial loan portfolio by targeting small- and medium-sized businesses in the local market area and elsewhere in the greater New York City metropolitan area. This expansion will allow us to increase the yield on our loan portfolio and to diversify our assets in order to continue to meet the needs of the individuals and small businesses which we serve.

     -    Consumer Lending.
          ----------------

          Rome Savings also has a tradition of placing significant emphasis on consumer lending. As of March 31, 1999, 17.7% of our loan portfolio consisted of consumer loans. We offer a wide variety of consumer loan products including property improvement loans, new and used automobile loans, secured and unsecured passbook loans and education loans. We plan to begin offering home equity lines of credit in the fourth quarter of 1999.

 .    Expanded Delivery Systems.
     -------------------------

     The increased use of alternative delivery channels has simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. In addition to conducting financial transactions at branch offices, customers are increasingly using ATMs, online banking and online bill payment and electronic fund transfer services. In response to these trends, we recently began offering our 24 hour Telebanker product which provides our customers with around the clock access to their accounts through the use of a touch tone telephone.

 .    Capital Strength and Profitability.
     ----------------------------------

     Our policy has always been to maintain the financial strength of Rome Savings through risk management, a sound financial condition and consistent earnings. At March 31, 1999, our ratio of equity to assets was 12.9%, our return on average assets was 0.71% and our return on average equity was 5.45%. We plan to use the proceeds received in the offering to increase our loan originations and our net income while maintaining our commitment to capital strength and asset quality.

 .    Asset Quality.
     -------------

     Through our commitment to conservative loan underwriting guidelines and investment in high grade assets, we have recently experienced low levels of late payments and losses on loans. At March 31, 1999, our ratio of non-performing assets to total assets was 0.38% and our ratio of allowance for loan losses to non-performing loans was 330.1%. These ratios are favorable compared to those of most other savings institutions.

 .    Interest Rate Strategy.
     ----------------------

     Rome Savings seeks to maintain an acceptable balance between maximizing yield potential and limiting exposure to changing interest rates. To reduce the risk that our earnings will be hurt if interest rates change we:
     (1) limit our fixed rate one- to four-family mortgage loans that we retain in our loan portfolio to 20 years or less; (2) as of May 1999, began originating 30 year fixed rate mortgages to be sold into the secondary market; (3) emphasize investments with short- and intermediate-term maturities of less than ten years; and (4) make commercial loans tied to the prime rate.

Reasons for the Reorganization

     Conversion of Rome Savings to a capital stock savings bank and its acquisition by Rome Bancorp will permit Rome Bancorp to issue common stock, which is a source of capital not available to mutual savings banks. The proceeds from the sale of common stock of Rome Bancorp will provide Rome Savings with new capital, which will support future deposit growth and expanded operations. The ability of Rome Bancorp to sell additional common stock also will enable Rome Bancorp and Rome Savings to increase their capital in response to any future regulatory capital requirement levels. While Rome Savings currently exceeds all regulatory capital requirements, the sale of common stock in connection with the reorganization will assist Rome Savings with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.

     Rome Savings' mutual form of ownership will be preserved in Rome, MHC. Rome, MHC, as a mutual savings bank holding company, will own at least 51% of the common stock of Rome Bancorp as long as Rome, MHC remains in existence. The reorganization will allow Rome Savings to achieve certain benefits of a stock company without a loss of control that is possible in a full savings institution conversion from mutual to stock form.

     In addition, since Rome Savings competes with local and regional banks not only for customers, but also for employees, we believe that the ability of Rome Bancorp to issue common stock will also afford us the opportunity to attract and retain management and employees through various stock benefit plans, including incentive stock option plans, stock award plans and employee stock ownership plans.

     After considering the advantages and disadvantages of the reorganization, as well as applicable fiduciary duties, the Board of Trustees of Rome Savings unanimously approved the reorganization as being in the best interests of Rome Savings, its depositors and the communities it serves.

Terms of the Offering and Marketing Arrangements

     We are offering between 1,569,464 and 2,123,393 shares of common stock of Rome Bancorp to the public. The number of shares we sell in the offering may increase by up to 15% to 2,441,902 shares as a result of changes in financial markets. If we increase the number of shares we issue by up to 15%, you will not have the opportunity to change or cancel your stock order. The offering price is $7.00 per share. Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in selling our stock.

Persons Who Can Order Stock in the Offering

     We are offering the shares of common stock of Rome Bancorp in what we call a "subscription offering" in the order of priority listed below:

     (1) Depositors with accounts at Rome Savings with total balances of at least $100 on December 31, 1997;

     (2) Our employee stock ownership plan, which will provide retirement benefits to our employees; and

     (3) Depositors with accounts at Rome Savings with total balances of at least $100 on June 30, 1999;

     The shares of common stock not purchased in the subscription offering will be offered in what we call a "community offering" in the order of priority listed below:

     (1) Employees and depositors with accounts at Rome Savings opened after June 30, 1999;

     (2)  Residents of Oneida County, New York; and

     (3)  Other members of the public to whom we deliver a prospectus.

We may offer shares of common stock not purchased in either the subscription offering or community offering to the public through a selling group of brokers on a best efforts basis or in an underwritten public offering.

How We Determined the Offering Range and the $7.00 Price Per Share

     The offering range is based on an independent appraisal of Rome Savings by RP Financial, LC., an appraisal firm experienced in appraisals of savings institutions. RP Financial has estimated that our market value at May 28, 1999, was between $23.4 million and $31.6 million. This results in an offering of between 1,569,464 and 2,123,393 shares of stock at an offering price of $7.00 per share because we are only offering 47% of our stock to the public. RP Financial's estimate of our market value was based in part upon our financial condition and results of operations and the effect of the additional capital raised in this offering. RP Financial will update the independent appraisal before we complete our reorganization.

     Two of the factors that RP Financial considered in determining our market value were the price-to-book ratio and the price-to-earnings ratio or P/E ratio. The price-to-book ratio represents the price per share of stock divided by its book value per share. The price-to-earnings ratio represents the price per share of stock dividend by net income. After completion of the reorganization, each share of Rome Bancorp common stock, including the shares we issue to Rome, MHC, will have a book value of $9.12, assuming we sell 2,123,393 shares. This means that the price you pay for each share in this offering will be 76.75% of the book value.


     The P/E ratio represents the price per share of stock divided by earnings or net income per share assuming investment of the proceeds. In our case, at March 31, 1999, our P/E ratio would have been 15.91x, assuming we sell 2,123,393 shares of stock.

Limits on Your Purchase of the Common Stock

     Your orders for common stock will be limited in the following ways:

     (1)  the minimum order is 25 shares;

     (2) in the subscription offering, the maximum amount that an individual with his or her associates may purchase is $150,000;

     (3) in the community offering, the maximum amount that an individual with his or her associates may purchase is $150,000;

     (4) the total amount that an individual with his or her associates may purchase is $150,000; and

     (5) if we receive orders for a greater number of shares than we are offering, then we will allocate the shares that we issue as described in "The Reorganization and The Offering--Limitations on Common Stock Purchases;" this may result in your receiving a smaller number of shares than you ordered.


For additional information on these purchase limitations see "The Reorganization and The Offering -- Limitations on Common Stock Purchases."

How You May Pay for Your Shares

     In the subscription offering and the community offering you may only pay for your shares by:

     (1)  personal check, official bank check or money order; or

     (2) authorizing us to withdraw money from your deposit accounts maintained with Rome Savings.

We will not accept wire transfers for payment of shares. We also cannot lend funds to anyone for the purpose of purchasing shares.

You May Not Sell or Transfer Your Subscription Rights

     If you order stock in the subscription offering, you must state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your rights. We intend to take legal action against you if you sell or give away your subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights.

Deadline for Orders of Common Stock

     If you wish to purchase shares, you must submit, by mail, overnight courier or by hand delivering to any of our offices, a properly completed stock order form and certification, together with payment for the shares by 5:30 p.m.,
Eastern time, on [             ], 1999, unless we extend this deadline.

Termination of the Offering

     The subscription offering will terminate at 5:30 p.m., Eastern time, on
[    ], 1999. We expect that the community offering will terminate at the same
time, but we may extend the date without notice to you, until [    ], 1999,
unless regulators approve a later date. If the subscription offering or a community offering is extended beyond [ ], 1999, we will be required to resolicit the approval of our depositors before proceeding with the offering.

Steps We Can Take If We Do Not Receive Orders for the Minimum Number of
Shares

     If we do not receive orders for at least 1,569,464 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range without resoliciting subscriptions from our depositors. More specifically, we may increase the $150,000 purchase limitations to a maximum of 5% of the shares offered for sale in the offering, exclusive of an increase in the total number of shares issued due to an increase in the offering range of up to 15% (or up to 106,169 shares). In addition, we may seek regulatory approval
to extend the offering for up to 90 days beyond the [        ], 1999 expiration
date, provided that any such extension beyond the [     ], 1999 expiration date
will require a resolicitation of the subscriptions of our depositors. See "Limitations on Common Stock Purchases."

Market for the Common Stock

     We expect the common stock to trade on the Nasdaq Stock Market under the symbol "ROME." Sandler O'Neill intends to make a market in the common stock but it is under no obligation to do so.

How We Intend to Use the Proceeds We Raise from the Offering

     Assuming we sell 2,123,393 shares in the subscription offering, we intend to distribute the net proceeds from the offering as follows:

     .    $6.9 million will be contributed to Rome Savings;

     . $1.2 million will be loaned to the employee stock ownership plan of Rome Savings to fund its purchase of common stock; and

     .    $5.7 million will be retained by Rome Bancorp;

     Rome Bancorp may use the net proceeds retained from the offering as a possible source of funds to pay dividends to stockholders, to repurchase common stock, to finance the possible acquisition of other financial institutions and other businesses that are related to banking, to invest in securities or for other general corporate purposes. Rome Savings may use the proceeds it receives to fund new loans, to purchase mortgage-backed securities and investment securities or for general corporate purposes, including the possible establishment or acquisition of branch offices.

We Intend to Contribute Cash and Stock to a New Charitable Foundation

     We intend to establish a charitable foundation, The Rome Savings Bank Foundation, as part of our reorganization and offering to further our commitment to the local community. We will fund the foundation with $100,000 in cash and 2.0% of shares of our common stock issued in the reorganization. At the minimum, midpoint and maximum of the estimated price range, the contribution to the foundation would equal 66,786, 78,571 and 90,357 shares, which would have a market value of $467,502, $549,997 and $632,499, respectively, assuming the purchase price of $7.00 per share. In comparison, we made $151,585 and $192,022 in charitable contributions in 1998 and 1997, respectively. We plan for the foundation to support charitable causes in our primary market area. The amount of common stock sold to the public upon the establishment of the foundation will be less than if we completed the offering without the foundation. See "Risk Factors - The establishment of The Rome Savings Bank Foundation will reduce our earnings" for a further discussion of the financial impact of the foundation.

Our Policy Regarding Dividends

     We will consider paying a cash dividend on the common stock in the future. We have not made any decisions relating to the amount or timing of any dividends, if we decide to pay dividends. Our ability to pay dividends depends on a number of factors including:

     .    the amount of net proceeds we receive in the offering;
     .    investment opportunities available to Rome Savings or Rome Bancorp;
     .    Rome Savings' capital requirements;
     .    our financial results;
     .    tax considerations; and
     .    general economic conditions.

     We do not guarantee that we will pay dividends, or that we will not reduce or eliminate dividends in the future.

Our Directors, Officers and Employees Will Have Additional Compensation and Benefit Programs After the Reorganization

     We are adding new benefit plans for our officers and employees at no cost to them:

     . Employee Stock Ownership Plan. This plan will cover most of our salaried employees. We will lend it money to buy up to 8% of the shares we sell in the offering. It will buy them either in the offering or in the open market. The plan will distribute the stock to employees over a ten-year period as additional compensation for their services.

     .    Benefit Restoration Plan.   This plan will provide Charles M. Sprock,
          Chairman, President & Chief Executive Officer additional benefits if the tax laws limit his benefits or if he retires before the distribution of all stock under the employee stock ownership plan.

     We are also adding the following termination pay arrangement:

     . Employment Agreement. We are entering into an employment agreement with Mr. Sprock. If we discharge him without cause, or if he resigns because we do not meet our obligations under this agreement, we must make a termination payment.

     We also plan to add the following stock-based benefit plans for our directors, officers and employees:

     . Stock Option Plan. Under this plan, we may grant our officers, directors and employees options to purchase up to 10% of our common stock sold in the offering, including shares issued to the foundation at a price that is set on the date we grant the option. The price that we set cannot be less than our stock's current trading price when we grant the options, so the options will have value only if our stock price increases. Recipients of options will have up to ten years to exercise their options.

     . Management Recognition Plan. This plan will allow selected officers, directors and employees to receive up to 3% of our common stock sold in the offering, including shares issued to the foundation, without making any cash payment, if they work for us until the end of a specified service period.

Assuming we sell 2,123,393 shares, we expect to ask our stockholders for approval to grant options to purchase up to 212,339 of our shares and make stock grants under a management recognition plan of up to 63,701 shares under the plans described above. We will not implement a stock option plan or management recognition plan unless our stockholders approve them. We do not expect to ask our stockholders to approve these plans until at least six months after we complete the offering. We expect to obtain the shares we would need for these plans through stock repurchases. Our ability to engage in stock repurchases may be restricted by federal and state banking regulators. More specifically, we must give written notice to the Federal Reserve Bank of New York before repurchasing our common stock if the dollar amount of the repurchase, together with the dollar amounts of repurchases paid by us during the preceding twelve months, is equal to 10% or more of our consolidated net worth, unless we are well-capitalized before and immediately after the repurchase. In addition, New York Banking regulations prohibit us from repurchasing our common stock in the first year following our reorganization, unless we receive the prior approval of the Superintendent. We must also receive the approval of the Superintendent to repurchase more than 5% of our outstanding stock during any 12-month period during the second and third years following the reorganization.

     The following table presents the dollar value of the shares that we expect to grant under the employee stock ownership plan and the contemplated management recognition plan and of those to be granted under the stock option plan, and the percentage of Rome Bancorp's outstanding common stock that will be represented by these shares. We based the value of the shares for the employee stock ownership plan and management recognition plan on a price of $7.00 per share and the issuance of 2,123,393 shares of common stock.

                                                      Percentage of
                                      Value of      common stock sold
          Benefit plan             shares granted   in the offering
---------------------------------  --------------   -----------------
                                               (In thousands)
Employee stock ownership plan....    $1,189               8%
Management recognition plan......       595               4%
Stock option plan................         -              10%
                                     ------              --
                                     $1,635              21%
                                     ======              ==

Possible Conversion of Rome, MHC to Stock Form

     In the future, Rome, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." If Rome, MHC were to undertake a second-step conversion, Rome Bancorp's public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. This percentage would be adjusted to reflect the assets owned by Rome, MHC and any dividends waived by Rome, MHC.
The board of trustees has no current plan to undertake a "second-step conversion transaction." For a description of this possible second-step conversion, see "The Reorganization and The Offering -- Possible Conversion of Rome, MHC to Stock Form."

How You May Obtain Additional Information Regarding the Offering

     If you have any questions regarding the offering or the reorganization,
please call the Conversion Center at (315) [          ].

                                 RISK FACTORS

-------------------------------------------------------------------------------
   You should consider carefully the following risk factors before deciding whether to invest in our common stock.
-------------------------------------------------------------------------------


Changes in interest rates may hurt our profits.

     To be profitable, we have to earn more money in interest and fees than we pay as interest and other expenses. Of our residential mortgage loans, 72.6% have interest rates that are fixed for the term of the loan. We primarily originate loans with terms of up to 15 or 20 years, while our deposit accounts consist of time deposit accounts with remaining terms to maturity of less than one year, as well as demand deposits such as NOW and passbook accounts. We have also recently begun to originate 30 year mortgages for sale to the secondary market. If interest rates rise, the amount of interest we pay on deposits is likely to increase more quickly than the amount of interest we receive on our loans, mortgage-backed securities and investment securities. This could cause our profits to decrease. Rising interest rates may also reduce the value of our mortgage-backed securities and investment securities. If interest rates fall, many borrowers may refinance more quickly, and interest rates on interest earning assets could fall, and perhaps lower the interest rates on our liabilities. This could also cause our profits to decrease. For additional information on our exposure to interest rates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk."


Low demand for mortgage, commercial and consumer loans may lower our profitability.

     Making loans is our primary business and primary source of profits. In the past, our loan demand has decreased due to economic conditions in our primary market area. If customer demand for loans decreases, our profits may decrease because our alternative investments earn less revenue for us than residential, commercial and consumer loans. Customer demand for loans could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values, an increase in interest rates or increased competition from other institutions.


After the reorganization our return on average equity will be low compared to other publicly traded companies. This could hurt the price of our common stock.

     We will not be able to deploy the increased capital from this offering immediately. Our ability to profitably leverage our new capital will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short term investments which generally have lower yields than residential mortgage loans. This will reduce our return on average equity to a level that will be lower than our historical ratios. For 1998, our return on average equity was 5.34%. Until we can leverage our increased capital and grow interest-earning assets, we expect our return on equity to be below the industry average, which may negatively impact the value of your stock.

Our stock price may fall below $7.00 following the offering like other recent mutual holding company offerings.

     Publicly traded stocks like ours may experience price fluctuations following a public offering. These price fluctuations may be unrelated to the operating performance of a particular company whose shares are traded. In several cases, common stock issued by recently converted mutual holding companies has traded below its initial public offering price. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After our shares begin trading, our trading price will be determined by the marketplace, and may be influenced by many factors, including:

 .    prevailing interest rates;
 .    investor perceptions of Rome Bancorp; and
 .    general industry and economic conditions.

     Due to the risk factors discussed in this section, as well as other factors, we cannot assure you that following our reorganization to mutual holding company form that the trading price of our common stock will be at or above the $7.00 per share initial offering price.

Our local economy may affect our future growth possibilities.

     Our market area is principally Oneida County, New York. In recent years, the local economy has been recovering from the loss of certain key employers, such as Griffiss Air Force Base in Rome and Martin Marietta in Utica. While we expect the Oneida County economy to improve over the next several years, if the local economy does not improve, it may have an impact on our ability to be profitable.

Strong competition within our market area may reduce our customer base.

     Competition in the banking and financial services industry is intense. We have competed for customers by offering excellent service and competitive rates on our loans and deposit products. We compete with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Some of these competitors have greater resources than we do and may offer services that we do not provide. For example, although we now offer banking services via telephone through our new Telebanker product and plan to offer PC banking by the end of the year, we do not provide insurance products, trust or investment services, or a wide variety of uninsured products. Customers who seek "one stop shopping" may be drawn to institutions who provide such services. Our profitability depends upon our continued ability to successfully compete in our market area.

The implementation of stock-based benefits will increase our future compensation expense and reduce our earnings.

     We intend to adopt a stock option plan which will provide for the granting of options to purchase common stock, to adopt a management recognition plan that will provide for awards of common stock to our eligible officers, employees and directors and to have an employee stock ownership plan which will purchase shares in the reorganization. The Management Recognition Plan and the ESOP will increase our future costs of compensating our directors and employees. The cost of these plans will vary based on our stock price.


Consumer, commercial business and commercial real estate lending increase lending risk because of the geographic concentration of such loans and the higher risk, that the loans will not be repaid.

     We originate consumer, commercial real estate and commercial business loans both inside and outside our primary market area. As of March 31, 1999, 87.3% of our lending portfolio consisted of loans located in Oneida County. These types of loans generally expose a lender to greater credit risk than loans secured by one-to-four family real estate. These loans have higher risks than loans secured by residential real estate because:

          . Consumer Loans. Consumer loans (such as car loans) are collateralized with assets that may not provide an adequate source of payment of the loan due to depreciation, damage or loss;

          . Commercial Real Estate Loans. Repayment of the loan is dependent on income being generated in amounts sufficient to cover operating expenses and debt service;

          . Commercial Business Loans. Repayment is generally dependent upon the successful operation of the borrower's business.

     In addition, at March 31, 1999, 12.7% of our lending portfolio consisted of loans located in the greater New York City metropolitan area. While those loans were performing in accordance with their terms at March 31, 1999, no assurance can be made that the New York City economy will continue at current levels or that such loans will continue to perform in accordance with their terms in the future.


We have broad discretion in allocating the proceeds of the offering. Our failure to effectively apply such proceeds could hurt our profits.

     We intend to contribute approximately $6.9 million of the $13.9 million in net proceeds (assuming the sale of 2,123,393 shares in the offering) to Rome Savings which will use the proceeds to fund new loans, purchase investment securities and finance the possible establishment or acquisition of branch offices. In addition, we will retain approximately $5.7 million of the net proceeds to pay dividends to stockholders, repurchase shares of common stock issued in the offering (subject to any required regulatory approvals), purchase investment securities and finance the possible acquisition of financial institutions or other businesses that are related to banking. We have not, however, allocated specific amounts of proceeds for these purposes and we will have significant flexibility in determining the amounts of net proceeds we apply to different uses and the timing of such applications. Our failure to apply these funds effectively could hurt our profits.

The year 2000 issue could hurt our operations and our profits and could lower the value of your stock.

     We rely upon computers to conduct our daily business. Failure of any of our computer systems, those of the parties we do business with or the public infrastructure, including the electric and telephone companies, to process transactions after January 1, 2000, may disrupt our ability to do routine business and to service our customers. For example, we may not be able to process withdrawals or deposits, prepare account statements or engage in any of the transactions that constitute our normal operations. This could hurt our profits. For additional information regarding the year 2000 issue, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Issues for the Year 2000."


Because Rome, MHC will own a majority of Rome Bancorp's common stock, Rome, MHC may prevent transactions you would like.

     Rome, MHC will own a majority of Rome Bancorp's common stock after the reorganization. The same trustees and officers who manage Rome Savings will manage Rome, MHC. The board of trustees of Rome, MHC will control the outcome of most matters put to a vote of stockholders of Rome Bancorp. We cannot assure you that the votes cast by Rome, MHC will be in your personal best interests as a stockholder. For more information regarding your lack of voting control over Rome Bancorp, see "Rome, MHC" and "Restrictions on Acquisition of Rome Bancorp and Rome Savings Bank."


The establishment of The Rome Savings Bank Foundation will reduce our earnings.

     Rome Bancorp intends to contribute to the foundation shares of its common stock equal to 2.0% of the shares issued in the reorganization, plus $100,000. This contribution will be a significant expense to Rome Bancorp and will negatively affect our operating results and earnings for the year ending December 31, 1999. The contribution to the foundation will reduce your ownership in Rome Bancorp since fewer shares will be available for the public to purchase in the offering.


Forward Looking Statements

     This prospectus contains certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

 SELECTED FINANCIAL AND OTHER DATA

     The selected data presented below under the captions "Selected Financial Condition Data" and "Selected Operating Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1998, are derived from the audited consolidated financial statements of The Rome Savings Bank and subsidiaries. The consolidated financial statements as of December 31, 1998 and 1997 and for the years then ended are included elsewhere in this Prospectus.
The selected data presented below as of March 31, 1999 and for the three-month periods ended March 31, 1999 and 1998 are derived from the unaudited consolidated financial statements of The Rome Savings Bank and subsidiaries included elsewhere in this Prospectus. Results for the three-month period ended March 31, 1999 do not necessarily indicate the results that may be expected for the year ending December 31, 1999.


                                        At March 31,                        At December 31,
                                        ------------------------------------------------------------------------
                                           1999         1998        1997        1996         1995        1994
                                        ---------    ---------   ---------   ----------   ---------   ----------
                                                                     (In thousands)
Selected Financial Condition Data:
   Total assets.......................      $224,279    $225,273    $214,356    $212,046    $214,823    $204,626
   Loans, net.........................       134,954     134,848     130,975     137,285     139,347     138,123
   Securities.........................        54,276      56,508      56,628      48,324      45,406      39,810
   Total cash and cash equivalents....        26,129      25,214      17,299      16,692      20,065      16,848
   Other Assets.......................         2,895       2,874       2,487       2,668       2,588       2,553
   Total deposits.....................       191,926     189,130     184,496     184,579     188,358     180,458
   Total equity.......................        28,939      28,662      26,794      24,886      24,133      22,009
   Allowance for loan losses..........         1,898       1,956       1,742       1,708       1,645       1,579
   Non-performing loans...............           575         931       1,474       3,252       3,583       2,592
   Non-performing assets..............           842       1,224       3,100       4,702       5,153       4,975


                                                                 For the three Months ended
                                                                          March 31,
                                                           -------------------------------------
                                                              1999                       1998
                                                           ---------                   ---------
                                                                      (In thousands)

Selected Operating Data:
   Interest income..............................              $3,730                    $3,807
   Interest expense.............................               1,733                     1,781
                                                              ------                    ------
   Net interest income..........................               1,997                     2,026
   Provision for loan losses....................                   0                        75
                                                              ------                    ------
   Net interest income after provision
      for loan losses...........................               1,997                     1,951
   Non-interest income:
   Service charges and other income.............                 254                       197
   Net gain (loss) on sale of securities........                   0                       139
                                                              ------                    ------
   Total noninterest income.....................                 254                       336
   Total noninterest expense....................               1,688                     1,481
                                                              ------                    ------
   Income before income taxes...................                 563                       806
   Income taxes.................................                 174                       325
                                                              ------                    ------
   Income before cumulative effect of a change
     in accounting principles net of tax........                 389                       481
   Cumulative effect of a change in
     accounting principles net of tax...........                   0                         0
                                                              ------                    ------
   Net income...................................              $  389                    $  481
                                                              ======                    ======

                                                                          For the Year Ended December 31,
                                                       --------------------------------------------------------------------
                                                         1998            1997          1996           1995          1994
                                                       ---------      ---------      ---------      ---------     ---------
                                                                                 (In thousands)
Selected Operating Data:
   Interest income................................      $15,511        $15,542        $15,629        $15,660        $14,959
   Interest expense...............................        7,203          7,311          7,487          7,148          6,061
                                                        -------        -------        -------        -------        -------
   Net interest income............................        8,308          8,231          8,142          8,512          8,898
   Provision for loan losses......................          390            360          1,850            767            300
                                                        -------        -------        -------        -------        -------
   Net interest income after provision
      for loan losses.............................        7,918          7,871          6,292          7,745          8,598
   Non-interest income:
   Service charges and other income...............          768            936          1,179            867          1,835
   Net gain (loss) on sale of securities..........          314            157            410           (107)           (12)
                                                        -------        -------        -------        -------        -------
   Total noninterest income.......................        1,082          1,093          1,589            760          1,823
   Total noninterest expense......................        6,622          6,430          6,140          6,599          6,388
                                                        -------        -------        -------        -------        -------
   Income before income taxes.....................        2,378          2,534          1,741          1,906          4,033
   Income taxes...................................          853            996            735            689          1,605
                                                        -------        -------        -------        -------        -------
   Income before cumulative effect of a
     change in accounting principles net of tax...        1,525          1,538          1,006          1,217          2,428
   Cumulative effect of a change in
     accounting principles net of tax.............            0              0              0              0           (764)
                                                        -------        -------        -------        -------        -------
   Net income.....................................      $ 1,525        $ 1,538        $ 1,006        $ 1,217        $ 1,664
                                                        =======        =======        =======        =======        =======

                                                                                At or for the Three
                                                                               Months Ended March 31,
                                                                          -------------------------------
Selected Financial Ratios and Other Data:                                  1999                    1998
                                                                          -------                 -------
Performance Ratios:
Return on average assets........................................            0.71%                  0.91%
Return on average equity........................................            5.45%                  7.01%
Net interest rate spread (1)....................................            3.31%                  3.47%
Net interest margin (2).........................................            4.08%                  4.13%
Non-interest expense to average assets..........................            3.08%                  2.80%
Efficiency ratio (3)............................................           74.99%                 66.62%
Average interest-earning assets to average
 interest-bearing liabilities...................................          122.53%                118.46%

Capital Ratios:
Average equity to average assets................................           13.00%                 12.95%
Equity to assets................................................           12.90%                 12.59%

Regulatory Capital Ratios:
Leverage capital................................................           12.77%                 12.54%
Total risk-based capital........................................           22.95%                 22.92%

Asset Quality Ratios:
Non-performing loans to total loans.............................            0.42%                  1.12%
Non-performing assets to total assets...........................            0.38%                  1.40%
Allowance for loan losses to non-performing
 loans..........................................................          330.09%                123.02%
Allowance for loan losses to total loans........................            1.39%                  1.38%

Other Data:
Number of deposit accounts......................................          33,483                 32,767
Branches........................................................               4                      4

                                                                                         At or For the
                                                                                   Years Ended December 31,
                                                                    -------------------------------------------------
Selected Financial Ratios and Other Data:                             1998       1997     1996      1995      1994
                                                                     -------   -------   -------   -------   -------
Performance Ratios:
Return on average assets.................................              0.70%      0.71%     0.47%     0.58%     0.82%
Return on average equity.................................              5.34%      5.79%     3.99%     5.26%     7.64%
Net interest rate spread (1).............................              3.47%      3.52%     3.53%     3.89%     4.33%
Net interest margin (2)..................................              4.19%      4.13%     4.10%     4.42%     4.72%
Non-interest expense to average assets...................              3.04%      2.99%     2.85%     3.17%     3.13%
Efficiency ratio (3).....................................             72.96%     70.14%    65.87%    70.36%    59.52%
Average interest-earning assets to average
 interest-bearing liabilities............................            120.15%    116.83%   115.03%   114.51%   112.37%

Capital Ratios:
Average equity to average assets.........................             13.09%     12.34%    11.70%    11.11%    10.68%
Equity to assets.........................................             12.72%     12.50%    11.74%    11.23%    10.76%

Regulatory Capital Ratios:
Leverage capital.........................................             12.73%     12.33%    11.68%    11.19%    11.21%
Total risk-based capital.................................             22.80%     22.20%    21.20%    21.40%    20.44%

Asset Quality Ratios:
Non-performing loans to total loans......................              0.68%      1.11%     2.34%     2.54%     1.86%
Non-performing assets to total assets....................              0.54%      1.45%     2.22%     2.40%     2.43%
Allowance for loan losses to non-performing
 loans...................................................            210.32%    118.18%    52.52%    45.91%    60.92%
Allowance for loan losses to total loans.................              1.43%      1.31%     1.23%     1.17%     1.13%

Other Data:
Number of deposit accounts...............................            34,693      34,003    34,218    34,536    34,434
Branches.................................................                 4           4         3         3         3

---------------

(1) We determined this number by subtracting the weighted average cost of average interest-bearing liabilities from the weighted average yield on average interest-earning assets.

(2) We determined this ratio by dividing net interest income, after giving effect to the reduction in state and federal income taxes from the municipal securities, by average interest-earning assets.

(3) We determined this ratio by dividing total non-interest expense by the sum of net interest income and total non-interest income (adjusted to exclude net gains on securities transactions).

                              RECENT DEVELOPMENTS

     The summary information presented below under "Selected Financial Condition Data," "Selected Operating Data" and "Selected Financial Ratios and Other Data" at or for each of the three and six months ended June 30, 1999 and 1998 are derived from the unaudited consolidated financial statements of The Rome Savings Bank and subsidiaries. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for the unaudited periods presented have been included. The results of operations and other data presented for the three and six months ended June 30, 1999 do not necessarily indicate the results that may be expected for the year ending December 31, 1999.

                                                            At June 30,       June 31,
                                                               1999             1998
                                                          --------------   --------------
                                                               (In thousands)
Selected Financial Condition Data:
Total assets.........................................           224,818         225,273
Loans, net...........................................           136,081         134,848
Securities...........................................            56,126          56,508
Total cash and cash equivalents......................            23,396          25,214
Other Assets.........................................             3,515           2,874
Total deposits.......................................           192,256         189,130
Total equity.........................................            28,990          28,662
Allowance for loan losses............................             1,893           1,956
Non-performing loans.................................               824             931
Non-performing assets................................             1,048           1,224

                                             For the three months ended         For the six months ended
                                                      June 30                            June 30
                                           ------------------------------    ------------------------------
                                                1999             1998              1999           1998
                                           ---------------  -------------    ---------------  -------------
                                                                     (In thousands)
Selected Operating Date:
Interest income                                  3,699          3,846              7,429          7,653
Interest expense                                 1,727          1,803              3,460          3,584
                                                 -----          -----              -----          -----
Net interest income                              1,972          2,043              3,969          4,069
Provision for loan losses                            0             75                  0            150
                                                 -----          -----              -----          -----
Net interest income after provision              1,972          1,968              3,969          3,919
   for loan losses
Non-interest income:
    Service charges and other income               197            174                451            371
    Net gain on sale of securities                 265              0                265            139
                                                 -----          -----              -----          -----
Total noninterest income                           462            174                716            510
Total noninterest expense                        1,623          1,588              3,311          3,069
Income before income taxes                         811            554              1,374          1,360
Income taxes                                       279            215                453            540
                                                 -----          -----              -----          -----
Net Income                                         532            339                921            820
                                                 =====          =====              =====          =====

                                                  At or for the three months         At or for the six months
                                                         ended June 30,                   ended June 30,
                                                      1999           1998               1999          1998
                                                  -----------    -----------        -----------    -----------
Selected Financial Ratios and Other
   Data:
Performance Ratios:
Return on average assets....................           0.96%           0.62%              0.83%         0.76%
Return on average equity....................           7.39%           4.89%              6.42%         6.02%
Net interest rate spread(1).................           3.25%           3.38%              3.28%         3.42%
Net interest margin(2)......................           3.99%           4.09%              4.03%         4.11%
Non-interest expense to average assets......           2.91%           2.92%              2.99%         2.86%
Efficiency Ratio(3).........................          74.78%          71.66%             74.91%        69.12%
Average interest earning assets
 to average interest-bearing liabilities....            122%            120%               122%          119%

Equity Ratios:
Average equity to average assets............          12.93%          12.75%             12.96%        12.69%
Equity to total assets at end of period.....          12.89%          12.55%             12.89%        12.55%

regulatory Capital Ratios:
Core capital (Tier 1 capital)...............          12.92%          12.48%             12.92%        12.48%
Total Risk-based capital....................          22.24%          23.07%             22.03%        23.08%

Asset Quality Ratios:
Nonperforming loans to total loans..........           0.60%           0.87%              0.60%         0.87%
Nonperforming assets to total assets........           0.47%           1.24%              0.47%         1.24%
Allowance for loan losses to
 total loans................................           1.37%           1.36%              1.37%         1.36%
Allowance for loan losses to
 non-performing loans.......................            230%            156%               230%          156%

Other Data:
Number of:
Deposit accounts............................         33,496          32,700             33,496        32,700
Full service branches.......................              4               4                  4             4

__________________
(1) We determined this number by subtracting the weighted average cost of average interest-bearing liabilities from the weighted average yield on average interest-earning assets.

(2) We determined this ratio by dividing net interest income, after giving effect to the reduction in state and federal income taxes from the municipal securities, by average interest-earning assets.

(3) We determined this ratio by dividing total non-interest expense by the sum of net interest income and total non-interest income (adjusted to exclude net gains on securities transactions).

                                      19A

Comparison of Financial Condition at June 30, 1999 and December 31, 1998:


     Total assets decreased by $455,000, or .2%, to $224.8 million at June 30, 1999, from $225.3 million at December 31, 1998. The decrease reflects an increase in net loans offset by a corresponding decrease in cash and cash equivalents and a decrease in securities.

     While total assets decreased over the six month period, net loans increased $1.2 million or .9% to $136.1 million at June 30, 1999 versus $134.8 million at December 31, 1998. Most of this growth occurred in the consumer loan portfolio which increased by $716,000 or 3.0% to $24.6 million.

     Securities decreased $380,000 to $56.1 million at June 30, 1999 versus $56.5 million at December 31, 1998. Federal funds sold and other interest bearing deposits decreased $3.3 million or 17.4% to $15.8 million from $19.1 million at December 31, 1998.

     Total deposits increased $3.1 million to $192.3 million versus $189.1 million at December 31, 1999. Savings accounts increased by $3.4 million or 4.4% to $79.3 million. Money market accounts increased by $1.7 million or 31% reaching $7.1 million at June 30. These increases in deposits were partially offset by a $1.8 million or 2.2% decrease in time deposits to $82.9 million.

     Total equity increased $328,000 or 1.1% to $29.0 million from $28.7 million at December 31, 1998 as a result of earnings of $921,000 for the six months ended June 30, 1999, which was partially offset by a $594,000 decrease in the unrealized gain in our available for sale securities for the six month period.

Comparison of Operating Results for the Three Months Ended June 30, 1999 and June 30, 1998:

General

     Net income for the three months ended June 30, 1999 was $532,000 which was an increase of $193,000 or 56.9% from $339,000 for the three months ended June 30, 1998.

Interest Income

     Total interest income decreased $147,000 or 3.8% to $3.7 million for the three months ended June 30, 1999 from $3.8 million for the three months ended June 30, 1998. Total interest income decreased only $72,000 or 1.9% to $3.8 million from $3.9 million for the three months ended June 30, 1998 after giving effect to the reduction of state and federal income taxes from municipal securities. The decrease in interest income occurred as the yield on our earning assets fell to 7.32% for the three months ended June 30, 1999 from 7.67% for the three months ended June 30, 1998. The decline in yield applied to all three categories of earning assets (i.e. loans, investments securities, and federal funds sold and interest bearing deposits). The reduction in interest income from the decline in yield was partially offset by a $5.9 million or 2.9% increase in average earning assets to $208.0 million for the three months ended June 30, 1999 from $202.0 million for the three months ended June 30, 1998.

                                      19B

     The decline in yield on the Bank's earning assets reflected the lower yields prevalent in the national economy for the second quarter of 1999 in comparison to the second quarter of 1998. This resulted in the downward repricing of our interest rate-sensitive assets, as well as placing further pressure on our yield on earning assets created by the refinancing of many of our existing loans.

Interest Expense

     Total interest expense decreased $76,000 or 4.2% to $1.7 million for the three months ended June 30, 1999 in comparison to the same period last year.
The decrease in interest expense was primarily attributable to a decline in the cost of interest bearing liabilities from 4.29% for the three months ended June 30, 1998 to 4.07% for the same three months in 1999. Like earning assets, the decrease in the cost of interest-bearing liabilities reflected the overall lower interest rate environment that prevailed in the second quarter of 1999 in comparison to the second quarter of 1998. The decrease in the cost of interest-bearing liabilities was partially offset by a $1.8 million increase in their average balance to $170.3 million for the three months ended June 30, 1999 from $168.5 million for the same period in 1998.

Net Interest Income

     Net interest income for the three months ended June 30, 1999 decreased $71,000 or 3.5% to $2.0 million. Net interest income on a tax equivalent basis for the three months ended June 30, 1999 was essentially unchanged from the prior period at $2.1 million. This occurred despite a 13 basis point decline in our net interest rate spread to 3.25% for the three months ended June 30, 1999 from 3.38% for the three months ended June 30, 1998, because of an increase in the ratio of interest earning assets to interest bearing liabilities during the same period. Net interest margin which represents net interest income divided by average earning assets, declined only 10 basis points from 4.09% for the three months ended June 30, 1998 to 3.99% for the same period in 1999. These declines occurred as the cost of our interest bearing liabilities fell more slowly than that of our interest earning assets during the same period.

Provision for Loan Losses

     The Bank did not make any provision for loan losses in the second quarter of 1999 in comparison to $75,000 for the second quarter of 1998. Management's decision not to add to its loan loss allowance was based on the relatively low levels of non performing loans in comparison to recent years, the relatively high level of the allowance to non-performing loans and total loans at June 30, 1999 and other factors. Management believes the June 30, 1999 allowance for loan losses to be adequate at 1.37% of total loans.

Noninterest Income

     Noninterest income increased $288,000 or 165.5% to $462,000 for the three months ended June 30, 1999 in comparison to $174,000 for the same period in 1998. The increase is due primarily to $265,000 in net gains on sales of securities in the second quarter of 1999 versus none for the second quarter of 1998. The gains were from the sale of a portion of our investment in an institutional mutual fund. Service charges and fees increased $23,000 or 13.2% to $197,000 from $174,000 in the prior year.

                                      19C

Noninterest Expense

     Noninterest expense remained essentially unchanged at $1.6 million for both the three months ended June 30, 1999 and 1998. Salaries and employee benefits increased $104,000 or 13% to $899,000 for the second quarter of 1999 versus $795,000 for the second quarter of 1998. Other non-interest expenses decreased $69,000 primarily as a result of a $67,000 decrease in expenses of real estate owned. This decrease was the result of a decline in the amount of the properties held from $1.6 million as of June 30, 1998 to $224,000 at June 30, 1999.

Income Taxes

     Income tax expense increased $64,000 to $279,000 for the three months ended June 30, 1999 in comparison to the same period last year. This increase reflected the higher pretax income for the second quarter of 1999 of $811,000 versus $554,000 for the same period of 1998. It also reflected a decline in our effective tax rate to 34.4% for the second quarter of 1999 versus 38.8% for the second quarter of 1998. The decline in the effective tax rate reflects our decision to invest in nontaxable municipal bonds. Our investment in these securities increased substantially in the second quarter of 1999 versus the second quarter of 1998 as represented by an average balance of $13.6 million in the 1999 period versus only $2.7 million in the same period in 1998.


Comparison of Operating Results for the Six Months Ended June 30, 1999 and June 30, 1998:

     Net income for the six months ended June 30, 1999 totaled $921,000 which was an increase of $101,000 or 12.3%, from $820,000 for the six months ended June 30, 1998.

Interest Income

     Total interest income decreased by $224,000 or 2.9% for the six months ended June 30, 1999 to $7.4 million from $7.7 million for the six months ended June 30, 1998. Total interest income decreased $63,000 to $7.6 million for the six months ended June 30, 1999 after giving effect to the reduction of state and federal income taxes from municipal securities. The yield on earning assets declined 33 basis points to 7.39% for the six months ended June 30, 1999 from 7.72% for the same period in 1998. This increasing yield on earning assets reflected the lower interest rates in the national economy when compared to the prior period.

Interest Expense

     Total interest expense decreased $124,000 or 3.5% to $3.5 million for the six months ended June 30, 1999 compared with $3.6 million for the six months ended June 30, 1998. The decrease in interest expense occurred despite a $1.5 million increase in the average balance of interest-bearing liabilities to $169.6 million from $168.2 million for the year earlier period because of a 19 basis point decline in their cost to 4.11% for the six months ended June 30, 1999 from 4.30% for the same period in 1998. The decline in the cost of interest-bearing liabilities reflected the overall lower interest rate environment that prevailed in 1999 as compared to the same period in 1998.

                                      19D

Net Interest Income

     Net interest income for the six months ended June 30, 1999 was $4.0 million versus $4.1 million for the six months ended June 30, 1998. Net interest income on a tax equivalent basis for the first six months of 1999 was essentially unchanged at $4.1 million. Net interest rate spread decreased 14 basis points from 3.42% for the six months ended June 30, 1999 to 3.28% for the same period in 1998. Net interest margin fell only 8 basis points to 4.03% from 4.11% during the same time periods as a result of an increase in the ratio of average interest earning assets to average interest bearing liabilities from 1.19 times for the first six months of 1998 to 1.22 times for the first six months of 1999.

Provision for Loan Losses

     The Bank did not make any provision for loan losses in the six months ended June 30, 1999 in comparison to $150,000 for the six months ended June 30, 1998. Management's decision not to add to it loan loss allowance was based on the relatively low levels of non-performing loans in comparison to recent years, the relatively high level of the allowance to non-performing loans and total loans at June 30, 1999 and other factors.

Noninterest Income

     Total noninterest income increased $206,000 or 40.4% to $716,000 for the six months ended June 30, 1999 from $510,000 for the six months ended June 30, 1998. This increase was primarily attributable to net gain on the sale of securities of 265,000 for the six months ended June 30, 1999 compared with $139,000 for the same six months in 1998. These gains reflect realized gains on the sale of a portion of our investment in an institutional mutual fund.
Service charges and fees increased $80,000 or 21.6% to $451,000 from $371,000 for the same period in 1998. This increase is attributable to surcharges implemented this year on non-bank customers using our ATM machines.

Noninterest Expense

     Total noninterest expense increased $242,000 or 7.9% to $3.3 million for the six months ended June 30, 1999 from $3.1 million for the six months ended June 30, 1998. Salaries and employee benefits increased $277,000 or 18%. Of this $55,000 was related to a vacation accrual for all employees while $93,000 represented increased pension expense. The higher pension costs were principally related to the final amortization of the transition asset in 1998. The balance of the increase of $129,000 represented routine salary increases as well as increased costs for our post employment benefits other than pensions. Building, occupancy and equipment expenses increased $79,000 or 13.8% principally as a result of higher depreciation charges related to the Bank's acquisition of new computer equipment to replace aging equipment, ensure Year 2000 readiness and improve customer service. All other expenses combined decreased $114,000 primarily as a result of a $114,000 decrease in expenses of real estate owned as a result of the decline in the amount of properties held from $1.6 million as of June 30, 1998 to $224,000 at June 30, 1999.

Income Taxes

     Income tax expense decreased $87,000 to $453,000 for the six months ended June 30, 1999 in comparison with $540,000 for the six months ended June 30, 1998 reflecting a decline in our effective tax rate from 39.7% to 33.0%. The decline in the effective tax rate is primarily the result of management's decision to invest in nontaxable securities.

                                      19E

                             THE ROME SAVINGS BANK

     Rome Savings is a New York-chartered mutual savings bank, chartered in 1851. Rome Savings is the only bank headquartered in Rome, New York. Our deposits are insured by the FDIC. We are examined and regulated by the New York State Department of Banking and the FDIC. Rome Savings Bank's executive offices are located at 100 W. Dominick Street, Rome, New York 13440 and its telephone number is (315) 336-7300.

     Rome Savings is a community and customer oriented retail savings bank offering traditional deposit products, residential real estate mortgage loans and consumer, commercial and commercial real estate loans. Rome Savings operates through 4 full service banking offices -three of which are located in Rome and one in New Hartford, New York. As of June 30, 1998, Rome maintained a 7.4% share of all Oneida County, New York deposits, positioning us as the fifth largest (in total deposits) depository institution in Oneida County. At June 30, 1998, we maintained a 38.7% market share of all reported funds on deposit in the City of Rome, making us the largest depository institution in Rome. At March 31, 1999, we had assets of $224.3 million, deposits of $191.9 million and equity of $28.9 million.

     At March 31, 1999, we had total loans of $136.9 million, of which $65.9 million, or 48.2%, were residential mortgage loans. Of the residential mortgage loans outstanding at that date, 27.4% were adjustable-rate mortgage loans and 72.6% were fixed-rate loans. We retain substantially all of the loans that we originate. For further information on our operations and financial condition, see "Business of Rome Savings Bank."


                              ROME BANCORP, INC.

     Rome Bancorp is a Delaware corporation organized on June 9, 1999. Rome Bancorp has not engaged in any business to date, and, in the future will serve as the holding company of Rome Savings following the reorganization. Rome Bancorp will be registered as a bank holding company with the Federal Reserve Board. A majority of the outstanding shares of Rome Bancorp's common stock will be owned by Rome, MHC. Rome Bancorp's executive offices are located at 100 W. Dominick Street, Rome, New York 13440 and its telephone number is (315) 336-7300.

                                   ROME, MHC

     As part of our reorganization, Rome Savings will organize Rome, MHC as a New York chartered mutual savings bank holding company which will be registered as a bank holding company with the Federal Reserve Board. Persons who had liquidation rights with respect to Rome Savings as of the date of the reorganization will continue to have liquidation rights solely with respect to Rome, MHC. Their liquidation rights in Rome, MHC will exist as long as they maintain a deposit account at Rome Savings. Rome, MHC's executive offices are located at 100 W. Dominick Street, Rome, New York 13440 and its telephone number is (315) 336-7300.

     Rome, MHC's principal assets will be the shares of common stock of Rome Bancorp it receives in the reorganization and approximately $100,000 it receives as its initial capitalization. At the present time, we expect that Rome, MHC will not engage in any business activity other than its investment in a majority of the common stock of Rome Bancorp and the management of any cash dividends received from Rome Bancorp. Federal and state law and regulations require that as long as Rome, MHC is in existence it must own a majority of Rome Bancorp's common stock. Federal and state law, regulations and the plan of reorganization permit Rome, MHC to convert to the stock form of organization. For additional information regarding a stock conversion, see "Regulation of Rome Savings Bank and Rome Bancorp -- Possible Conversion of Rome, MHC to Stock Form."


              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial's appraisal, regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $10.1 million and $13.9 million.

     Rome Bancorp intends to distribute the net proceeds from the offering as follows:

                                                              Number of Shares Sold
                                                       ------------------------------------
                                                        1,569,464    2,123,393    2,441,902
                                                       ----------   ----------   ----------
                                                              (Dollars in thousands)
Offering proceeds...................................   $   10,986   $   14,864   $   17,093
Offering expenses...................................          826          897          938
Cash contribution to foundation.....................          100          100          100
                                                       ----------   ----------   ----------
Net offering proceeds...............................       10,060       13,867       16,055
Less:
   Proceeds contributed to Rome Savings.............        5,080        6,983        8,078
   Proceeds used for loan to employee
     stock ownership plan...........................          879        1,189        1,367
                                                       ----------   ----------   ----------
Proceeds remaining for general corporate purposes      $    4,101   $    5,695   $    6,610
                                                       ==========   ==========   ==========




     The net proceeds may vary because total expenses relating to the reorganization may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering or underwritten public offering are used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering is adjusted to reflect a change in the estimated pro forma market value of Rome Bancorp and Rome Savings. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by Rome Savings but will result in a reduction of Rome Savings' deposits and interest expense as funds are transferred from interest-bearing time deposits or other deposit accounts.

     Rome Bancorp may use the proceeds it retains from the offering:

     (1) to pay dividends to stockholders;

     (2) to repurchase shares of common stock issued in the offering;

     (3) to finance the possible acquisition of financial institutions or other businesses that are related to banking;

     (4) to invest in securities; and

     (5) for general corporate purposes.

     Rome Savings may use the proceeds it receives from the offering:

     (1) to fund new loans;

     (2) to purchase investment securities;

     (3) to finance the possible establishment or acquisition of branch offices; and

     (4) for general corporate purposes.

Our ability to repurchase our common stock may be subject to certain regulatory restrictions. See "Management -- Future Stock Benefit Plans."

                        OUR POLICY REGARDING DIVIDENDS

     We will have the authority to declare dividends on our common stock upon completion of the offering. We intend to consider a policy of paying cash dividends on our common stock. We have not, however, decided when we will declare a dividend or the amount of any dividend. Our board of directors will decide on any future payment of dividends, depending upon our financial condition, results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions that affect the payment of dividends by Rome Savings to Rome Bancorp and any other relevant factors. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

     If Rome Bancorp pays dividends to its stockholders, it will be required to pay dividends to Rome, MHC, unless Rome, MHC elects to waive dividends. We do not currently anticipate that Rome, MHC will waive dividends paid by Rome Bancorp. Any decision to waive dividends will be subject to regulatory approval. See "Regulation of Rome Savings Bank and Rome Bancorp -- Dividend Waivers by Rome, MHC."

     As the principal asset of Rome Bancorp, Rome Savings will provide the principal source of funds for the payment of dividends by Rome Bancorp. New York banking law provides that Rome Savings may pay dividends only out of its net profits. Rome Savings must obtain the approval of the Superintendent of Banks to pay dividends if the total of all dividends declared in any calendar year will exceed net profits for that year combined with the retained earnings of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. Rome Savings may not declare dividends if the effect would cause its capital to be reduced below the amount required by the Superintendent of Banks or the FDIC. See "The Reorganization and The Offering -- Effects of the Reorganization -- Depositors' Rights If We Liquidate; Liquidation Account."

     Rome Bancorp is subject to the requirements of Delaware law which generally limits dividends to an amount equal to the difference between the amount by which total assets exceed total liabilities and the amount equal to the aggregate par value of the outstanding shares of capital stock. If there is no difference between these amounts, dividends are limited to net income for the current and/or immediately preceding year.

     Any payment of dividends by Rome Savings to Rome Bancorp, which would be deemed to be drawn out of Rome Savings' bad debt reserves, would require a payment of taxes at the then-current tax rate by Rome Savings on the amount of earnings deemed to be removed from bad debt reserves for such distribution.
Rome Savings does not intend to make any distribution to Rome Bancorp that would create this type of a tax liability. See "Taxation."


                          MARKET FOR THE COMMON STOCK

     As a new company, Rome Bancorp has not previously issued common stock and there is no established market for it. We expect the common stock to trade under the symbol "ROME" on the Nasdaq Stock Market after the completion of the offering. Sandler O'Neill has advised us that it intends to make a market in the common stock following the reorganization, but is under no obligation to do so. We will seek to encourage and assist additional market makers to make a market in our common stock.

     The development of an active trading market depends on the existence of willing buyers and sellers or any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active and liquid trading market for the common stock will develop or that, if it develops, it will continue, nor can we assure you that if you purchase shares you will be able to sell them at or above $7.00 per share.

                         REGULATORY CAPITAL COMPLIANCE

     At March 31, 1999, we exceeded all regulatory capital requirements. The following table shows our capital computed under generally accepted accounting principles and our compliance with regulatory capital standards at March 31, 1999, on a historical and pro forma basis. We have assumed that the indicated number of shares were sold as of March 31, 1999 and that Rome Savings received 50% of the net proceeds from the offering. For purposes of the table below, the amount expected to be loaned to the ESOP and the cost of the shares expected to be acquired by the management recognition plan are deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to Rome Savings, see "Regulation of Rome Savings Bank and Rome Bancorp -- Federal Banking Regulation - Capital Requirements."

                                                Pro Forma at March 31, 1999  Based Upon the Sale at $7.00 Per Share
                                    ------------------------------------------------------------------------------------------
                                                                     1,569,464 Shares Sold         1,846,429 Shares Sold
                                           Historical at                (Minimum of the               (Midpoint of the
                                          March 31, 1999                     Range)                        Range)
                                    --------------------------   -----------------------------  -----------------------------
                                                     Percent                       Percent                        Percent
                                                       of                             of                             of
                                      Amount        Assets(2)        Amount        Assets(2)        Amount        Assets(2)
                                    -----------   ------------    ------------   -------------  --------------  -------------
GAAP Capital (3)...................  $28,939          12.9%         $32,711          14.3%          $33,449         14.6%
                                     =======          ====          =======          ====           =======         ====
Leverage Capital:
    Capital Level(4)...............  $28,298          12.8          $32,070          14.2           $32,808         14.4
    Requirement(5).................    8,867           4.0            9,053           4.0             9,084          4.0
                                     -------          ----          -------          ----           -------         ----
    Excess.........................  $19,431           8.8%         $23,017          10.2%          $23,719         10.4%
                                     =======          ====          =======          ====           =======         ====

Tier I Risk Based Capital:
    Capital Level(4)(6)............  $28,298          21.5          $32,070          23.8           $32,808         24.3
    Requirement....................    5,272           4.0            5,382           4.0             5,403          4.0
                                     -------          ----          -------          ----           -------         ----
    Excess.........................  $23,026          17.5%         $26,688          19.8%          $27,405         20.3%
                                     =======          ====          =======          ====           =======         ====

Total Risk-Based Capital:
    Capital Level(4)(6)............  $30,257          23.0          $34,063          25.3           $34,808         25.8
    Requirement....................   10,545           8.0           10,764           8.0            10,806          8.0
                                     -------          ----          -------          ----           -------         ----
    Excess.........................   19,712          15.0%          23,299          17.3%           24,002         17.8%
                                     =======          ====          =======          ====           =======         ====

                            Pro Forma at March 31, 1999  Based Upon the Sale at $7.00 Per Share
                            -------------------------------------------------------------------
                                                                  2,441,902 Shares Sold
                                 2,123,393 Shares Sold                (15% Above
                                    Maximum of the                   Maximum of the
                                        Range)                          Range)(1)
                              ---------------------------    ------------------------------
                                              Percent                            Percent
                                                 of                                of
                               Amount         Assets(2)         Amount          Assets(2)
                              ----------     -----------      ----------      -------------
GAAP Capital (3)............   $34,187          14.8%           $35,036           15.1%
                               =======          ====            =======           ====
Leverage Capital:
    Capital Level(4)........   $33,546          14.7            $34,395           15.0
    Requirement(5)..........     9,125           4.0              9,166            4.0
                               -------          ----            -------           ----
    Excess..................   $24,421          10.7%           $25,229           11.0%
                               =======          ====            =======           ====

Tier I Risk Based Capital
    Capital Level(4)(6).....   $33,546          24.7            $34,395           25.3
    Requirement.............     5,424           4.0              5,448            4.0
                               -------          ----            -------           ----
    Excess..................   $28,122          20.7%           $28,947           21.3%
                               =======          ====            =======           ====

Total Risk-Based Capital:
    Capital Level(4)(6).....   $35,553          26.2            $36,409           26.7
    Requirement.............    10,848           8.0             10,896            8.0
                               -------          ----            -------           ----
    Excess..................   $24,705          18.2            $25,513           18.7
                               =======          ====            =======           ====

-----------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Leverage capital levels are shown as a percentage of "adjusted total assets," and risk-based capital levels are shown as a percentage of "risk-weighted assets," each as defined in the FDIC Regulations.
(3) Capital under generally accepted accounting principles (GAAP) includes the net unrealized gain/loss, if any, on available-for-sale securities, which is not recognized as capital under the FDIC capital ratio rules. See "Regulation-Banking Regulation-Capital Requirements."
(4) Pro forma capital levels assume receipt by Rome Savings of 50% of the net proceeds from the shares of common stock sold. These levels assume funding by Rome Savings of the restricted stock plan equal to 3% of the common stock issued, including repayment of Rome Bancorp's loan to the employee stock ownership plan to enable the plan to purchase 8% of the common stock issued.
(5) In order to be classified as "well-capitalized," Rome Savings must, in addition to other requirements, have a Tier I risk-based capital ratio of at least 6.00%, a total risk-based capital ratio of at least 10.00% and a Tier 1 leverage ratio of at least 5.00%. See "Regulation of The Rome Savings Bank and Rome Bancorp-Federal Banking Regulation-Capital Requirements" and "- Enforcement."
(6) Assumes net proceeds are invested in assets that carry risk-weighting equal to the actual risk weighting of Rome Savings' assets as of March 31, 1999.

                                 CAPITALIZATION

     The following table presents the historical deposits and capitalization of Rome Savings at March 31, 1999, and the pro forma consolidated capitalization of Rome Bancorp after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." The number of shares shown includes shares to be sold in the conversion and shares intended to be contributed to be foundation. A change in the number of shares sold in the offering may materially affect the capitalization.

                                                                                 Pro Forma Capitalization at March 31, 1999
                                                                        -----------------------------------------------------------
                                                                          1,569,464     1,846,429     2,123,393        2,441,902
                                                                           Shares         Shares        Shares        Shares (15%
                                                          Actual at       (Minimum       Midpoint      (Maximum      Above Maximum
                                                       March 31, 1999     of Range)     of Range)      of Range)      of Range)(1)
                                                      ----------------  ------------  -------------  -------------  ---------------
                                                                                       (In thousands)
Deposits(2)...........................................    $191,926       $  191,926    $  191,926     $  191,926        $191,926
                                                          ========       ==========    ==========     ==========        ========

Stockholders' equity:
   Preferred stock, $.01 par value, 1,000,000
   shares authorized; none to be issued...............           -                -             -              -               -
   Common stock, $.01 par value, 5,000,000
    shares authorized; to be issued as reflected(3)(4)           -               33            39             45              52
   Additional paid-in capital(4)......................           -           10,594        12,575         14,555          16,830
   Retained earnings(5)...............................      28,298           28,198        28,198         28,198          28,198

Less:
   Expense of Contribution to Foundation..............           -             (567)         (650)          (733)           (827)
   Tax Benefit of Contribution to Foundation..........           -              219           251            283             319

Plus:
   Accumulated other comprehensive income.............         641              641           641            641             641

Less:
   Common stock acquired by the employee stock
    ownership plan (6)................................           -             (879)       (1,034)        (1,189)         (1,367)
   Common stock acquired by the management
    recognition plan (7)..............................           -             (330)         (388)          (446)           (513)
                                                          --------       ----------    ----------     ----------        --------

Total stockholders' equity............................    $ 28,939       $   37,909    $   39,632     $   41,354        $ 43,333
                                                          ========       ==========    ==========     ==========        ========

---------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of changes in market or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals from deposit accounts would reduce pro forma deposits by the amount of such withdrawals.
(3) Reflects shares to be issued to Rome, MHC as follows: 1,703,035 shares at the minimum of the estimated valuation range, 2,003,571 shares at the midpoint, 2,304,107 at the maximum and 2,649,723 at 15% above the maximum.
(4) Reflects the issuance of shares sold in the offering at a value of $7.00 per share. No effect has been given to the issuance of additional shares of common stock pursuant to Rome Bancorp's proposed stock option plan intended to be adopted by Rome Bancorp and presented for approval of stockholders at a meeting of stockholders to be held at least six months following completion of the offering.
(5) The retained earnings of Rome Savings will be substantially restricted after the offering. The reduction in historical retained earnings reflects the retention by Rome, MHC of $100,000 upon completion of the reorganization as its initial capitalization.
(6) Assumes that 8% of the shares issued in connection with the offering will be purchased by the employee stock ownership plan and the funds used to acquire the employee stock ownership plan shares will be borrowed from Rome Bancorp. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity.
(7) Assumes that, subsequent to the offering, an amount equal to 3% of the shares of common stock issued in the offering is purchased by a management recognition plan through open market purchases. The proposed management recognition plan is intended to be adopted by Rome Bancorp and presented for approval of stockholders at a meeting of stockholders to be held at least six months, following completion of the offering. The common stock purchased by the management recognition plan is reflected as a reduction of stockholders' equity.

                                 PRO FORMA DATA

     We can not determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $10,060,000 and $13,867,000, or $16,055,000 if the offering range is increased by 15%, based upon the following assumptions:

     .  we will sell all shares of common stock in the subscription offering;

     . we will pay Sandler O'Neill a fee equal to 2% of the aggregate purchase price for sales in the subscription offering except for shares sold to the employee stock ownership plan, employee benefit plans, and officers, directors and their immediate families; and

     . total expenses, including the marketing fees paid to Sandler O'Neill, will be approximately $826,000 to 938,000.

     We calculated the pro forma consolidated net income and stockholders' equity of Rome Bancorp for the three months ended March 31, 1999 and the year ended December 31, 1998, as if the common stock had been sold at the beginning of those periods and the net proceeds had been invested at 4.7% and 4.5% for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively. We chose this yield because it represents the yield on the one-year U.S. treasury bill at March 31, 1999 and at December 31, 1998. In light of changes in interest rates in recent periods, Rome Bancorp and Rome Savings believe this rate more accurately reflects pro forma reinvestment rates than the arithmetic average method which assumes reinvestment of the net proceeds at a rate equal to the average of yield on interest earning assets and costs of deposits for these periods. We assumed a tax rate of 38.6% for both periods. This results in an after-tax yield of 2.9% for the three months ended March 31, 1999 and 2.8% for the year ended December 31, 1998.

     We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of pro forma consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds. As discussed under "How We Intend to Use the Proceeds from the Offering," Rome Bancorp intends to retain 50% of the net proceeds from the offering and intends to make a loan to the employee stock ownership plan to fund the employee stock ownership plan's purchase of 8% of the common stock. The loan is assumed to be repaid in substantially equal principal payments over a period of fifteen years.

     The following table gives effect to the management recognition plan, which we expect to adopt following the reorganization and present, along with the stock option plan, to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the reorganization. If the management recognition plan is approved by stockholders, the restricted stock plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering, either through open market purchases or from authorized but unissued shares of common stock, if permissible. On preparing the table below we assumed that stockholder approval has been obtained and that the shares acquired by the management recognition plan are purchased in the open market at the purchase price. The stock is assumed to be awarded under the program in awards that vest gradually over five years.

  The following table does not give effect to:

  (1) the shares to be reserved for issuance under the stock option plan, which requires stockholder approval at a meeting following the reorganization.

  (2) withdrawals from deposit accounts for the purpose of purchasing common stock in the reorganization;

  (3) Rome Bancorp's results of operations after the reorganization; or

  (4) the market price of the common stock after the reorganization.

  The following pro forma information may not represent the financial effects of the reorganization at the date on which the reorganization actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Rome Bancorp computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

                                                                      At or for the Three Months Ended March 31, 1999
                                                    -------------------------------------------------------------------------------
                                                                                                                      2,441,902
                                                          1,569,464           1,846,429           2,123,393        Shares Sold at
                                                       Shares Sold at      Shares Sold at      Shares Sold at      $7.00 Per Share
                                                       $7.00 Per Share     $7.00 Per Share     $7.00 Per Share       (15% Above
                                                         (Minimum of        (Midpoint of         (Maximum of         Maximum of
                                                            Range)              Range)              Range)            Range) (5)
                                                     -------------------  ------------------  ------------------  -----------------
                                                                     (Dollars in thousands, except per share amounts)
Gross Proceeds......................................     $10,986             $   12,925          $   14,864          $   17,093
   Plus:  shares issued to the foundation...........         467                    550                 633                 727
                                                         -------             ----------          ----------          ----------
Pro forma market capitalization.....................     $11,453             $   13,475          $   15,497          $   17,820
Gross proceeds......................................      10,986                 12,925              14,864              17,093
   Less cash contributions to foundation............         100                    100                 100                 100
   Less expenses....................................         826                    861                 897                 938
                                                         -------             ----------          ----------          ----------
Estimated net proceeds..............................     $10,060             $   11,964          $   13,867          $   16,055
   Less:  Common stock purchased by Employee Stock
    Option Plan(1)..................................        (879)                (1,034)             (1,189)             (1,367)
   Less:  Common stock purchased by Management
    Recognition Plan(2).............................        (330)                  (388)               (446)               (513)
                                                         -------             ----------          ----------          ----------
        Estimated net proceeds, as adjusted.........     $ 8,852             $   10,542          $   12,232          $   14,175
                                                         =======             ==========          ==========          ==========
Consolidated net income:
   Historical income................................     $   389             $      389          $      389          $      389
   Pro forma income on net proceeds.................          63                     75                  86                 102
   Pro forma Employee Stock Option Plan
    adjustment(1)...................................          (9)                   (11)                (12)                (14)
   Pro forma Management Recognition Plan
    adjustment(2)...................................         (10)                   (12)                (14)                (16)
                                                         -------             ----------          ----------          ----------
        Pro forma net income........................     $   433             $      441          $      451          $      461
                                                         =======             ==========          ==========          ==========
Per share net income:
   Historical income................................     $  0.12             $     0.10          $     0.09          $     0.08
   Pro forma income on net proceeds.................        0.02                   0.02                0.02                0.02
   Pro forma Employee Stock Option Plan on net
    proceeds........................................        0.00                   0.00                0.00                0.00
   Pro forma Management Recognition
    Plan Adjustment.................................        0.00                   0.00                0.00                0.00
                                                         -------             ----------          ----------          ----------
        Pro forma net income per share..............     $  0.14             $     0.12          $     0.11          $     0.10
                                                         =======             ==========          ==========          ==========
    Number of shares outstanding for pro forma
        net income per share calculation............   3,215,820              3,783,319           4,350,816           5,003,439

Stockholders' equity:
   Historical(4)....................................     $28,839             $   28,839          $   28,839          $   28,839
   Estimated net proceeds...........................      10,060                 11,964              13,867              16,055
        Plus:  Shares issued to foundation..........         467                    550                 633                 727
        Less:  Contribution to foundation...........        (467)                  (550)               (633)               (727)
        Plus:  Tax benefit of the contribution
         to the foundation..........................         219                    251                 283                 319
        Less:  Common stock acquired by Employee
         Stock Option Plan(1).......................        (879)                (1,034)             (1,189)             (1,367)
        Less:  Common stock acquired by Management
         Recognition Plan(2)........................        (330)                  (388)               (446)               (513)
                                                         -------             ----------          ----------          ----------
   Pro forma stockholders' equity(2)(3)(4)..........     $37,909             $   39,632          $   41,354          $   43,333
                                                         =======             ==========          ==========          ==========
Stockholder's equity per share:
   Historical.......................................     $  8.64             $     7.34          $     6.38          $     5.55
   Estimated net proceeds...........................        3.01                   3.05                3.07                3.09
        Plus:  Shares issued to foundation..........        0.14                   0.14                0.14                0.14
        Less:  Contribution to foundation...........       (0.14)                 (0.14)              (0.14)              (0.14)
        Plus:  Tax benefit of the contribution
        to the foundation..........................         0.07                   0.06                0.06                0.06
        Less:  Common stock acquired by
        Employee Stock Option Plan(1)..............        (0.26)                 (0.26)              (0.26)              (0.26)
        Less:  Common stock acquired by Management
        Recognition Plan(2)........................        (0.10)                 (0.10)              (0.10)              (0.10)
                                                         -------             ----------          ----------          ----------
   Pro forma stockholders' equity per share(4)......     $ 11.36             $    10.09          $     9.15          $     8.34
                                                         =======             ==========          ==========          ==========
   Number of shares outstanding for pro forma
        stockholders' equity per share
        calculation.................................   3,339,285              3,928,571           4,517,857           5,195,536

Offering price as a percentage of pro forma net
 earnings per share(6)..............................       12.50                  14.58               15.91               17.50
                                                         =======             ==========          ==========          ==========
Offering price as a percentage of pro forma
 stockholders' equity per share(6)..................       61.62%                 69.38%              76.50%              83.93%
                                                         =======             ==========          ==========          ==========

(1) It is assumed that 8% of the shares of common stock issued in connection with our reorganization will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Rome Bancorp. The amount to be borrowed is reflected as a reduction of stockholders' equity. ESOP expense is based upon generally accepted accounting principles as described in accounting Statement of Position 93-
     6. Generally accepted accounting principles require that as and when shares pledged as security for an ESOP loan are committed to be released from the loan (i.e., as the loan os repaid), ESOP expense is recorded based upon the fair value of the shares at that time. Rome Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Rome Saving's total annual payment of the employee stock ownership plan debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 7.75%. The pro forma net income assumes: (i) that Rome Savings's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the three months ended March 31, 1999, and was made at the end of the period; (ii) that 2,092 shares at the minimum of the offering range, 2,462 shares at the midpoint of the offering range, 2,831 shares at the maximum of the offering range and 3,256 shares at 15% above the maximum of the offering range, were committed to be released during the three months ended March 31, 1999 at an average fair value of $7.00 per share in accordance with SOP 93-6; and (iii) the employee stock ownership plan shares committed to be released were considered outstanding for the entire period for purposes of the net income per share calculations.
(2) Gives effect to the management recognition plan expected to be adopted by Rome Bancorp following the offering and presented for approval at a meeting of stockholders. The management recognition plan intends to acquire an amount of common stock equal to 3% of the shares of common stock issued in connection with the offering, or 47,084 shares at the minimum of the offering range, 55,393 shares at the midpoint of the offering range, 63,702 shares of the maximum of the offering range and 73,257 shares at 15% above the maximum of the offering range, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Rome Bancorp, if any. In calculating the pro forma effect of the management recognition plan, it is assumed that the shares were acquired by the management recognition plan at the beginning of the period presented in open market purchases at the purchase price and that 5% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of Rome Bancorp's common stock to the management recognition plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.4% and pro forma net income per share would be $0.13 at the minimum of the offering range, $0.12 at the midpoint of the offering range, $0.10 at the maximum of the offering range and $0.09 at 15% above the maximum of the offering range. There can be no assurance that the actual purchase price of the shares granted under the restricted stock plan will be equal to the purchase price.
(3) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Rome Bancorp following the offering. Rome Bancorp expects to present the stock option plan for approval at a meeting of stockholders. Under the stock option plan, an amount equal to 10% of the common stock issued in connection with the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests. The effect of the implementation of the Stock Option Plan can not be reasonable estimated because the number of options that may be awarded cannot be determined; the exercise price of the options will depend upon the market price on the date the options are awarded; the options will vest gradually over five years; and the exercise of options is at the discretion of the director, officer or employee holding the option. See "Management-Benefit Plans-Stock Option Plan."
(4) Assumes at March 31, 1999 that 3,339,285 shares of common stock are outstanding at the minimum of the offering range, 3,928,571 shares of common stock are outstanding at the midpoint of the offering range, 4,517,857 shares of common stock are outstanding at the maximum of the offering range and 5,195,536 shares of common stock are outstanding at 15% above the maximum of the offering range. These shares are determined by adding the number of shares assumed to be issued to Rome, MHC, shares contributed to the Foundation, and the shares sold in the offering. The retained earnings of Rome Savings will continue to be substantially restricted after the offering. Pro Forma retained earnings have been reduced by $100,000 to reflect the initial capitalization of Rome, MHC.
(5) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of changes in market or general considerations or changes in market or general financial and economic conditions following the commencement of the offering.
(6) Assuming 100% of the outstanding common stock of Rome Bancorp is issued to the public rather than 49%, the offering price as a percentage of pro forma stockholders' equity per share would be 48.54% at the minimum of the offering range, 53.19% at the midpoint of the offering range, 57.28% at the maximum of the offering range and 61.40% at 15% above the maximum of the offering range and the ratio of offering price to pro forma net income per share would be 11.67x at the minimum of the offering range, 13.46x at the midpoint of the offering range, 15.91x at the maximum of the offering range and 17.50x at 15% above the maximum of the offering range.


28                                                                         At or for the Year December 31, 1998
                                                    --------------------------------------------------------------------------------
                                                                                                                      2,441,902
                                                         1,569,464          1,846,429            2,123,393         Shares Sold at
                                                      Shares Sold at     Shares Sold at       Shares Sold at       $7.00 Per Share
                                                      $7.00 Per Share    $7.00 Per Share      $7.00 Per Share        (15% Above
                                                        (Minimum of       (Midpoint of          (Maximum of          Maximum of
                                                           Range)             Range)               Range)            Range) (5)
                                                    ------------------  -----------------   -----------------  ---------------------
                                                                     (Dollars in thousands, except per share amounts)
Gross Proceeds.....................................      $ 10,986            $ 12,925          $   14,864           $  17,093
  Plus:  shares issued to the foundation...........           467                 550                 633                 727
                                                         --------            --------          ----------           ---------
Pro forma market capitalization....................      $ 11,453            $ 13,475          $   15,497           $  17,820
Gross proceeds.....................................        10,986              12,925              14,864              17,093
   Less cash contributions to foundation...........           100                 100                 100                 100
   Less expenses...................................           826                 861                 897                 938
                                                         --------            --------          ----------           ---------
Estimated net proceeds.............................      $ 10,060            $ 11,964          $   13,867           $  16,055
   Less:  Common stock purchased by Employee Stock
    Option Plan(1).................................          (879)             (1,034)             (1,189)             (1,367)
   Less:  Common stock purchased by Management
    Recognition Plan(2)............................          (330)               (388)               (446)               (513)
                                                         --------            --------          ----------           ---------
   Estimated net proceeds, as adjusted.............         8,851              10,542              12,232              14,175

Consolidated net income:
   Historical income...............................      $  1,525            $  1,525          $    1,525           $   1,525
   Pro forma income on net proceeds................           240                 290                 337                 391
   Pro forma Employee Stock Option Plan
    adjustment(1)..................................           (36)                (42)                (49)                (56)
   Pro forma Management Recognition Plan
    adjustment(2)..................................           (50)                (48)                (55)                (63)
                                                         --------            --------          ----------           ---------
   Pro forma net income............................      $  1,692            $  1,725          $    1,758           $   1,797
                                                         ========            ========          ==========           =========

Per share net income:
   Historical income...............................      $   0.47            $   0.40          $     0.35           $    0.30
   Pro forma income on net proceeds................          0.08                0.08                0.08                0.08
   Pro forma Employee Stock Option Plan on net
    proceeds.......................................         (0.01)              (0.01)              (0.01)              (0.01)
   Pro forma Management Recognition Plan Adjustment         (0.01)              (0.01)              (0.01)              (0.01)
                                                         --------            --------          ----------           ---------
   Pro forma net income per share..................      $   0.53            $   0.46          $     0.41           $    0.36
                                                         ========            ========          ==========           =========
Number of shares outstanding pro forma net income
 per share calculation.............................     3,222,098           3,790,704           4,359,310           5,013,207

Stockholders' equity:
   Historical(4)...................................      $ 28,562            $ 28,562          $   28,562           $  28,562
   Estimated net proceeds..........................        10,060              11,964              13,867              16,055
     Plus:  Shares issued to foundation............           467                 550                 633                 727
     Less:  Contribution to foundation.............          (467)               (550)               (633)               (727)
     Plus:  Tax benefit of the contribution to the
      foundation...................................           219                 251                 283                 319
     Less:  Common stock acquired by Employee Stock
      Option Plan(1)...............................          (879)             (1,034)             (1,189)             (1,367)
     Less:  Common stock acquired by Management
      Recognition Plan(2)..........................          (330)               (388)               (446)               (513)
                                                         --------            --------          ----------           ---------
   Pro forma stockholders' equity(2)(3)(4).........      $ 37,632            $ 39,355          $   41,077           $  43,056
                                                         ========            ========          ==========           =========
Stockholder's equity per share:
   Historical......................................      $   8.55            $   7.27          $     6.32           $    5.50
   Estimated net proceeds..........................          3.01                3.05                3.07                3.09
     Plus:  shares issued to foundation............          0.14                0.14                0.14                0.14
     Less:  Contribution to foundation.............         (0.14)              (0.14)              (0.14)              (0.14)
     Plus:  Tax benefit of the contribution to the
      foundation...................................          0.07                0.06                0.06                0.06
     Less:  Common stock acquired by Employee Stock
      Option Plan(1)...............................         (0.26)              (0.26)              (0.26)              (0.26)
     Less:  Common stock acquired by Management
      Recognition Plan(2)..........................         (0.10)              (0.10)              (0.10)              (0.10)
                                                         --------            --------          ----------           ---------
   Pro forma stockholders' equity per share(4).....      $  11.27            $  10.02          $     9.09           $    8.29
                                                         ========            ========          ==========           =========
Number of shares outstanding for pro forma
 stockholders' equity per share calculation........     3,339,285           3,928,571           4,517,857           5,195,536

Offering price as a percentage of pro forma net
 earnings per share(6).............................         13.21               15.22               17.07               19.44
                                                         ========            ========          ==========           =========
Offering price as a percentage of pro forma
 stockholders' equity per share(6).................         62.11%              69.86%              77.01%              84.44%
                                                         ========            ========          ==========           =========

(1) It is assumed that 8% of the shares of common stock issued in connection with our reorganization will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Rome Bancorp. The amount to be borrowed is reflected as a reduction of stockholders' equity. ESOP expense is based upon generally accepted accounting principles as described in accounting Statement of Position 93-
     6. Generally accepted accounting principles require that as and when shares pledged as security for an ESOP loan are committed to be released from the loan (i.e., as the loan is repaid), ESOP expense is recorded based upon the fair value of the shares at that time. Rome Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Rome Saving's total annual payment of the employee stock ownership plan debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 7.75%. The pro forma net income assumes: (i) that Rome Savings's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the year ended December 31, 1998, and was made at the end of the period; (ii) that 8,370 shares at the minimum of the offering range, 9,847 shares at the midpoint of the offering range, 11,324 shares at the maximum of the offering range and 13,023 shares at 15% above the maximum of the offering range, were committed to be released during the year ended December 31, 1998 at an average fair value of $7.00 per share in accordance with SOP 93-6; and (iii) the employee stock ownership plan shares committed to be released were considered outstanding for the entire period for purposes of the net income per share calculations.

(2) Gives effect to the management recognition plan expected to be adopted by Rome Bancorp following the offering and presented for approval at a meeting of stockholders. The management recognition plan intends to acquire an amount of common stock equal to 3% of the shares of common stock issued in connection with the offering, or 47,084 shares at the minimum of the offering range, 55,393 shares at the midpoint of the offering range, 63,702 shares of the maximum of the offering range and 73,257 shares at 15% above the maximum of the offering range, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Rome Bancorp, if any. In calculating the pro forma effect of the management recognition plan, it is assumed that the shares were acquired by the management recognition plan at the beginning of the period presented in open market purchases at the purchase price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of Rome Bancorp's common stock to the management recognition plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.4% and pro forma net income per share would be $0.52 at the minimum of the offering range, $0.45 at the midpoint of the offering range, $0.40 at the maximum of the offering range and $0.35 at 15% above the maximum of the offering range. There can be no assurance that the actual purchase price of the shares granted under the restricted stock plan will be equal to the purchase price.
(3) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Rome Bancorp following the offering. Rome Bancorp expects to present the stock option plan for approval at a meeting of stockholders. Under the stock option plan, an amount equal to 10% of the common stock issued in connection with the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests. The effect of the implementation of the Stock Option Plan can not be reasonable estimated because the number of options that may be awarded cannot be determined; the exercise price of the options will depend upon the market price on the date the options are awarded; the options will vest gradually over five years; and the exercise of options is at the discretion of the trustee, officer or employee holding the option. See "Management-Benefit Plans-Stock Option Plan."

(4) Assumes at December 31, 1998 that 3,339,285 shares of common stock are outstanding at the minimum of the offering range, 3,928,571 shares of common stock are outstanding at the midpoint of the offering range, 4,517,857 shares of common stock are outstanding at the maximum of the offering range and 5,195,536 shares of common stock are outstanding at 15% above the maximum of the offering range. These shares are determined by adding the number of shares assumed to be issued to Rome, MHC, shares contributed to the Foundation, and the shares sold in the offering. The retained earnings of Rome Savings will continue to be substantially restricted after the offering. Pro Forma retained earnings have been reduced by $100,000 to reflect the initial capitalization of Rome, MHC.
(5) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of changes in market or general considerations or changes in market or general financial and economic conditions following the commencement of the offering.

(6) Assuming 100% of the outstanding common stock of Rome Bancorp is issued to the public rather than 49%, the offering price as a percentage of pro forma stockholders' equity per share would be 48.85% at the minimum of the offering range, 53.48% at the midpoint of the offering range, 57.61% at the maximum of the offering range and 61.67% at 15% above the maximum of the offering range and the ratio of offering price to pro forma net income per share would be 11.48x at the minimum of the offering range, 12.96x at the midpoint of the offering range, 14.58x at the maximum of the offering range and 15.91x at 15% above the maximum of the offering range.

 COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT FOUNDATION


     If we do not establish the charitable foundation as part of the reorganization, RP Financial has estimated that the pro forma aggregate market value of Rome Bancorp would be approximately $28.5 million at the midpoint of the estimated price range, which is approximately $1.0 million greater than the pro forma aggregate market capitalization of Rome Bancorp, including the foundation, and would result in a $1.0 million increase in the amount of common stock that we offer for sale in the reorganization. For comparative purposes only, set forth below are certain estimated pricing ratios and financial information, assuming that the foundation was not established and assuming the conversion as completed at March 31, 1999. However, these are just estimates. At the midpoint, the pro forma price to book value ratio and pro forma price to earnings ratio without the foundation would be 70.56% and 14.58x, respectively,
compared to 69.38% and 14.58x, respectively, with the foundation.   Further,
assuming the midpoint of the estimated offering range; pro forma stockholders' equity per share and pro forma earnings per share without the foundation would be $9.92 and $0.12, respectively, and $10.09 and $0.12, respectively, with the foundation. We cannot assure you that, in the event the foundation was not formed, the appraisal prepared at that time would have concluded that the pro forma market value of Rome Bancorp would be the same as was estimated by RP Financial.

                                                                                                              At the Maximum
                                    At the Minimum           At the Midpoint          At the Maximum           As Adjusted
                                  (1,569,464 Shares)        (1,846,429 Shares)      (2,123,393 Shares)      (2,441,902 Shares)
                                -----------------------   -----------------------  ----------------------  ----------------------
                                    With          No         With          No         With         No         With        No
                                Foundation   Foundation   Foundation   Foundation  Foundation  Foundation  Foundation  Foundation
                                ----------   ----------   ----------   ----------  ----------  ----------  ----------  ----------
                                                          (Dollars in thousands, except per share amounts)
Estimated offering amount......     10,986      11,870      12,925      13,965      14,864      16,060      17,093       18,469
Pro forma market
 capitalization................     11,453      11,870      13,475      13,965      15,545      16,060      17,820       18,469
Total assets...................    233,250     233,902     234,972     235,727     236,693     237,553     238,673      239,653
Total liabilities..............    195,340     195,340     195,340     195,340     195,340     195,340     195,340      195,340
Pro forma shareholders' equity.     37,910      38,562      39,632      40,387      41,353      42,213      43,333       44,313
Pro forma consolidated net
 income........................        433         437         441         448         451         457         461          468
Pro forma shareholders' equity
  per share....................      11.36       11.15       10.09        9.92        9.15        9.02        8.34         8.24
Pro forma consolidated net
 income per share..............       0.14        0.14        0.12        0.12        0.11        0.11        0.10         0.10
Pro Forma Pricing Ratios:
   Offering price as a
    percentage of pro forma
    shareholders' equity
    per share..................      61.62%      62.78%      69.38%      70.56%      76.50%      77.61%      83.93%       84.95%
   Offering price to pro
    forma net income per share.      12.50x      12.50x      14.58x      14.58x      15.91x      15.91x      17.50x       17.50x
Pro Forma Market Capitalization
   to assets...................       5.07%       5.07%       5.73%       5.92%       6.55%       6.77%       7.47%        7.71%
Pro Forma Financial Ratios:
   Return on assets............       0.74%       0.74%       0.74%       0.75%       0.75%       0.76%       0.76%        0.78%
   Return on shareholders'
    equity.....................       4.57%       4.53%       4.45%       4.44%       4.36%       4.33%       4.26%        4.22%
   Shareholders' equity to
    assets.....................      16.25%      16.49%      16.87%      17.13%      17.47%      17.77%      18.16%       18.49%

                             THE ROME SAVINGS BANK
                       CONSOLIDATED STATEMENTS OF INCOME

     The following Consolidated Statements of Income of Rome Savings for the years ended December 31, 1998 and 1997 have been derived from the audited consolidated financial statements which appear beginning on page F-1 of this Prospectus. All information contained in this Prospectus for the three months ended March 31, 1999 and 1998 is unaudited. In the opinion of management, all adjustments necessary for a fair representation of those interim periods have been included and are of a normal recurring nature. Results for the three-month period ending March 31, 1999 do not necessarily indicate the results that may be expected for the year ending December 31, 1999. These Consolidated Statements of Income should be read with the Consolidated Financial Statements and Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Prospectus.

                                                                For the Three Months       Years ended
                                                                   Ended March 31,         December 31,
                                                                --------------------   --------------------
                                                                 1999         1998       1998        1997
                                                                -------     -------    -------     --------
                                                                                (In thousands)
Interest income:
   Loans....................................................     $2,822      $2,832    $11,334      $11,532
   Securities...............................................        733         808      3,464        3,341
   Other short-term investments.............................        175         167        713          669
                                                                 ------      ------    -------      -------
       Total interest income................................      3,730       3,807     15,511       15,542

Interest expense on deposits................................      1,733       1,781      7,203        7,311
                                                                 ------      ------    -------      -------
       Net interest income..................................      1,997       2,026      8,308        8,231

Provision for loan losses...................................          -          75        390          360
                                                                 ------      ------    -------      -------
       Net interest income after provision for loan losses..      1,997       1,951      7,918        7,871
                                                                 ------      ------    -------      -------
Non-interest income:
   Service charges..........................................        130         131        562          517
   Net gain on sale of securities...........................          -         139        314          157
   Other income.............................................        124          66        206          419
                                                                 ------      ------    -------      -------
       Total non-interest income............................        254         336      1,082        1,093
                                                                 ------      ------    -------      -------
Non-interest expenses:
   Salaries and employee benefits...........................        920         747      3,263        3,126
   Building, occupancy and equipment........................        349         276      1,187        1,094
   Real estate owned, net...................................          7          53        383          385
   ATM service fees.........................................         44          41        169          154
   Contributions............................................         11          16        152          192
   Other....................................................        357         348      1,468        1,479
                                                                 ------      ------    -------      -------
       Total non-interest expenses..........................      1,688       1,481      6,622        6,430
                                                                 ------      ------    -------      -------
       Income before income tax expense.....................        563         806      2,378        2,534

Income tax expense..........................................        174         325        853          996
                                                                 ------      ------    -------      -------
       Net income...........................................     $  389      $  481    $ 1,525      $ 1,538
                                                                 ======      ======    =======      =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
 This discussion and analysis reflects Rome Savings' consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Rome Savings' consolidated financial statements and their notes beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus.
--------------------------------------------------------------------------------


General

     Rome Savings' results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans and investment securities, and the interest we pay on our interest-bearing liabilities, primarily time deposits and savings deposits. Our results of operations are also affected by our provision for loan losses, non-interest income and non-interest expense. Non-interest expense consists primarily of salaries and employee benefits, occupancy expenses and other general and administrative expenses. Non-interest income consists mainly of service fees and charges. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities.

Management Strategy

     Our primary management strategy has been to offer savings deposits and traditional banking products to individuals and small businesses to increase earnings and manage growth. We seek to differentiate ourselves by emphasizing commercial, commercial real estate and consumer loans in addition to residential mortgages and by providing high quality service with competitive fees and rates to the individuals and small businesses which we have served since 1851. We also try to limit our exposure to changes in interest rates by monitoring and managing our interest rate-sensitive assets and liabilities. To accomplish these strategies, we:

     (1) emphasize our traditional strengths -- the providing of residential and commercial mortgages, consumer loans, commercial loans, personal credit to business owners and a variety of deposit products;

     (2) offer competitive rates and free checking to individuals to attract new deposits and to maintain our existing deposit base;

     (3) offer expanded delivery systems and new products to our customers;

     (4) maintain our capital strength, profitability and asset quality;

     (5) manage growth primarily through internal expansion; and

     (6) meet the needs of our local community through a community-based and service-oriented approach to banking.

     After completion of the reorganization, we expect to continue to grow our base of interest earning assets by expanding our loan portfolio and by using borrowings, where appropriate, to supplement deposits as a funding source. We also intend to grow by adding new branch offices. We may also use proceeds from the offering to acquire branch offices and make other acquisitions. See "How We Intend to Use the Proceeds from the Offering."


Management of Interest Rate Risk

     As a financial institution, our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both our level of income and expense recorded on a large portion of our assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those which possess a short term to maturity.

     During 1998, we operated under a "flat yield curve" in a low interest rate environment. A flat yield curve environment features little difference in interest rates offered on short-term and long-term investments. In that environment, we experienced both increased interest rate competition related to loan originations and above-average prepayment rates related to mortgage loans and mortgage-backed securities, both of which adversely impact long-term profitability. The flat yield curve environment and modest declines in market interest rates experienced during 1998 reduced our interest rate spread compared to the prior year. Recent troubled economic conditions in several nations throughout Europe, Asia, and South and Central America have created interest rate volatility for U.S. Government and agency obligations. We cannot predict at this time what, if any, effect these conditions will have on the local and regional economy, and real estate market.

     Due to the nature of our operations, we are not subject to foreign currency exchange or commodity price risk. Instead, our real estate loan portfolio, concentrated in Oneida County, New York, is subject to risks associated with the local economy. We do not own any trading assets.

     The primary goals of our interest rate management strategy are to:

     (1) limit fluctuations in net interest margin as interest rates vary up or down; and

     (2) control variations in the market value of assets, liabilities and net worth as interest rates vary.

We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range.

     To achieve the objectives of managing interest rate risk, our Asset Liability Management Committee meets monthly to discuss and monitor the market interest rate environment relative to interest rates that are offered on our products. This committee consists of the Chairman, Vice President in charge of branch operations, Vice President of commercial lending, Vice President in charge of residential lending, the Chief Financial Officer and five other members of the Board of Trustees in addition to the Chairman. The Asset Liability Management Committee presents periodic reports to the Board of Trustees at its regular meetings, as well as to the Executive Committee.

     Historically, our lending activities have emphasized one- to four-family mortgage loans. Our primary source of funds has been deposits, consisting primarily of time deposits, which have substantially shorter terms to maturity than the loan portfolio. We have employed certain strategies to manage the interest rate risk inherent in the asset/liability mix, including but not limited to:

     (1) limiting terms of fixed rate one- to four-family mortgage loan originations which are retained in our portfolio to 20 years or less;

     (2) beginning in May, 1999, originating and selling 30 year fixed-rate mortgages in the secondary market;

     (3) maintaining the diversity of our existing loan portfolio through the origination of commercial real estate, commercial and consumer lending which typically have variable rates and shorter terms than residential mortgages; and

     (4) emphasizing investments with short- and intermediate-term maturities of less than ten years.

     The prevailing low interest rate environment has resulted in increased demand for longer-term fixed-rate first mortgage loans. The result has been an increase in the proportion of fixed-rate loans in our portfolio. This trend may have an adverse impact on our net interest income, particularly in a rising interest rate environment.

     In addition, the actual amount of time before mortgage loans are repaid can be significantly impacted by changes in mortgage prepayment rates and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates, related mortgage refinancing opportunities and competition. We monitor interest rate sensitivity so that we can make adjustments to our asset and liability mix on a timely basis.

Net Interest Income at Risk

     We use a simulation model to monitor interest rate risk. This model reports the net interest income at risk under three different interest rate environments. Specifically, an analysis of changes in net interest income assuming changes in interest rates, both up and down 300 basis points from current rates over the 12 month period following the current financial statement is performed. Net interest income is measured for each of the three twelve month periods following the balance sheet date.

     The changes in interest income and interest expense due to changes in interest rates reflect the interest sensitivity of the Bank's interest earning assets and interest bearing liabilities. For example, in a rising interest rate environment, the interest income from an adjustable rate mortgage will increase depending on its repricing characteristics while the interest income from a fixed rate loan would not increase until it was repaid and loaned out at a higher interest rate.

     The table below sets forth as of March 31, 2000, March 31, 2001 and March 31, 2002, the estimated changes in net interest income that would result from a 300 basis point change in interest rates over the applicable twelve-month period.


                              For the twelve months ended March 31,
                   ------------------------------------------------------------
                          2000                 2001                 2002
                   -------------------  -------------------  -------------------
  Changes in
 Interest Rate                Percent              Percent              Percent
 (basis points)     Amount    Change     Amount    Change     Amount    Change
-----------------  --------  ---------  --------  ---------  --------  ---------
       300          $ 8,652    (0.36)%   $ 8,438    (8.61)%   $ 8,631    (3.98)%
         0            8,683        -       9,233        -       8,989        -
      -300          $ 8,353    (3.80)%   $ 9,612     4.10%    $ 9,024     0.39%


     Gap Analysis. Another method Rome Savings uses to monitor interest rate risk is the gap analysis. The matching of the repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a financial institution's interest rate sensitivity "gap." An asset or liability is said to be "interest rate sensitive" within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.

     A gap is considered positive when the amount of interest-earnings assets maturing or repricing within a specific time period exceeds the amount of interest-bearing liabilities maturing or repricing within that specific time period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing within a specific time period exceeds the amount of interest-earning assets maturing or repricing within the same period. During a period of rising interest rates, a financial institution with a negative gap position would be expected, absent the effects of other factors, to experience a greater increase in the costs of its liabilities relative to the yields of its assets and thus the institution's net interest income would likely decrease. An institution with a positive gap position would be expected, absent the effect of other factors, to experience the opposite result. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to reduce net interest income.

     At March 31, 1999, based on the assumptions below, our interest-bearing liabilities maturing or repricing within one year exceeded our interest-earning assets maturing or repricing within the same period by $15.2 million. This represented a negative cumulative one-year interest rate sensitivity gap of 7.3%, and a ratio of cumulative interest-earning assets maturing or repricing within one year to cumulative interest-bearing liabilities maturing or repricing within one year of 83.1%. Our negative gap position could more adversely impact our net interest income in a rising rate environment than if we had a positive gap position. Our policy sets an objective of maintaining the one year cumulative gap between a negative 20% of total assets to a positive 20% of total assets.

     The following table presents the amounts of our interest-earning assets and interest-bearing liabilities outstanding at March 31, 1999, which we anticipate to reprice or mature in each of the future time periods shown. Except as stated below, we determined the amounts of assets and liabilities shown which reprice or mature during a particular period in accordance with the earlier of the term to repricing or the contractual maturity of the asset or liability. The information presented in the following table is also based on the following assumptions:

     (1) we assumed an annual prepayment rate of 8.0% for mortgage loans repricing or maturing after one year;

     (2) we assumed an annual prepayment rate of 18.0% for mortgage-backed securities repricing or maturing after one year;

     (3) we reported federal agency securities with call options, that we believed would be called, at the earlier of the next call date or contractual maturity date;

     (4) we reported savings accounts that had no stated maturity using decay rates of: 3.5% in less than six months, 3.5% in six months to one year, 7.0% in one year to two years, 7.0% in two years to three years, 14.0% in three years to five years, and 65.0% in over five years. Further, we assumed approximately 27% of these accounts would reprice in the first year; and

     (5) we reported money market accounts and interest bearing demand accounts as immediately repriceable.

     Deposit decay rates, as reflected in items 4 and 5 above, are based on regulatory guidance, as modified by our historical experience. Deposit decay rates, prepayment rates and anticipated call dates can have a significant impact on the estimated interest sensitivity gap. While we believe that our assumptions are reasonable, they may not be indicative of actual future deposit decay activity, mortgage and mortgage-backed securities prepayments, and the actual timing of federal agency calls.

                                                              Amounts Maturing or Repricing as of March 31, 1999
                                             -----------------------------------------------------------------------------------
                                              Less than               6 Months
                                               Three        3-6         to                                   Over 5
                                               Months     Months      1 Year    1-3 Years      3-5 Years     Years      Total
                                             ----------  ---------  ---------- -----------   ------------  ---------  ---------
                                                                           (Dollars in thousands)
Interest-earning assets:
    Federal funds sold and other
     interest bearing deposits.............    $17,738    $     0    $      0      $     0     $      0    $       0    $ 17,738
    Securities.............................      6,329      6,317       4,122       13,387        1,870       22,251      54,276
    Mortgage loans.........................      5,744      5,317       9,173       26,761       17,223       31,051      95,269
    Other loans............................     12,155      4,619       3,341       12,281        4,865        4,322      41,583

    Total interest-earning assets..........     41,966     16,253      16,636       52,429       23,958       57,624     208,866

Interest-bearing liabilities:
    Savings accounts.......................      6,470      6,470      12,941        5,271       47,246            0      78,398
    Money market accounts..................      6,353          0           0            0            0            0       6,353
    Other interest bearing accounts........        717          0           0            0            0        1,877       2,594
    Time accounts..........................     17,325     15,882      23,899       21,180        5,866            0      84,152

    Total interest-bearing liabilities.....     30,865     22,352      36,840       26,451       53,112        1,877     171,497

Interest sensitivity gap...................     11,101     (6,099)    (20,204)      25,978      (29,154)      55,747

Cumulative interest sensitivity gap........     11,101      5,002     (15,202)      10,776      (18,378)      37,369

Ratio of cumulative gap to total
 interest-earning assets...................       5.31%      2.39%     (7.28)%        5.16%       (8.80)%       17.89%

Ratio of cumulative gap to total assets....       4.95%      2.23%     (6.78)%        4.80%       (8.19)%       16.66%

Ratio of interest-earning assets to
    interest-bearing liabilities...........     135.97%     72.71%      45.16%      198.21%       45.11 %    3,070.01%     121.79%

     The methods used in the previous table have some shortcomings. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate loans, have features which limit changes in interest rates on a short-term basis and over the life of the loan. If interest rates change, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to make payments on their adjustable-rate loans may decrease if interest rates increase.

Analysis of Net Interest Income

     Net interest income represents the difference between the interest income we earn on our interest-earning assets, such as mortgage loans, mortgage-backed securities and investment securities, and the expense we pay on interest-bearing liabilities, such as time deposits. Net interest income depends on our volume of interest-earning assets and interest-bearing liabilities and the interest rates we earned or paid on them.

Average Balance Sheet

     The following tables present certain information regarding Rome Savings financial condition and net interest income at and for the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The tables present the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. We derived the yields and costs by dividing income or expenses by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. We derived average balances from daily balances over the periods indicated. Interest income includes fees which we considered adjustments to yields.

                                         At March 31,                          Three Months Ended March 31,
                                            1999                         1999                                1998
                                  ----------------------  ------------------------------------  ---------------------------------
                                               Weighted                               Average                           Average
                                               Average      Average                   Yield/      Average               Yield/
                                   Balance      Yield      Balance       Interest      Cost      Balance     Interest    Cost
                                  ---------  -----------  ----------   -----------  ----------  ----------  ---------- ---------
Assets:                                                                (Dollars in thousands)
Interest-earning assets:
   Loans(1).....................   134,954       8.25%      135,222        2,822      8.35%      131,643      2,832      8.61%
   Securities(2)................    54,276       6.23%       56,832          819      5.84%       54,904        808      5.97%
   Federal funds sold &
    other interest bearing
    deposits....................  $ 17,738       5.00%     $ 14,993       $  175      4.73%     $ 12,281     $  167      5.51%
                                  --------                 --------       ------      ----      --------     ------      ----
       Total interest-
        earning assets..........   206,968                  207,047        3,816      7.47%      198,828      3,807      7.77%

Noninterest-earning assets......    17,311                   15,561                               15,983
                                  --------                 --------                             --------
       Total Assets.............   224,279                  222,608                              214,811
Liabilities and Equity:
Interest-bearing liabilities:
   Savings accounts.............    78,398       3.05%       76,684          587      3.10%       74,791        572      3.10%
   Time deposits................    84,152       5.08%       84,124        1,091      5.26%       85,274      1,154      5.49%
   Money market accounts........     6,353       3.09%        5,578           43      3.13%        5,288         42      3.22%
   Other interest bearing
    deposits....................     2,594       2.00%        2,585           12      1.88%        2,491         13      2.12%
                                  --------                 --------       ------      ----      --------     ------      ----
       Total interest-bearing
        liabilities.............   171,497                  168,971        1,733      4.16%      167,844      1,781      4.30%
Non-interest bearing deposits...    20,429                   19,349                               16,035
Other liabilities...............     3,414                    5,359                                3,104
                                  --------                 --------                             --------
   Total liabilities............   195,340                  193,679                              186,983
Equity..........................    28,939                   28,929                               27,828
                                  --------                 --------                             --------
   Total liabilities and
    equity......................  $224,279                 $222,608                             $214,811
                                  ========                 ========                             ========
Net interest income.............                                           2,083                              2,026
Net interest rate spread(3).....                                                      3.31%                             3.47%
Net interest margin (4).........                                                      4.08%                             4.13%
Ratio of interest-earning
 assets to interest-bearing
    liabilities.................                                                      1.23x                             1.18x
Tax equivalent adjustment on
 securities.....................                                              86                                  0
                                                                          ------                             ------
Interest income per
 consolidated financial
 statements.....................                                          $1,997                             $2,026
                                                                          ======                             ======

(Notes appear on following page.)

                                                                       For the Year Ended December 31,
                                ----------------------------------------------------------------------------------------------------
                                               1998                              1997                              1996
                                --------------------------------   --------------------------------  -------------------------------
                                                         Average                            Average                          Average
                                 Average                 Yield/     Average                 Yield/     Average                Yield/
                                 Balance     Interest     Cost      Balance   Interest       Cost      Balance    Interest    Cost
                                --------     --------   --------   ---------  ---------    --------    -------    --------  --------
Assets:                                                                    (Dollars in thousands)
Interest-earning assets:
   Loans(1)...................   132,282     11,334      8.57%      133,262     11,532      8.65%      137,891     12,063    8.75%
   Securities(2)..............    56,585      3,627      6.41%       53,566      3,341      6.24%       51,242      3,056    5.96%
   Federal funds sold &
    other interest bearing
    deposits..................  $ 13,298    $   713      5.36%     $ 12,248    $   669      5.46%     $  9,521    $   510    5.36%
                                --------    -------      ----      --------    -------      ----      --------    -------    ----

       Total interest-earning
        assets................   202,165     15,674      7.75%      199,076     15,542      7.81%      198,654     15,629    7.87%
Noninterest-earning assets....    15,989                             16,224                             16,891
                                --------                           --------                           --------
       Total Assets...........   218,154                            215,300                            215,545
Liabilities and Equity:
Interest-bearing liabilities:
   Savings accounts...........    75,438      2,340      3.10%       75,845      2,354      3.10%       77,695      2,417    3.11%
   Time deposits..............    84,497      4,624      5.47%       86,105      4,709      5.47%       87,725      4,860    5.54%
   Money market accounts......     5,596        180      3.22%        6,160        202      3.28%        4,960        162    3.27%
   Other interest bearing.....     2,732         59      2.16%        2,295         46      2.00%        2,324         48    2.07%
    deposits..................  --------    -------      ----      --------    -------      ----      --------    -------    ----
       Total interest-bearing
        liabilities...........   168,263      7,203      4.28%      170,405      7,311      4.29%      172,704      7,487    4.34%
Non-interest bearing deposits.    18,064                             15,643                             15,016
Other liabilities.............     3,280                              2,689                              2,599
                                --------                           --------                           --------
   Total liabilities..........   189,607                            188,737                            190,319
Equity........................    28,547                             26,563                             25,226
                                --------                           --------                           --------
   Total liabilities and
    equity....................  $218,154                           $215,300                           $215,545
                                ========                           ========                           ========
Net interest income...........                8,471                              8,231                              8,142
Net interest rate spread(3)...                           3.47%                              3.52%                            3.53%
Net interest margin (4).......                           4.19%                              4.13%                            4.10%
Ratio of interest-earning
 assets to interest-bearing
 liabilities..................                           1.20x                              1.17x                            1.15x
Tax equivalent adjustment on
 securities...................                  163                                  0                                  0
                                            -------                            -------                            -------
Net interest income per
 consolidated  financial
 statements...................              $ 8,308                            $ 8,231                            $ 8,142
                                            =======                            =======                            =======

_____________________
(1) Amounts are net of allowance for loan losses but include non-accrual loans. Interest is recognized on non-accrued loans only as and when received.
(2) Securities are included at amortized cost, with net unrealized gains or losses on securities available for sale included as a component of non-interest-earning assets. Securities include Federal Home Loan Bank of New York stock. Tax equivalent adjustment for Bank qualified municipals is also included.
(3) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.

     Rate/Volume Analysis. The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period of the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                       Three Months Ended March 31,       Year Ended December 31,
                                             1999 vs. 1998                     1998 vs. 1997
                                          Increase/(Decrease)               Increase/(Decrease)
                                                Due to                            Due to
                                     ------------------------------     ------------------------------
                                      Volume       Rate       Net        Volume       Rate       Net
                                     --------    --------   -------     --------    --------   -------
                                                                                 (In thousands)
Assets:
Interest-earning assets:
   Loans...........................   $  76      $  (86)    $ (10)      $  (88)      $ (110)   $ (198)
   Securities......................      29         (18)       11          193           93       286
   Federal funds sold & other
     interest bearing deposits.....      34         (26)        8           57          (13)       44
                                      -----      ------     -----       ------       ------    ------
     Total interest-earning assets.     139        (130)        9          162          (30)      132

Interest-bearing liabilities:
   Savings accounts................      15           0        15          (14)           -       (14)
   Time deposits...................     (15)        (48)      (63)         (85)           -       (85)
   Money market accounts...........       2          (1)        1          (18)          (4)      (22)
   Other interest bearing deposits.       -          (1)       (1)           9            4        13
                                      -----      ------     -----       ------       ------    ------
     Total interest-bearing
     liabilities...................       2         (50)      (48)        (108)           -      (108)
                                      -----      ------     -----       ------       ------    ------
Net change in net interest income..   $ 137      $  (80)    $  57       $  270       $  (30)   $  240
                                      =====      ======     =====       ======       ======    ======

                                                             Year Ended
                                                             December 31,
                                                            1997 vs. 1996
                                                         Increase/(Decrease)
                                                               Due to
                                                   ------------------------------
                                                     Volume      Rate       Net
                                                   ---------    ------    -------
Assets:
Interest-earning assets:
   Loans...........................                  $ (396)    $ (135)    $ (531)
   Securities......................                     139        146        285
   Federal funds sold & other
     interest bearing deposits.....                     149         10        159
                                                     ------     ------     ------
     Total interest-earning assets.                    (108)        21        (87)
Interest-bearing liabilities:
   Savings accounts................                     (56)        (7)       (63)
   Time deposits...................                     (90)       (61)      (151)
   Money market accounts...........                      39          1         40
   Other interest bearing deposits.                      (1)        (1)        (2)
                                                     ------     ------     ------
     Total interest-bearing                            (108)       (68)      (176)
     liabilities...................                  ------     ------     ------

Net change in net interest income..                  $    -     $   89     $   89
                                                     ======     ======     ======

Comparison of Financial Condition at March 31, 1999 and December 31, 1998

     Rome Savings' total assets decreased $994,000 or .4% to $224.3 million at March 31, 1999, from $225.3 million at December 31, 1998.

     Although total assets decreased over the three month period, total loans, net of the allowance for loan losses, remained essentially unchanged at $135.0 million at March 31, 1999, versus $134.8 million at December 31, 1998. The modest increase for the first quarter in net loans reflected normal seasonal patterns in the Bank's lending area. Almost 70% of our loan portfolio is in mortgage loans which typically do not see significant origination activity until the spring season.

     Securities decreased $2.2 million or 3.9% to $54.3 million at March 31, 1999 from $56.5 million at December 31, 1998. This decline reflected the relative lack of attractiveness of fixed income security yields compared to prior periods when the spread in yield between these securities and the Bank's interest bearing deposits was greater. Federal funds sold, which are overnight investments, decreased $1.4 million or 10.4% to $12 million at March 31, 1998. Levels of federal funds sold may vary significantly as they represent our daily investment of excess liquidity.

     The balance of total deposits increased $2.8 million or 1.5% to $191.9 million at March 31, 1998. This growth occurred primarily in savings accounts which increased $2.5 million or 3.2% to $78.4 million at March 31, 1999 and money market accounts which increased $930,000 or 17.1% to $6.4 million. These increases reflected the relative attractiveness in yield of these non-maturity accounts to alternative money market investments available to our depositors as a result of the relatively "flat yield curve" in interest rates existing during that period.

     Total equity increased $277,000 or 1.0% to $28.9 million primarily as a result of earnings of $389,000 for the quarter offset by a decrease of $112,000 in the unrealized gain in the Bank's available for sale securities for the quarter.


Comparison of Operating Results for the Three Months Ended March 31, 1999 and 1998.

General

     Net income was $389,000 for the first quarter of 1999, a decrease of $92,000 or 19.1% compared to $481,000 for the first quarter of 1998. The decrease was primarily attributable to an increase in non-interest expense and a decrease in non-interest income; these changes were partially offset by a $151,000 decrease in income tax expense.

Interest Income

     Total interest income decreased $77,000 or 2.0% to $3.7 million for the first quarter of 1999 compared with $3.8 million for the first quarter of 1998. In the second quarter of 1998 however, Rome Savings began purchasing municipal securities for their higher after tax yield in comparison to comparable risk taxable securities. After giving effect to the reduction in state and federal income taxes from these securities, interest income increased $9,000 or .2% to $3.8 million for the three months ended March 31, 1999. The increase in tax equivalent interest income occurred as a result of an $8.2 million increase in earning assets from $198.8 million for the first three months of 1998 to $207.0 million for the first three months of 1999. This increase was spread across all of the three major earning assets categories. The increase in interest income resulting from the increase in average balances was partially offset by a reduction in yield on the Bank's earning assets from 7.77% for the first quarter of 1998 to 7.47% for the first quarter of 1999. The lower interest rate environment along with the relatively flat yield curve that prevailed during 1998 and the first quarter of 1999 resulted in the downward repricing of our interest rate-sensitive assets. In addition, the average yield on our assets was affected by the refinancing of many of our existing loans to loans with lower interest rates.

     Reported interest income from securities decreased $75,000 from $808,000 for the three months ended March 31, 1998 to $733,000 or 10.23% for the three months ended March 31, 1999. Interest on loans decreased $10,000 or .4% to $2.8 million for the same period. While total net loans outstanding actually increased from an average of $131.6 million in the first quarter of 1998 to $135.2 million in the first quarter of 1999, the average yield on the portfolio declined from 8.6% to 8.4% due primarily to general declines in interest rates. Finally, interest on federal funds sold and interest bearing deposits increased $8,000 or 4.8% to $175,000. This increase resulted from a $2.7 million increase in these temporary investments which was partially offset by a decline in their yield from 5.5% for the first quarter of 1998 to 4.7% for the first quarter of 1999.

Interest Expense

     Interest expense on deposits decreased $48,000 or 2.7% to $1.7 million for the first three months of 1999 in comparison to the same period in 1998. Interest expense on time deposits which accounted for 63.0% of interest expense on deposits, decreased $63,000 or 5.5% to $1.1 million for the first three months of 1999. The decrease in interest expense on time deposits was partially offset by a $15,000 or 2.6% increase in interest expense on savings accounts to $587,000 for the first quarter of 1999.

      The overall decrease in interest expense was attributable to a 14 basis point decrease in the average cost of those liabilities to 4.16% for the first quarter of 1999 compared with 4.30% for the first quarter of 1998. This decrease reflects the overall lower interest rate environment that prevailed during the end of 1998 and the first quarter of 1999. The decrease in the cost of interest-bearing liabilities was offset by an increase of $1.1 million, or
 .7%, in the average balance of total interest-bearing liabilities to $169.0 million for the first three months of 1999 compared with $167.8 million for the first three months of 1998. The major component of the increase in the average balance of interest-bearing liabilities was a $1.9 million, or 2.5%, increase to $76.7 million in the average balance of savings deposits during the first quarter of 1999 compared with an average balance of $74.8 million during the first quarter of 1998.

Net Interest Income

     Net interest income for the first quarter of 1999 decreased $29,000 or 1.4%, to $2.0 million compared with $2.03 million for the first quarter of 1998. Net interest rate spread, the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities, decreased 16 basis points to 3.31% for the first three months of 1999 from 3.47% for the prior year. Net interest margin, represented by net interest income divided by average total interest-earning assets, decreased 5 basis points to 4.08% for the first three months of 1999 compared with 4.13% for 1998. These decreases were primarily due to slight declines in the interest rates we paid on our interest-bearing deposits, while interest-earning assets continued to reprice downward more significantly during the same time period.


Provision for Loan Losses

     The provision for loan losses results from management's analysis of the adequacy of the Bank's allowance for loan losses. If management determines that an increase in the allowance is warranted then the increase in accomplished through a provision for loan losses which is charged as an expense on the Bank's income statement. The Bank did not make any provision for loan losses during the first quarter of 1999 in comparison to $75,000 for the first quarter of 1998. During 1999, the Bank believed that no additional provision for loan losses was required in light of the level of its allowance at the beginning of 1999, a decline in total non-performing loans during 1998 and 1999 from much higher levels during the four prior years and other factors. Management believed the March 31, 1999 allowance for loan losses to be adequate at 1.39% of total loans.

     Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for probable losses. Rome Savings also takes into account the local economy and real estate values in determining the provision for loan losses.


Non-Interest Income

     Non-interest income includes service fees, other income and net gains on sales of securities. Total non-interest income decreased $82,000 or 24.4%, to $254,000 for the first three months of 1999 compared with $336,000 for the first three months of 1998. The decrease is primarily due to the absence in the first quarter of 1999 of any gains on net securities transactions, whereas we realized gains of $139,000 on net securities transactions in the prior year's first three months. In the first quarter of 1998, substantially all of this gain was from the sale of shares in one "large cap" institutional mutual fund.

Non-Interest Expense

     Total non-interest expense increased $207,000 or 14.0%, to $1.7 million during the first quarter of 1999 compared with $1.5 million for the quarter ended March 31, 1998. Salaries and employee benefits and net building, occupancy and equipment expense comprised 75.2% of total non-interest expense for the first quarter of 1999. Salaries and employee benefits increased $173,000 or 23.2% to $920,000 for the first quarter of 1999 compared with $747,000 for the first quarter of 1998. Of this increase, $55,000 represented a vacation accrual for all employees while pension expense increased $46,000. The latter was principally related to the final amortization of the transition asset in 1998. The balance of the increase of $72,000 represented routine salary increases as well as increased costs for the Bank's post employment benefits other than pensions. Equipment expense increased $70,000 or 56% to $194,000 in the first quarter of 1999 as compared to $124,000 in the first quarter of 1998. The increase was largely attributable to the Bank's installation of new software and hardware to replace aging equipment, ensure Year 2000 readiness, and to expand its customer services.


Income Taxes

     Income tax expense decreased $151,000 to $174,000 for the first three months of 1999 compared with $325,000 for the first three months of 1998. This decrease reflected a lower pretax income for the three months ending March 31, 1999 of $563,000 compared with $806,000 for the same period in 1998. It also reflected a decline in the Bank's effective tax rate to 30.9% for the first three months of 1999 from 40.3% for the first three months of 1998. The decline in the effective tax rate reflects the Bank's decision to invest in nontaxable municipal bonds.

Comparison of Financial Condition at December 31, 1998 and 1997

     Rome Savings' total assets increased $10.9 million, or 5.1%, to $225.3 million at December 31, 1998 from $214.4 million at December 31, 1997.

     At December 31, 1998, loans had increased $4.1 million, or 3.1%, to $136.8 million, while securities available for sale remained essentially unchanged at $55 million. Securities held to maturity decreased $209,000 to $1.5 million at December 31, 1998. Federal funds sold increased $4.6 million, or 52.3%, to $13.4 million at December 31, 1998 from $8.8 million at December 31, 1997.

     The growth in total assets was funded primarily by an increase of $4.6 million, or 2.5%, in total deposits to $189.1 million at December 31, 1998 compared with $184.5 million at December 31, 1997. Non-interest bearing demand accounts increased $4.0 million or 24.6% to $20.2 million at December 31, 1998 compared with $16.2 million at December 31, 1997. This growth occurred as a result of the Bank's marketing efforts to promote its recent conversion to "free" personal checking accounts. Interest-bearing deposits increased $643,000, or 0.4%, to $168.9 million at December 31, 1998, compared to $168.3 million at December 31, 1997. Of our interest-bearing deposits, savings and money market deposits increased $1.5 million, or 1.9%, to $81.4 million at December 31, 1998 from $79.9 million at December 31, 1997. The increase in savings and money market deposits at December 31, 1998 was partially offset by a decrease in time deposits of $1.1 million, or 1.3%, to $84.7 million compared with $85.8 million at December 31, 1997. Advance payments by borrowers for property taxes and insurance and interest bearing checking made up the balance of total deposits accounting for $2.8 million at December 31, 1998 and $2.6 million at December 31, 1997.

     Our total equity increased $1.9 million, or 7.0%, to $28.7 million at December 31, 1998, from $26.8 million at December 31, 1997, due to the retention of $1.5 million of net income for 1998, and an increase of $343,000 in other comprehensive income related to unrealized gains on securities available for sale.


Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

General

     Net income was $1.5 million for 1998, which is unchanged from 1997. A $192,000 increase in non-interest expense was partially offset by a decrease in income tax expense of $143,000.


Interest Income

     Total interest income remained essentially unchanged at $15.5 million for both 1998 and 1997. Total interest income increased $132,000 to $15.7 million for 1998 compared to $15.5 million for 1997 after giving effect to the reduction of state and federal income taxes from the municipal securities. The average balance of earning assets increased $3.1 million. The yield on earning assets decreased from 7.81% for 1997 to 7.75% for 1998 due to a general decline in interest rates. Interest on loans decreased $198,000 or 1.7% to $11.3 million in 1998 from $11.5 million in 1997 due to a decrease of $1.0 million in the average balance of loans combined with a decline in their yield from 8.65% to 8.57%. Stagnant loan demand as a result of employment losses in the mid 1990s has restrained the growth in the our loan portfolio. Interest on securities increased $286,000 or 8.6%, to $3.6 million for 1998 from $3.3 million for 1997 while interest on federal funds sold and interest bearing deposits increased $44,000 or 6.6% to $713,000 for 1998.

     The average balance of securities increased $3 million or 5.6% in 1998 as the Bank sought alternative deployment of excess funding from the increase in deposits due to the timing of loan production. The yield on the Bank's security portfolio increased to 6.41% in 1998 from 6.24% the year before because of higher capital gains dividends from the Bank's investment in an institutional stock mutual fund.


Interest Expense

     Interest expense on deposits decreased $108,000 or 1.5%, to $7.2 million for 1998 compared with $7.3 million for 1997. Interest expense on time deposits, which accounted for

64.2% of interest expense on deposits, decreased $85,000 or 1.8%, to $4.6 million for 1998 from $4.7 million for 1997. This decrease resulted from a decline in the average balance of time deposits of $1.6 million to $84.5 million. Interest expense on other interest bearing deposits decreased $23,000 largely as a result of a decline in the average balance of savings and money market accounts outstanding. Overall, the average cost of total interest bearing deposits remained virtually unchanged at 4.28% for 1998 versus 4.29% for 1997.


Net Interest Income

     Net interest income for 1998 was $8.3 million as compared with $8.2 million for 1997. Net interest income on a tax equivalent basis for 1998 was $8.5 million as compared with $8.2 million for 1997. Net interest rate spread, the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities, decreased 5 basis points to 3.47% for 1998 from 3.52% for the prior year. This decrease was primarily due to slight declines in the interest rates we paid on our interest-bearing deposits, while interest-earning assets continued to reprice downward more significantly in 1998. Net interest margin, represented by net interest income divided by average total interest-earning assets, increased 6 basis points to 4.19% for 1998 compared with 4.13% for 1997. This increase in margin occurred as a result of the increase in the ratio of interest-earning assets to interest-bearing liabilities from 1.17 times in 1997 to 1.20 times in 1998 which offset the effect of the narrowing interest rate spread.


Provision for Loan Losses

     During 1998, we provided $390,000 for loan losses, compared to $360,000 for 1997. Net loan charge-offs were $176,000 for 1998 versus $326,000 for 1997. This resulted in the allowance for loan losses increasing by $214,000 or 12.3% to $1.96 million at December 31, 1998, from $1.74 million at December 31, 1997.

     The allowance for loan losses as a percent of non-performing loans at December 31, 1998 was 210.1%, compared with 118.2% for 1997. This improvement resulted form a decline in non-performing loans to $930,000 at December 31, 1998 from $1.5 million at December 31, 1997. In addition to the nonperforming loans, management has identified, through normal internal credit review procedures, $3.5 million of "potential problem loans" at December 31, 1998. These problem loans are defined as loans not included as non-performing loans, but about which management has developed information regarding possible credit problems, which may cause the borrowers future difficulties in complying with loan repayments. The current level of allowance for loan losses reflects risks related to the weakness in the local economy and the recent decline in real estate values in Oneida County as reflected by the City of Rome's decision to decrease property tax assessments in 1998.

     Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions and other relevant factors in order to maintain the allowance for loans losses at adequate levels to provide for probable losses.


Non-Interest Income

     Non-interest income included service charges, other income and net gains on sales of securities. Total non-interest income was essentially unchanged from 1997 to 1998.

     Service charges increased $45,000 or 8.7%. Securities gains increased $157,000 or 100.0% to $314,000. These gains reflect realized gains on the sale of fixed income and stock mutual fund investments.

     Finally, other income decreased $213,000 or 50.8% reflecting a decrease of $125,000 in income from other real estate owned and a $55,000 decrease representing a recovery in 1997 of an investment in Nationar, a former correspondent bank which was closed by the New York Superintendent of Banks in 1995.


Non-Interest Expense

     Total non-interest expense increased $192,000 or 3.0%, to $6.6 million during 1998 compared with $6.4 million for the prior year. Salaries and employee benefits accounted for 71.4% of the increase rising to $3.3 million in 1998 from $3.1 million in the prior year. Of this, $80,000 was related to the implementation of a supplemental executive retirement plan for senior management while the remainder represented routine salary increases. Building, occupancy, and equipment expenses increased $93,000 or 8.5% to $1.2 million from $1.1 million in the prior year reflecting higher equipment costs related to the Bank's installation of new computer equipment to assure its readiness for the year 2000 and to improve customer service.


Income Taxes

     Income taxes decreased $143,000 or 14.4% to $853,000 from $996,000 in the prior year resulting in effective tax rates of 35.9% in 1998 and 39.3% in 1997, respectively. The decrease in the effective tax rate reflects our decision to invest in nontaxable municipal bonds during 1998.


Liquidity and Capital Resources

     The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by our operations. We also have a written agreement that allows us to borrow up to $25.0 million in federal funds from a correspondent bank. In addition, we may enter into reverse repurchase agreements with approved broker-dealers. Reverse repurchase agreements are agreements which allow us to borrow money using our securities as collateral. At March 31, 1999, we had no outstanding borrowings.

     Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

     Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, commercial, consumer installment loans, and to a lesser extent, the purchase of investment securities. For the year ending December 31, 1998, we originated loans of approximately $35.1 million and during the year ending December 31, 1997 we originated loans of approximately $24.8 million. Purchases of investment securities were $20.9 million for 1998 and $20.3 million for 1997.

     At March 31, 1999, Rome Savings had loan commitments to borrowers of approximately $3.9 million, and available letters and lines of credit of approximately $5.3 million. Total deposits increased $4.6 million during 1998 and $83,000 during 1997. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Time deposit accounts scheduled to mature within one year were $54.9 million at December 31, 1998. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with Rome Savings. We are committed to maintaining a strong liquidity position; therefore, we monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments.

     At March 31, 1999, we exceeded each of the applicable regulatory capital requirements. Our leverage (Tier 1) capital was $28.3 million, or 12.8% of average assets, at March 31, 1999. In order to be classified as "well-capitalized" by the FDIC we were required to have leverage (Tier 1) capital of $11.1 million, or 5.0%. To be classified as a well-capitalized bank by the FDIC, we must also have a risk-based total capital ratio of 10.0%. At March 31, 1999 we had a risk-based total capital ratio of 23.0%. See "Regulation of Rome Savings Bank and Rome Bancorp" for a discussion of the regulatory capital requirements applicable to Rome Savings and see "Regulatory Capital Compliance" for information regarding the impact of the offering on our capital position.

     We do not anticipate any material capital expenditures, nor do we have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

Recent Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 requires the calculation of basic and diluted earnings per share. It establishes rules for calculating diluted earnings per share based upon the effect of agreements by publicly traded companies to issue additional stock. SFAS No. 128 is now effective and will require Rome Bancorp, after the conversion, to report in addition to basic earnings per share, fully diluted earnings per share which would show, for example, the effect on earnings per share of the exercise of outstanding stock options, if any.

     In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the intended use of the derivative and the type of risk being hedged. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, although earlier adoption is permitted. The Company does not currently invest in derivative instruments, therefore the provisions of SFAS No. 133 are not expected to have a significant effect on the financial statements of the Company. SFAS No. 133 also permits certain reclassifications of securities among the trading, available-for-sale and held-to-maturity classifications. The Company has no current intention to reclassify any securities pursuant to SFAS No. 133.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities". This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement is effective for the first quarter beginning after December 15, 1998, and did not have any impact on our financial position or results of operations as we do not currently securitize mortgage loans.

Year 2000

     Background. A significant challenge that is confronting the business community, including Rome Savings and its competitors, centers on the inability of many computer systems and software applications to recognize the Year 2000 (referred to as the "Y2K issue"). Many existing computer systems and software applications originally were programmed to provide only two digits to identify the calendar year. With the Year 2000 (Y2K) approaching, these systems and applications may recognize "00" as 1900 rather than the Year 2000. If the Y2K issue is not resolved, our operations could be adversely affected due to the date-sensitive nature of much of our financial information.

     Risk. Similar to other financial institutions and companies that utilize computer technology, our operations may be significantly affected by the Y2K issue because of our reliance on electronic data processing technology and date-sensitive information. The Y2K issue also impacts other aspects of our non-technical business processes, including telephone systems and copiers. If the Y2K issue is not adequately addressed, and systems are not modified to properly identify the Year 2000, computer systems and software applications may fail or create erroneous information.

     If we are affected by the Y2K issue, information that relies on dates, such as interest calculations, loan payment schedules and other operating functions, could be significantly incorrect. We may not be able to process withdrawals or deposits, prepare account statements, or engage in any of the many transactions that constitute our normal operations. Our inability to adequately address the Y2K issue could also have a significant adverse effect on our suppliers and service providers. Should we experience a Y2K failure that cannot readily be fixed, it may result in a significant adverse impact on our financial condition and results of operations.

     State of Readiness. In order to address the Year 2000 issue, we have identified the areas that will be affected by the Year 2000 problem. We formed a basic action plan in September 1997 to evaluate the effects of the Year 2000 on Rome Savings and to formulate a contingency plan for any critical systems which are not effectively reprogrammed. As discussed below, we believe that we have considered all material Year 2000 issues and that we are taking the proper action to correct them.

     Our action plan for the Year 2000, in accordance with regulatory guidance, outlines our plans to achieve a successful transition to the Year 2000. The following summarizes the various phases of our Y2K plan:

          Awareness Phase - This initial phase of the Y2K project involved
          ---------------
     defining the problem, obtaining executive level support and developing an overall strategy. This phase was completed in September, 1997.

          Assessment Phase - During this phase, we developed an inventory
          ----------------
     listing of all internal computer systems and software applications, as well as third-party vendors and suppliers upon whom we rely for goods and services. We decided to fix, upgrade, replace or abandon any systems that we identified as having Y2K issues. The status of individual items changes as systems go through subsequent phases. This assessment phase of the project is substantially complete.

          We have reviewed our customer base to determine if they pose any significant Y2K risks. Our customer base consists primarily of individual depositors and residential mortgage borrowers. We also have commercial borrowers in our customer base. We do not anticipate any significant Y2K risks posed by our potential borrwowers, as many of our loans are collateralized by the underlying property. These customers are not likely to pose significant Y2K risks to our operations. However, it is not possible at this time to evaluate the indirect costs which could be faced if the employers of our individual customers encounter unresolved Y2K issues.

          Renovation Phase - As previously discussed, our most mission critical
          ----------------
     system is the integrated financial systems software package that includes our loans, deposits, general ledger and other miscellaneous applications. This integrated main frame software system was developed by Data Dimensions, Inc. ("DID"), and is currently maintained and supported by, a recognized provider. The mainframe computer system was also manufactured by, and is currently maintained by, a well-known national computer hardware company.

          We continue to monitor the Y2K progress of those third-parties who provide us with services or products to ensure that they are taking adequate measures in addressing the Y2K issue. We are seeking written assurances from these third-parties as to their current Year 2000 compliance or that they are in the process of addressing the Y2K issue. However, we can not assure you that these third-parties will be prepared for the Y2K issue. The failure of these third-parties to achieve Y2K compliance may have an adverse impact on our operations.

          Validation/Implementation Phases - The validation phase is considered
          --------------------------------
     to be the most critical stage of the Y2K readiness process. It is designed to test the ability of the renovated systems to accurately process date sensitive data. All Y2K compliant upgraded systems have been installed and put into production. This phase was substantially completed as of March 31, 1999.

     Use of Resources. Managing the Year 2000 project has resulted in additional direct and indirect costs. Direct costs include charges by third-party software vendors for product replacements, upgrades and enhancements, costs involved in testing for Y2K compliance, costs for customer awareness programs, etc. Indirect costs consist primarily of time devoted to the project by existing employees for project development and implementation, the testing of systems, monitoring third-party vendor and service provider progress, and the development of contingency plans. The costs of the Y2K project have not been significant to date, and we believe that the total cost of the project will not be material to our results of operations or financial condition in any one year. We currently estimate that the total cost of the Y2K project, excluding the reallocation of internal resources, will be approximately $575,000, of which we have already incurred $565,000. We cannot guarantee that the Y2K costs would not result in additional costs to Rome Savings in the future.

     Contingency Planning. Regulatory guidance requires that we consider two types of contingency planning:

     (1) remediation contingency planning, which addresses the failure of an institution to successfully fix, test or implement its Y2K readiness plan; and

     (2) business resumption contingency planning, which addresses the risks associated with the failure of systems at critical dates, such as January 1, 2000.

     The regulatory guidance provides that if a mission critical application or system has been remediated, tested and implemented, a remediation contingency plan is not required. Based on the overall progress of our Y2K project, specifically the testing and implementation results relative to the integrated financial systems software package, our Review Team has concluded that a remediation contingency plan is not required for mission critical applications.

     While we expect to complete our Y2K project in a timely manner, we can not guarantee that the systems of companies with whom we conduct business, will also be completed in a timely manner. The failure of these entities to adequately address the Y2K issue could adversely affect our ability to conduct business.
In the event that these entities do not adequately address the Y2K issue, we do not believe that we will have enforceable actions against them.

     To address the risks associated with the failure of mission critical systems at critical dates, we are currently developing a business resumption contingency plan. We are developing contingency or alternate plans for our mission critical systems on a department-by- department basis in anticipation of potential unplanned system difficulties or third-party failures at January 1, 2000 or dates beyond. However, we understand that certain events beyond our control, such as extended power outages and loss of telecommunications, may diminish our ability to provide minimum levels of service. Failure of these services will affect companies, individuals and the government, and can not be remedied by anyone other than the responsible party. For some systems, contingency plans will consist of using or reverting to manual systems until the problems can be corrected. In accordance with regulatory guidance, we completed our business resumption contingency plan as of June 30, 1999. We do not anticipate any adverse material impact on our operations as a result of the Y2K issue.

     Significant Y2K failures in the our systems or in the system's third parties (or third parties upon whom they depend) could have a material adverse effect on our financial condition and results of operation. Rome Savings believes that its reasonably likely worst-case Y2K scenario is (i) a material increase in the our credit losses due to Y2K problems for the Rome Savings' borrowers and obligors, and (ii) disruption in financial markets causing liquidity stress to Rome Savings. The magnitude of these potential credit losses and disruption cannot be determined at this time.


Impact of Inflation and Changing Prices

     The consolidated financial statements and related notes of Rome Savings have been prepared in accordance with generally accepted accounting principles
(GAAP). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.


 BUSINESS OF ROME SAVINGS BANK

General

     Rome Savings is a community and customer oriented retail savings bank offering traditional deposit products, residential mortgage loans, commercial real estate, commercial and consumer loans. In addition, Rome Savings purchases securities issued by the U.S. Government and government agencies, municipal securities, mortgage-backed securities, and other investments permitted by applicable laws and regulations. We retain substantially all of the loans we originate with the exception of the 30 year fixed-rate mortgages which we began to originate under a program that was initiated in May, 1999.

     Our revenues are derived principally from interest on our loans and interest and dividends on our investment securities. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by operations. We have not borrowed funds in recent years. See "Business of Rome Savings Bank" and " -- Source of Funds."


Market Area

     We conduct our operations out of our executive office in Rome, New York and three branches located in Oneida County, New York. As of June 30, 1998, we had a 7.4% share of all Oneida County deposits and we ranked fifth in the size of deposits overall in the county. In addition, we had a 38.7% share of all deposits in Rome, New York, which ranked us first in the size of deposits overall in Rome.

     Our geographic market area for loans and deposits is principally Oneida County, New York. The local economy is recovering from the loss of certain key employers such as Griffiss Air Force Base in Rome and Martin Marietta in Utica. As a result, the local market is not dependent on one key employer. For the six month period ended September 30, 1998, 79.5% of the total employment of 106,002 in Oneida County was from private employers, while the remaining 20.5% represented federal, state and local municipality employment. The employment sectors include:

     .  services (excluding financial);
     .  wholesale and retail trade; and
     .  manufacturing.

Similar to national trends, most of the job growth being realized in Oneida County has been in service related industries and service jobs now account for the largest portion of the workforce. Our market area also includes a growing number of healthcare, engineering, software and technical firms which have located in Oneida County in order to take advantage of the well-educated work force consisting of current and former military and defense industry personnel. Rome, New York is located 15 miles west of Utica and 50 miles east of Syracuse.

     On occasion and depending on market conditions, we also originate loans in the greater New York City metropolitan area and outside of New York State. At March 31, 1999, 12.7% of our total loan portfolio consisted of loans located in the New York City area, while 1.2% consisted of loans made outside of New York.

     Our future growth opportunities will be influenced by growth and stability in the regional and statewide economies, other demographic population trends and the competitive environment. We believe that we have developed lending products and marketing strategies to address the credit-related needs of the residents in our market area.


Competition

     We face intense competition both in making loans and attracting deposits. New York has a high concentration of financial institutions, many of which are branches of large money center and regional banks which have resulted from the consolidation of the banking industry in New York and surrounding states. Some of these competitors have greater resources than we do and may offer services that we do not provide. For example, we do not provide trust or investment services, or credit cards, and do not yet provide banking services through home computers. Customers who seek "one stop shopping" may be drawn to these institutions.

     Our competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, insurance companies and brokerage and investment banking firms. Our most direct competition for deposits has historically come from credit unions, commercial banks, savings banks and savings and loan associations. We face additional competition for deposits from short-term money market funds, corporate and government securities funds, and from brokerage firms, mutual funds, and insurance companies.


Lending Activities

     Loan Portfolio Composition. Rome Savings has a long standing commitment to originating for portfolio commercial real estate, commercial, and consumer loans in addition to the traditional emphasis on residential lending.

     At March 31, 1999, we had total loans of $136.9 million, of which $65.9 million, or 48.2%, were one- to four-family residential mortgages. Of residential mortgage loans outstanding at that date, 27.4% were adjustable-rate mortgage or ARM loans and 72.6% were fixed-rate loans. The remainder of our loans at March 31, 1999, amounting to $70.9 million, or

51.8% of total loans, consisted of commercial real estate, commercial loans and consumer loans. We originate commercial real estate and commercial business loans both within and outside of Oneida County, New York. As of March 31, 1999, 21.2% of our loan portfolio was in commercial real estate loans and 12.7% was in commercial loans. In addition, as of March 31, 1999, 17.7% of our loan portfolio was in consumer loans. We also originate guaranteed student loans.

     Our loans are subject to federal and state law and regulations. The interest rates we charge on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by our competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

     The following table sets forth the composition of the Bank's mortgage and other loan portfolios in dollar amounts and in percentages at the dates indicated.


                                                  At March 31,                      At December 31,
                                              ---------------------   ---------------------------------------------
                                                    1999                    1998                    1997
                                              ---------------------   ---------------------   ---------------------
                                                          Percent                  Percent                 Percent
                                                             of                      of                       of
                                               Amount      Total       Amount       Total       Amount      Total
                                              ---------   ---------   ---------   ---------   ---------   ---------
                                                                  (Dollars in thousands)
Mortgage loans:
   One to four family.....................     $ 65,912     48.16%     $ 65,752      48.06%     $ 66,154     49.85%
   Commercial real estate.................       29,033     21.21%       29,499      21.56%       28,440     21.43%
   Construction & land....................          324      0.24%          391       0.29%          936      0.70%
                                               --------    ------      --------     ------      --------    ------
      Total mortgage loans................       95,269     69.61%       95,642      69.91%       95,530     71.98%

Commercial loans..........................       17,328     12.66%       17,271      12.62%       15,197     11.45%

Consumer loans:
   Automobile.............................        9,669      7.06%        9,460       6.92%        8,325      6.27%
   Education loans........................        5,610      4.10%        5,224       3.82%        5,226      3.94%
   Property improvement and
    equipment.............................        1,876      1.37%        2,108       1.54%        2,264      1.71%
   All other..............................        7,100      5.20%        7,099       5.19%        6,175      4.65%
                                               --------    ------      --------     ------      --------    ------
                                                 24,255     17.73%       23,891      17.47%       21,990     16.57%
                                               --------                --------                 --------
Total loans...............................      136,852    100.00%      136,804     100.00%      132,717    100.00%
                                                           ======                   ======                  ======

Less:  Allowance for loan losses..........        1,898                   1,956                    1,742
                                               --------                --------                 --------
Loans, net................................     $134,954                $134,848                 $130,975
                                               ========                ========                 ========

                                                                        At December 31,
                                          ---------------------------------------------------------------------
                                                 1996                     1995                     1994
                                          ----------------------   ----------------------  --------------------
                                                        Percent                 Percent                Percent
                                                          of                      of                     of
                                            Amount       Total       Amount     Total       Amount      Total
                                           ---------   ---------   ---------   ---------   ---------  ---------
                                                                  (Dollars in thousands)
Mortgage loans:
   One to four family....................   $ 67,739     48.74%     $ 64,020     45.40%     $ 63,239     45.27%
   Commercial real estate................     31,830     22.90%       34,487     24.46%       34,200     24.48%
   Construction & land...................        725      0.52%          983      0.70%        1,383      0.99%
                                            --------    ------      --------     ------     --------    ------
      Total mortgage loans...............    100,294     72.16%       99,490     70.56%       98,822     70.74%

Commercial loans.........................     18,374     13.22%       19,682     13.96%       20,178     14.44%

Consumer loans:
   Automobile............................      5,958      4.29%        5,746      4.08%        5,230      3.74%
   Education loans.......................      6,378      4.59%        7,376      5.23%        5,767      4.13%
   Property improvement and
    equipment............................      2,429      1.74%        2,578      1.83%        2,835      2.03%
   All other.............................      5,560      4.00%        6,120      4.34%        6,870      4.92%
                                            --------    ------      --------     ------     --------    ------
                                              20,325     14.62%       21,820     15.48%       20,702     14.82%
                                            --------                --------                --------

Total loans..............................   $138,993    100.00%      140,992    100.00%      139,702    100.00%
                                                        ======                  ======                  ======

Less:  Allowance for loan losses.........      1,708                   1,645                   1,579
                                            --------                --------                --------
Loans, net...............................   $137,285                $139,347                $138,123
                                            ========                ========                ========

     Loan Maturity. The following table presents the contractual maturity of our loans at March 31, 1999 and December 31, 1998. The table does not include the effect of prepayments or scheduled principal amortization.

                                                            At March 31, 1999
                                        -------------------------------------------------------
                                                              Commercial and
                                         Mortgage Loans       Consumer Loans            Total
                                        ----------------    ------------------      -----------
                                                              (In thousands)
Amounts due:
Within one year........................     $   557              $13,402              $ 13,959
After one year:
    One to three years.................       2,955                8,715                11,670
    Three to five years................       3,863               10,883                14,746
    Five to ten years..................      22,940                7,618                30,558
    Ten to twenty years................      50,586                  965                51,551
    Over twenty years..................      14,368                    -                14,368
                                            -------              -------              --------
       Total due after one year........      94,712               28,181               122,893
                                            -------              -------              --------
       Total loans.....................     $95,269              $41,583               136,852
Allowance for loan losses..............                                                 (1,898)
                                                                                      --------
       Net loans.......................                                               $134,954
                                                                                      ========



                                                            At March 31, 1999
                                        ---------------------------------------------------------
                                                              Commercial and
                                         Mortgage Loans       Consumer Loans              Total
                                        ----------------    ------------------        -----------
                                                              (In thousands)
Amounts due:
Within one year.......................      $   939               $13,299              $ 14,238
After one year:
    One to three years................        3,100                 8,780                11,880
    Three to five years...............        3,132                10,417                13,549
    Five to ten years.................       22,567                 7,846                30,413
    Ten to twenty years...............       50,701                   820                51,521
    Over twenty years.................       15,203                     -                15,203
                                            -------               -------              --------
       Total due after one year.......       94,703                27,863               122,566
                                            -------               -------              --------
       Total loans....................      $95,642               $41,162               136,804
Allowance for loan losses.............                                                   (1,956)
                                                                                       --------
       Net loans......................                                                 $134,848
                                                                                       ========

     The following tables present, as of March 31, 1999 and December 31, 1998, the dollar amount of all loans, due after March 31, 2000 and December 31, 1999, and whether these loans have fixed interest rates or adjustable interest rates.

                                        Due After March 31, 2000
                                    ---------------------------------
                                     Fixed     Adjustable     Total
                                    --------   ----------   ---------
                                             (In thousands)
Mortgage loans.....................  $66,187      $28,525    $ 94,712
Commercial and consumer loans......   26,637        1,544      28,181
                                     -------      -------    --------
Total loans due after one-year.....  $92,824      $30,069    $122,893
                                     =======      =======    ========


                                       Due After December 31, 1999
                                    ---------------------------------
                                     Fixed     Adjustable     Total
                                    --------   ----------   ---------
                                             (In thousands)
Mortgage loans.....................  $65,496      $29,207    $ 94,703
Commercial and consumer loans......   26,236        1,627      27,863
                                     -------      -------    --------
Total loans due after one-year.....  $91,732      $30,834    $122,566
                                     =======      =======    ========

     The following table presents our loan originations, purchases, sales and principal payments for the periods indicated.

                                                                    For the Three Months
                                                                       Ended March 31,              For the Year Ended December 31,
                                                           -------------------------------------  ----------------------------------
                                                             1999          1998          1998           1997             1996
                                                          ----------    -----------  -----------  --------------      --------------
                                                                                (In thousands)
Total loans:
   Balance outstanding at beginning of period........      $136,804      $132,717       $132,717       $138,993        $140,992

Originations:
   Mortgage loans....................................         2,442         2,789         13,890          7,237          15,188
   Commercial and consumer loans.....................         4,841         4,459         21,178         17,524          17,551
                                                           --------      --------       --------       --------        --------
          Total originations.........................         7,283         7,248         35,068         24,761          32,739

Less:
Principal repayments:
   Mortgage loans....................................        (2,621)       (2,438)       (13,190)       (10,802)        (12,932)

   Commercial and consumer loans.....................        (4,112)       (3,526)       (15,492)       (15,850)        (15,556)
                                                           --------      --------       --------       --------        --------
          Total principal payments...................        (6,733)       (5,964)       (28,682)       (26,652)        (28,488)

Transfers to foreclosed real estate..................           (34)          (52)          (397)          (910)         (1,076)

Loan sales - guaranteed student loans................          (251)            -         (1,491)        (2,816)         (3,293)

Loans charged off....................................          (217)          (14)          (411)          (659)         (1,881)
                                                           --------      --------       --------       --------        --------

   Balance outstanding at end of period..............      $136,852      $133,935       $136,804       $132,717        $138,993
                                                           ========      ========       ========       ========        ========


     Residential Mortgage Lending. We emphasize the origination of mortgage loans secured by one- to four-family properties that serve as the primary residence of the owner. As of March 31, 1999, loans on one- to four-family residential properties accounted for $65.9 million, or 48.2%, of our total loan portfolio. Of residential mortgage loans outstanding on that date, 27.4% were ARM loans and 72.6% were fixed rate loans. Following the reorganization, we will seek to expand our residential lending activities with the proceeds received in the offering primarily through the marketing and sale to the secondary market of 30 year fixed-rate mortgage loans. We believe that the expansion of our residential lending will enhance our reputation as a service-oriented institution which meets the needs of our local community.

     Most of our loan originations are from existing or past customers, members of our local communities or referrals from local real estate agents, attorneys and builders. We believe that our branch offices are a significant source of new loan generation.

     Our mortgage loan originations are generally for terms from 10 to 20 years, amortized on a monthly basis with interest and principal due each month. Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option without penalty. Conventional residential mortgage loans granted by the Bank customarily contain "due-on-sale" clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

     As of May 1, 1999, we began offering conventional mortgage loans for terms of up to 30 years using standard Fannie Mae documents. Our current intention is to sell qualifying fixed rate 30 year loans in the secondary market and to continue retaining fixed rate loans with maturities of 20 years or less. We lend up to a maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties of 80% of the lesser of the appraised value or purchase price of the property, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 80%. We lend up to a maximum loan-to-value ratio of 90%. To a lesser extent we originate non-conforming loans which are tailored for the local community, but which may not satisfy the various requirements imposed by Fannie Mae. On occasion, the Bank makes loans for the construction of a primary residence.

     We also offer adjustable-rate mortgage loans with a maximum term of 30 years. Adjustable-rate loans offered by Rome Savings include loans which provide for an interest rate which is based on the interest paid on U.S. Treasury securities of corresponding terms plus a margin of up to 2.75%. We currently offer adjustable-rate loans with initial rates below those which would prevail under the foregoing computations, based upon our determination of market factors and competitive rates for adjustable-rate loans in our market area. For adjustable-rate loans, borrowers are qualified at the initial rate.

     Our adjustable-rate mortgages include limits on increase or decrease in the interest rate of the loan. The interest rate may increase or decrease by a maximum 2.0% per adjustment with a ceiling rate over the life of the loan. The retention of adjustable-rate mortgage loans in our loan portfolio helps reduce exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of the pricing of adjustable-rate mortgage loans. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

     During the year ended December 31, 1998, we originated $1.7 million in adjustable-rate mortgage loans and $7.6 million in fixed-rate loans. Approximately 34.6% of all residential loan originations during fiscal 1998 were refinancings of loans already in our portfolio. At March 31, 1999, Rome Savings' loan portfolio included $18.1 million in adjustable-rate one- to four-family residential mortgage loans or 13.2% of our total loan portfolio, and $47.9 million in fixed-rate one- to four-family residential mortgage loans, or 35.0% of our total loan portfolio.

     Commercial Real Estate Loans. We originate commercial real estate loans to finance the purchase of real property, which generally consists of developed real estate. In underwriting commercial real estate loans, consideration is given to the property's historic cash flow, current and projected occupancy, location and physical condition. At March 31, 1999, our commercial real estate loan portfolio consisted of 168 loans, totaling $29.0 million, or 21.2% of total loans. Our largest loan is a commercial real estate loan with an outstanding balance of $1.2 million at

March 31, 1999 secured by a commercial property located in Westbury, New York. The balance of the commercial real estate portfolio consists of loans which are collateralized by properties in our normal lending area. To a lesser extent, commercial real estate loans are secured by out of market properties. Our commercial real estate loan portfolio is diverse, and does not have any significant loan concentration by type of property or borrower. Our loan policy specifies the threshold for industry concentration at 6% of assets. The largest concentration of loans are those in the health care industry which compose approximately 3% of the loan portfolio. We lend up to a maximum loan-to-value ratio of 75% on commercial properties and require a minimum debt coverage ratio of 1.25.

     Commercial real estate lending involves additional risks compared with one- to four-family residential lending. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Our loan policies limit the amount of loans to a single borrower or group of borrowers to reduce this risk.

     Because of increased risks associated with commercial real estate loans, commercial real estate loans generally have a higher rate and shorter term than residential mortgage loans. Commercial real estate loans are generally offered at variable rates tied to prime rate. The term of such loans generally does not exceed 20 years.

     Commercial Loans. In addition to commercial real estate loans, we also engage in small business commercial lending, including business installment loans, lines of credit and other commercial loans. We have worked to develop a niche of making commercial loans to small and medium sized businesses in a wide variety of industries located in and outside of our market area. At March 31, 1999, our commercial loan portfolio consisted of 472 loans, totaling $17.3 million, or 12.7% of total loans.

     Unless otherwise structured as a mortgage on commercial real estate, such loans generally are limited to terms of five years or less. Substantially all such commercial loans have variable interest rates tied to the prime rate. Whenever possible, we collateralize these loans with a lien on commercial real estate, or alternatively, with a lien on business assets and equipment and the personal guarantees from principals of the borrower. Interest rates on commercial loans generally have higher yields than residential mortgages.

     We offer commercial services administered by the Rome Savings commercial loan department which are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases and the refinancing of existing corporate debt.

     Commercial loans are generally considered to involve a higher degree of risk than residential mortgage loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. We utilize the services of an outside consultant to conduct on-site reviews of the commercial loan portfolio to ensure adherence to underwriting standards and policy requirements.

     Consumer Loans. The Bank offers a variety of consumer loans to meet customer demand and the needs of the community and to increase the yield on its loan portfolio. Consumer loans are generally offered at a higher rate and shorter term than residential loans. Examples of our consumer loans include:

     .  property improvement loans;
     .  new and used automobile loans;
     .  recreational vehicles, boats and conversion vans;
     .  motorcycles, ATVs, snowmobiles and equipment loans;
     .  secured passbook loans, unsecured loans;
     .  property improvement loans;
     .  education loans; and
     .  mobile or manufactured home loans.

At March 31, 1999, the consumer loan portfolio totaled $24.3 million or 17.7% of total loans. Consumer loans generally are offered for terms of up to five or 10 years, depending on the collateral, at fixed interest rates. We expect consumer lending to be an area of gradual lending growth, with installment loans continuing to account for the major portion of our consumer lending volume.
Auto loans currently comprise the largest portion of the consumer loan portfolio at 39.9%, which consists primarily of loans for used cars.

     We make loans secured by deposit accounts up to 90.0% of the amount of the depositor's savings account balance. We also make other consumer loans, which may or may not be secured. The terms of such loans vary depending on the collateral.

     We make loans for automobiles, both new and used, directly to the borrowers. The term of automobile loans is generally limited to five years.
The financial terms of the loans are determined by the age and condition of the collateral. We obtain a title lien on the vehicle and collision insurance policies are required on all these loans. We pay a referral fee of no more than
$200 to automobile dealers who refer customers to us.   There is no difference
in interest rates and terms for customers who are referred and those who are not.

     Consumer loans are generally originated at higher interest rates than residential mortgage loans but also tend to have a higher credit risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets. Despite these risks, our level of consumer loan delinquencies generally has been low. No assurance can be given, however, that our delinquency rate on consumer loans will continue to remain low in the future, or that we will not incur future losses on these activities.

Loan Approval Procedures and Authority. As established by the Board of Trustees, our lending policies provide that the maximum mortgage amount is $300,000, with minimum mortgage amounts generally limited to $20,000. Once we receive a completed application, each mortgage application is presented to the Residential Mortgage Committee (which consists of bank officers) for approval. Loans over $60,000 must also be presented to the Executive Committee or the Lending Committee, which consists solely of Bank officers, for a second approval. All commercial mortgages over $75,000 must be approved by the Lending Committee, Executive Committee, or the Board of Trustees.

     The following describes our current lending procedures. Upon receipt of a completed loan application from a prospective borrower, we order a credit report and we verify certain other information. If necessary, we obtain additional financial or credit related information. We require an appraisal for all mortgage loans including loans made to refinance existing mortgage loans. Appraisals are performed by licensed or certified third-party appraisal firms which have been approved by our Board of Trustees. We require title insurance on all secondary market mortgage loans and certain other loans. We require borrowers to obtain hazard insurance, and if applicable, we may require borrowers to obtain flood insurance prior to closing. Available to borrowers is the option to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which we make disbursements for items such as real estate taxes, flood insurance, and private mortgage insurance premiums, if required.

Asset Quality

     One of our key operating objectives has been and continues to be to maintain a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of foreclosed properties, we have been proactive in addressing problem and non-performing assets. These strategies, as well as our high proportion of one- to four-family mortgage loans, our maintenance of sound credit standards for new loan originations and our loan administration procedures, have resulted in historically low delinquency ratios and, in recent years, a reduction in non-performing assets. These factors have helped strengthen our financial condition.

Delinquent Loans and Foreclosed Assets. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of mortgage loans, our mortgage servicing department is responsible for collection procedures from the 15th day up to the 120th day of delinquency. A reminder letter requesting prompt payment is sent on the 25th day. A late charge notice is sent at 30 days. At 30 days we also attempt to establish telephone contact with the borrower. If no contact is established, progressively stronger collection letters are sent on the 45th and 55th days of delinquency. Late charge notices are sent on the 30th and 60th days of the delinquency. Between the 60th and 90th day of delinquency, if telephone contact has not been established or if there has been mail returned, the collector or his assistant makes a physical inspection of the property. When contact is made with the borrower at any time prior to foreclosure, we attempt to obtain full payment of the amount delinquent or work out a repayment schedule with the borrower in order to avoid foreclosure. It has been our experience that most loan delinquencies are cured within 105 days and no legal action is taken.

     We send the "right to cure" foreclosure notice when a loan is approximately 75 days delinquent. This contains a "right to cure" clause that gives our customer the terms which must be met within 30 days of the date the letter is sent in order to avoid foreclosure action. After this letter expires, we send the loan to committee for approval to foreclose. We commence foreclosure if the loan is not brought current by the 120th day of delinquency unless specific limited circumstances warrant an exception. We hold property foreclosed upon as other real estate owned. We carry foreclosed real estate at its fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is brought current, paid in full or refinanced before the foreclosure sale, we either sell the real property securing the loan at the foreclosure sale or sell the property as soon thereafter as practical. The collection procedures for Federal Housing Association (FHA) and Veterans' Administration (VA) one- to four family mortgage loans follow the collection guidelines outlined by those agencies.

     The collection procedures for consumer, commercial, and other loans, excluding student loans, include our sending periodic late notices and letters to a borrower once a loan is past due. We attempt to make direct contact with a borrower once a loan is 15 days past due. We follow the same collection procedure as mortgages in our attempts to reach individuals by telephone and sending them letters and notices. Supervisory personnel in our lending area and in our collection area review loans 30 days or more delinquent on a regular basis. If collection activity is unsuccessful after 120 days, we may charge off a loan and/or refer the matter to our legal counsel for further collection effort. Loans deemed uncollectable by our Collection Department are proposed for charge-off. All loan charge-offs regardless of amount are to be approved by the senior loan officer or the president of the bank. Those charge-offs in excess of $2,500 must be approved by a second senior officer and reported to the Executive Committee or the Lending Committee at its next scheduled meeting. The collection procedures for guaranteed student loans follow those specified by federal and state guidelines.

     Our policies require that management continuously monitor the status of the loan portfolio and report to the Board of Trustees on a monthly basis. These reports include information on delinquent loans and foreclosed real estate and our actions and plans to cure the delinquent status of the loans and to dispose of the real estate.

     The following table sets forth the Bank's delinquent loans at the dates indicated.

                                       March 31,                                     December 31,
                                                                     ---------------------------------------------
                                        1999                                            1998
                      --------------------------------------------   ---------------------------------------------
                          60-89 Days          90 Days or More             60-89 Days            90 Days or More
                      --------------------------------------------   ---------------------   ---------------------
                                Principal                Principal                Principal              Principal
                      No. of     Balance     No. of       Balance      No. of      Balance     No. of     Balance
                       loans     of Loans    loans       of Loans      loans      of Loans     loans     of Loans
                      ------    ---------    ------     ----------    -------    ----------   --------   ---------
                                                        (Dollars in thousands)
Mortgage loans.......    2      $  49           4        $ 131          3         $ 134          7        $ 455
Commercial loans.....    3        273           6          402          3            14          7          439
Consumer loans.......   13         42           9           42         12            54         13           36
                       ---      -----         ---         ----        ---         -----        ---       ------
Total................   18        364          19          575         18           202         27          930
                       ===      =====         ===         ====        ===         =====        ===       ======
Delinquent loans to
 total loans.........            0.27%                    0.42%                    0.15%                   0.68%


                                                              December 31,
                      -------------------------------------------------------------------------------------------
                                        1997                                            1996
                      --------------------------------------------   --------------------------------------------
                          60-89 Days          90 Days or More             60-89 Days            90 Days or More
                      --------------------------------------------   ---------------------   --------------------
                                Principal               Principal               Principal               Principal
                      No. of     Balance     No. of      Balance     No. of      Balance      No. of     Balance
                       loans     of Loans     loans      of Loans     loans      of Loans      loans     of Loans
                      ------    ---------    ------     ----------   -------    ----------   --------   ---------
                                                        (Dollars in thousands)
Mortgage loans.......    6      $ 358          12        $  933          5         $ 157         19      $ 2,263
Commercial loans.....    5         86           8           397          4           112         25          839
Consumer loans.......   35         95          38           144         47           157         27          150
                       ---      -----         ---         -----        ---         -----        ---       ------
Total................   46        539          58         1,474         56           426         71       $3,252
                       ===      =====         ===         =====        ===         =====        ===       ======
Delinquent loans to
 total loans.........            0.41%                    1.11%                    0.31%                   2.34%

     Non-performing assets totaled $842,000 at March 31, 1999 compared with $1.2 million at December 31, 1998 and $3.1 million at December 31, 1997. Our $575,000 in loans delinquent 90 days or more at March 31, 1999 were comprised primarily of five commercial loans with an average principal balance of approximately $78,000. At March 31, 1999, our largest loan delinquent 90 days or more had a balance of $150,000.

     The following table presents information regarding non-accrual mortgage and consumer and other loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated. If all non-accrual loans had been performing in accordance with their original terms and had been outstanding from the earlier of the beginning of the period or origination, we would have recorded interest income on these loans of approximately $13,956 for the three months ended March 31, 1999 and $88,098 for 1998, as compared to $4,771 and $61,969, respectively, for these periods which was included in interest income.

                                               At March 31,               At December 31,
                                        ------------------------      -------------------------
                                        1999      1998      1997      1996      1995       1994
                                        ------  --------  ------      ------  --------   ------
                                                       (Dollars in thousands)
Nonaccruing loans:
   Mortgage loans.....................  $   0    $  355    $  591    $  959    $  648     $1,335
   Commercial loans...................    402       439       397       839       849        726
   Consumer loans.....................      3         5        55        89       113         60
                                        -----    ------    ------    ------    ------     ------
       Total..........................    405       799     1,043     1,887     1,610      2,121

Accruing loans delinquent
   90 days or more....................    170       131       431     1,365     1,973        471

Total non-performing loans............    575       930     1,474     3,252     3,583      2,592

Foreclosed real estate, net...........    267       294     1,626     1,450     1,570      2,383
Total non-performing assets...........    842     1,224     3,100     4,702     5,153      4,975

Non-performing loans to total loans...   0.42%     0.68%     1.11%     2.34%     2.54%      1.86%
Non-performing assets to total assets.   0.38%     0.54%     1.45%     2.22%     2.40%      2.43%


     With the exception of first mortgage loans insured or guaranteed by the FHA or VA or for which the borrower has obtained private mortgage insurance, we stop accruing income on loans when interest or principal payments are 90 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. We designate loans on which we stop accruing income as non-accrual loans and we reverse outstanding interest that we previously credited. We may recognize income in the period that we collect it, when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist.

     We define the population of impaired loans to be all non-accrual commercial real estate and commercial loans greater than $250,000. Impaired loans are individually assessed to determine whether a loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impaired loan portfolio. We had no loans classified as impaired at March 31, 1999, and at December 31, 1998 and 1997. In addition, at March 31, 1999 and December 31, 1998 and 1997, we had no loans classified at troubled debt restructuring, as defined in SFAS No. 15.

     Foreclosed real estate consists of property we acquired through foreclosure or deed in lieu of foreclosure. Foreclosed real estate properties are initially recorded at the lower of the recorded investment in the loan or fair value. Thereafter, we carry foreclosed real estate at fair value less estimated selling costs.

     Allowance for Loan Losses. The following table sets forth activity in the Bank's allowance for loan losses and other ratios at or for the dates indicated.

                                         At or For the Three
                                            Months Ended
                                              March 31,                   At or For the Years Ended December 31,
                                         -------------------    ---------------------------------------------------------
                                           1999        1998       1998       1997         1996          1995        1994
                                         -------     -------    -------     -------      ------        ------      ------
                                                                      (Dollars in thousands)
Balance at beginning of period........   $ 1,956     $ 1,742    $ 1,742     $ 1,708      $1,645        $1,579      $1,715

Provision for loan losses.............         0          75        390         360       1,850           767         300

Charge-offs:

   Mortgage loans.....................       159           0        191         290         379           550         185

   Commercial loans...................        48           6        111         247       1,364(1)         40         208

   Consumer loans.....................        10           8        109         122         138           124          58
                                         -------     -------    -------     -------      ------        ------      ------
                                             217          14        411         659       1,881           714         451

Recoveries............................       159          46        235         333          94            13          15

Net charge-offs (recoveries)..........        58         (32)       176         326       1,787           701         436

Balance at end of period..............     1,898       1,849      1,956       1,742       1,708         1,645       1,579

Ratio of net charge-offs to
   average loans outstanding
   during the period..................      0.04%     (0.02)%      0.13%       0.24%       1.28%         0.50%       0.29%

Allowance for loan losses as
   a percent of loans.................      1.39%       1.38%      1.43%       1.31%       1.23%         1.17%       1.13%

Allowance for loan losses as
   a percent of non-performing
   loans..............................    330.09%     123.02%    210.32%     118.18%      52.52%        45.91%      60.92%

___________________
(1) Includes a $1.0 million loss from the fraud-related bankruptcy of a commercial loan customer.

     The allowance for loan losses is a valuation account that reflects our evaluation of the losses inherent in our loan portfolio. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely.

     Our evaluation of risk in maintaining the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. We consider the following factors as part of this evaluation: our historical loan loss experience, known and inherent risks in the loan portfolio, the estimated value of the underlying collateral and current economic and market trends. There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable losses. Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. These agencies, including the FDIC, may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

     For the year ended December 31, 1998, we increased our allowance for loan losses through a $390,000 provision for loan losses based on our evaluation of the items discussed above. We did not provide for a provision for loan losses for the three months ended March 31, 1999. Because of the recent decline in non-performing assets, the Bank's ratio of allowance for loan losses as a percentage of non-performing loans increased to 330.1% at March 31, 1999. Despite this increase, the Bank believes that its allowance for loan losses accurately reflects the level of risk in its loan portfolio. In addition to the non-performing loans, management has identified, through normal internal credit review procedures, $4.3 million in "potential problem loans" at March 31, 1999. These problem loans are defined as loans not included as non-performing loans, but about which management has developed information regarding possible credit problems, which may cause the borrowers future difficulties in complying with loan repayments. These problem loans are spread among nine lending relationships, and are primarily commercial real estate and consumer loans. Payments are current on $3.3 million, or 76.79% of these loans. The Bank will continue to be aggressive in identifying, monitoring and resolving potential problem loans. The current high level of the ratio of allowance for loans losses to non-performing assets reflects the risks associated with the weakness of the local economy and the continuing decline in real estate values in Oneida County as reflected by the City of Rome's decision to decrease the tax assessment on real property in 1998. In addition, the Bank believes that its historically low level of non-performing assets reflects in part the high level of charge-offs from 1994 to 1997 and does not necessarily reflect the level of risk in the portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Operating Results for the Three Months Ended March 31, 1999 and 1998 and the Years Ended December 31, 1998 and 1997 -- Provision for Loan Losses."

     The following table presents our allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the periods indicated.

                                             At March 31, 1999                          At December 31, 1998
                                  ------------------------------------    -----------------------------------------------
                                            Percentage of   Loans in                Percentage of   Loans in
                                            Allowance to      Each                  Allowance to      Each
                                                Total      Category to                  Total      Category to
                                  Amount      Allowance    Total Loans    Amount      Allowance    Total Loans    Amount
                                  ------    -------------  -----------    ------    -------------  ------------   ------
                                                                                 (Dollars in thousands)
Mortgage loans:
   One to four family...........   $  341     17.96%         48.16%        $  331     16.92%         48.06%        $  405
   Commercial real estate.......      680     35.83%         21.21%           792     40.49%         21.56%           684
   Construction & land..........        7      0.37%          0.24%            10      0.51%          0.29%             7
                                   ------    ------         ------         ------    ------         ------         ------
       Total mortgage loans.....    1,028     54.16%         69.61%         1,133     57.92%         69.91%         1,096

Commercial loans................      650     34.25%         12.66%           594     30.37%         12.62%           440

Consumer loans..................      220     11.59%         17.73%           229     11.71%         17.47%           206

       Total allowance for
         loans losses...........    1,898    100.00%        100.00%         1,956    100.00%        100.00%         1,742


                                            At December 31, 1997
                                      ---------------------------------
                                       Percentage of        Loans in
                                       Allowance to           Each
                                          Total            Category to
                                        Allowance          Total Loans
                                      --------------       ------------
Mortgage loans:
   One to four family...........         23.25%              49.85%
   Commercial real estate.......         39.27%              21.43%
   Construction & land..........          0.40%               0.70%
                                        ------              ------
       Total mortgage loans.....         62.92%              71.98%

Commercial loans................         25.26%              11.45%

Consumer loans..................         11.82%              16.57%

       Total allowance for
         loans losses...........        100.00%             100.00%



                                              At December 31, 1996                    At December 31, 1995
                                    --------------------------------------  ------------------------------------------
                                                Percentage of
                                                 Allowance     Loans in                 Percentage of      Loans in
                                                    to           Each                    Allowance to        Each
                                                   Total      Category to                   Total         Category to
                                     Amount      Allowance    Total Loans    Amount       Allowance       Total Loans
                                    --------   ------------  -------------  --------   ---------------   -------------
Mortgage loans:                                                                   (Dollars in thousands)
   One to four family..............  $  424        24.82%       48.74%       $  269         16.35%          45.40%
   Commercial real estate..........     654        38.29%       22.90%          734         44.62%          24.46%
   Construction & land.............       8         0.47%        0.52%           11          0.67%           0.70%
                                     ------       ------       ------        ------        ------          ------
       Total mortgage loans........   1,086        63.58%       72.16%        1,014         61.64%          70.56%
Commercial loans...................     466        27.28%       13.22%          491         29.85%          13.96%
Consumer loans.....................     156         9.14%       14.62%          140          8.51%          15.48%
       Total allowance for.........   1,708       100.00%      100.00%        1,645        100.00%         100.00%
         loans losses

                                                      At December 31, 1994
                                           -----------------------------------------
                                                       Percentage of    Loans in
                                                        Allowance to      Each
                                                           Total       Category to
                                            Amount       Allowance     Total Loans
                                           ---------  --------------  --------------
Mortgage loans:
   One to four family...................      265          16.78%        45.27%
   Commercial real estate...............      761          48.19%        24.48%
   Construction & land..................       14           0.89%         0.99%
                                            -----         ------        ------
       Total mortgage loans.............    1,040          65.86%        70.74%

Commercial loans........................      402          25.46%        14.44%

Consumer loans..........................      137           8.68%        14.82%

       Total allowance for..............    1,579         100.00%       100.00%
         loans losses

Investment Activities

     The Board of Trustees reviews and approves our investment policy on an annual basis. The Board of Trustees has delegated primary responsibility for ensuring that the guidelines in the investment policy are followed by the Treasurer/Chief Financial Officer. The Treasurer reports to the Asset Liability Management Committee and to the Executive Committee between its monthly meeting dates.

     Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity within established guidelines. In establishing our investment strategies, we consider our interest rate sensitivity, the types of securities to be held, liquidity and other factors. New York chartered savings banks have authority to invest in various types of assets, including U.S. Government obligations, securities of various federal agencies, obligations of States and Municipalities, mortgage-backed securities, certain time deposits of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements, loans of federal funds, and, subject to certain limits, corporate debt and equity securities, commercial paper and mutual funds.

     The specific goals of our investment policy include maintaining Rome Savings' primary liquidity consisting of investments in federal funds, interest bearing deposits, and fixed income investments maturing within one year less non-deposit borrowings, in a range of 8% to 20% of total assets. At March 31, 1999 and December 31, 1998, our primary liquidity ratio was 13.95% and 14.7%, respectively. For information regarding the carrying values, yields and maturities of our investment securities, see "-- Carrying Values, Yields and Maturities."

     We classify securities as held to maturity or available for sale at the date of purchase. Held to maturity securities are reported at cost, adjusted for amortization of premium and accretion of discount. Available for sale securities are reported at fair market value. We classify U.S. Government securities and U.S. Government Agency securities, as available for sale. These securities predominately have maturities of less than five years although the Bank also invests in adjustable rate U.S. Government agency securities with maturities up to 15 years. Our mortgage-backed securities, all of which are directly or indirectly insured or guaranteed by Freddie Mac, GNMA or Fannie Mae, consist of both 30 year securities and seven year balloon securities. The latter are so named because they mature (i.e. balloon) prior to completing their normal 30 year amortization. The 30 year mortgage backed securities are classified as held to maturity while the seven year balloon securities are classified as available for sale.

     We also invest in state and municipal obligations with a maturity of ten years or less rated at least AA by Moody's, Standard & Poors, or Fitch. We invest in these securities because of their favorable after tax yields in comparison to U.S. Government and U.S. Government Agency securities of comparable maturity. These securities are classified as available for sale. Finally, the Bank has investments in FHLB stock and other equity securities which are classified as "available for sale." Equity securities represent an investment in one institutional mutual fund which is exclusively available to financial institutions.

     The following table presents our investment securities activities for the periods indicated.

                                                  For the Quarter Ended
                                                        March 31,          For the Year Ended December 31,
                                                  ---------------------   --------------------------------
                                                   1999          1998       1998        1997        1996
                                                  -------       -------   --------     -------    --------
                                                                   (Dollars in thousands)
Carrying value at beginning of period
 Available-For-Sale                               $55,036      $54,947    $ 54,947     $46,798    $ 43,787
Carrying value at beginning of period Held-
 To-Maturity                                        1,472        1,681       1,681       1,525       1,619
                                                  -------      -------    --------     -------    --------
   Total value beginning of period.............    56,508       56,628      56,628      48,323      45,406

Purchases:
   Available for sale..........................     4,057            3      21,086      19,803      28,096
   Held to Maturity............................         -            -         107         448         129

Calls:
   Available for sale..........................    (1,000)      (1,000)     (5,000)          0           0

Maturities:
   Available for sale..........................    (5,000)      (3,000)    (16,000)     (9,000)    (15,840)

Sales:
   Available for sale..........................         0         (304)       (607)     (3,302)     (8,884)

Principal repayments:
   Available for sale..........................       (45)           0           0           0           0
   Held to maturity............................       (52)         (41)       (314)       (291)       (222)

Premium & discount amortization; net:
   Available for sale..........................        (6)          32          38          29          62
   Held to maturity............................         0            0          (2)         (1)         (0)
Change in unrealized gains.....................      (186)         147         572         619        (424)

Net (decrease) increase in investment..........    (2,232)      (4,163)       (120)      8,305       2,917
 securities

Carrying value at end of period AFS............    52,856       50,825      55,036      54,947      46,798
Carrying value at end of period HTM............     1,420        1,640       1,472       1,681       1,525

Total portfolio at end of period...............    54,276       52,465      56,508      56,628      48,323

     The following table presents the composition of our money market investments, investment securities and mortgage-backed securities portfolios in dollar amount and in percentage of each investment type at the dates indicated. It also presents the coupon type for the mortgage-backed securities portfolio.


                                           At March 31,                     At December 31,
                                ------------------------------     ------------------------------
                                               1999                               1998
                                ------------------------------     ------------------------------
                                Amortized   Percent of    Fair     Amortized   Percent of    Fair
                                  Cost       Total (1)   Value        Cost      Total (1)   Value
                                ---------   ----------   -----     ---------   ----------   -----
                                                      (Dollars in thousands)
Held to Maturity:
Mortgage-backed securities

   GNMA.........................  $   669      1.26%     $   722     $   718      1.30%     $   773
   FHLMC........................       30      0.06%          33          32      0.05%          36
   U.S. Government Securities...      502      0.94%         510         502      0.91%         513
   Other bonds..................      219      0.41%         219         220      0.40%         220
                                  -------    ------      -------     -------    ------      -------
          Total held to
           maturity.............    1,420      2.67%       1,484       1,472      2.66%       1,542
                                  -------    ------      -------     -------    ------      -------

Available for sale:
   U.S. Government securities...   19,022     35.75%      19,145      22,031     39.87%      22,242
   U.S. Government agencies.....   10,286     19.33%      10,415      10,041     18.17%      10,138
   State and Municipal
    Obligations................    13,092     24.61%      13,247      12,392     22.43%      12,660

   Mortgage-backed securities
       FNMA.....................    2,008      3.77%       1,998       2,013      3.65%       2,000
       FHLMC....................    2,970      5.58%       2,957       3,011      5.45%       2,996
                                  -------    ------      -------     -------    ------      -------

Total available for sale
 debt securities................   47,378     89.04%      47,762      49,488     89.57%      50,036

   Equity securities............    3,646      6.86%       4,331       3,546      6.42%       4,253
   FHLB stock...................      763      1.43%         763         747      1.35%         747
                                  -------    ------      -------     -------    ------      -------

       Total available for
        sale....................   51,787     97.33%      52,856      53,781     97.34%      55,036
                                  -------    ------      -------     -------    ------      -------
        Total investment
        securities..............  $53,207    100.00%     $54,340     $55,253    100.00%     $56,578
                                  =======    ======      =======     =======    ======      =======

                                                               At December 31,
                                     --------------------------------------------------------------------
                                                  1997                               1996
                                     --------------------------------  ----------------------------------
                                     Amortized   Percent of    Fair     Amortized   Percent of    Fair
                                       Cost       Total (1)   Value        Cost      Total (1)   Value
                                     --------------------------------  -----------------------------------
                                                           (Dollars in thousands)
Held to Maturity:
Mortgage-backed securities
   GNMA.........................      $   919      1.64%     $   994     $ 1,094      2.27%     $ 1,175
   FHLMC........................           40      0.07%          47          53      0.11%          61
   U.S. Government Securities...          504      0.90%         514         201      0.42%         206
   Other bonds..................          218      0.39%         218         177      0.36%         180
                                      -------    ------      -------     -------    ------      -------

          Total held to
           maturity.............        1,681      3.00%       1,773       1,525      3.16%       1,622
                                      -------    ------      -------     -------    ------      -------

Available for sale:
   U.S. Government securities...       35,015     62.59%      35,190      32,960     68.30%      32,961
   U.S. Government agencies.....       16,132     28.84%      16,170      12,008     24.88%      11,962
   State and Municipal
    Obligations.................            0      0.00%           0           0      0.00%           0

   Mortgage-backed securities
       FNMA.....................            0      0.00%           0           0      0.00%           0
       FHLMC....................            0      0.00%           0           0      0.00%           0
                                      -------    ------      -------     -------    ------      -------

Total available for sale
 debt securities................       51,147     91.43%      51,360      44,968     93.18%      44,923

   Equity securities............        2,370      4.24%       2,840       1,032      2.14%       1,141
   FHLB stock...................          747      1.33%         747         734      1.52%         734
                                      -------    ------      -------     -------    ------      -------

       Total available for
        sale....................       54,264     97.00%      54,947      46,734     96.84%      46,798
                                      -------    ------      -------     -------    ------      -------

       Total investment
        securities..............      $55,945    100.00%     $56,720     $48,259    100.00%     $48,420
                                      =======    ======      =======     =======    ======      =======

-------------------------
(1)      Based on amortized cost.

     Carrying Values, Yields and Maturities. The following table sets forth the scheduled maturities, book value, market value and weighted average yields for the Bank's debt securities at March 31, 1999.



                                                                        More Than One Year           More Than Five Years
                                            One Year or Less              to Five Years                 to Ten Years
                                        -------------------------   --------------------------    ---------------------------
                                                      Weighted                      Weighted                      Weighted
                                        Carrying       Average       Carrying        Average       Carrying        Average
                                          Value         Yield          Value          Yield          Value          Yield
                                       ------------  -----------    -----------     ----------    ------------    -----------
                                                                       (Dollars in thousands)
Available for sale
 securities:
U.S. Government Securities............    $13,084        6.13%         $ 6,061         5.91%         $     0          0.00%
U.S. Government Agencies..............          0        0.00%           7,176         6.67%           1,248          5.19%
State and Municipal
 Obligations..........................          0        0.00%             326         6.26%          12,822          6.31%
Mortgage-backed securities............          0        0.00%               0         0.00%           4,955          5.79%
                                          -------        ----          -------         ----          -------         ----
                                           13,084        6.13%          13,563         6.32%          19,025          6.10%

Held to maturity securities:
U.S. Government Securities............        502        6.64%               0         0.00%               0          0.00%
Mortgage-backed securities............          0        0.00%              44         6.71%             258          8.69%
Other.................................          0        0.00%               0         0.00%               0          0.00%
                                          -------        ----          -------         ----          -------          ----
                                              502        6.64%              44         6.71%             258          8.69%
                                          -------        ----          -------         ----          -------          ----
Total Debt Securities.................    $13,586        6.15%         $13,607         6.32%         $19,283          6.14%
                                          =======        ====          =======         ====          =======          ====


                                           More Than Ten Years                   Total
                                       --------------------------    ----------------------------
                                                        Weighted                      Weighted
                                        Carrying        Average       Carrying        Average
                                         Value           Yield          Value          Yield
                                       -----------    -----------    ------------   ------------
                                                        (Dollars in thousands)
Available for sale
 securities:
U.S. Government Securities............    $    0         0.00%          $19,145         6.06%
U.S. Government Agencies..............     1,991         6.07%           10,415         6.38%
State and Municipal
 Obligations..........................        99         6.44%           13,247         6.31%
Mortgage-backed securities............         0         0.00%            4,955         5.79%
                                          ------        -----           -------         ----
                                           2,090         6.09%           47,762         6.17%

Held to maturity securities:
U.S. Government Securities............         0         0.00%              502         6.64%
Mortgage-backed securities............       397        10.73%              699         9.72%
Other.................................       219         7.52%              219         7.52%
                                          ------        -----           -------         ----
                                             616         9.59%            1,420         8.29%
                                          ------        -----           -------         ----
Total Debt Securities.................    $2,706         6.88%          $49,182         6.23%
                                          ======         =====          =======         ====

         Carrying Values, Yields and Maturities. The following table sets forth the scheduled maturities, book value, market value and weighted average yields for the Bank's debt securities at December 31, 1998.



                                                                        More Than One Year           More Than Five Years
                                            One Year or Less              to Five Years                 to Ten Years
                                        -------------------------   --------------------------    ---------------------------
                                                      Weighted                      Weighted                      Weighted
                                        Carrying       Average       Carrying        Average       Carrying        Average
                                          Value         Yield          Value          Yield          Value          Yield
                                       ------------  -----------    -----------     ----------    ------------    -----------
                                                                       (Dollars in thousands)
Available for sale
 securities:
U.S. Government Securities...........    $18,126       6.00%         $  4,116        6.26%           $     0         0.00%
U.S. Government Agencies.............          0       0.00%            8,204        6.54%                 0         0.00%
State and Municipal
 Obligations.........................          0       0.00%                0        0.00%            12,660         6.26%
Mortgage-backed securities...........          0       0.00%                0        0.00%             4,996         5.80%
                                         -------       ----           -------        ----            -------         ----
                                          18,126       6.00%           12,320        6.45%            17,656         6.13%

Held to maturity securities:
U.S. Government Securities...........          0       0.00%             502         6.64%                 0         0.00%
Mortgage-backed securities...........          0       0.00%              50         6.74%               150         8.37%
Other................................          0       0.00%               0         0.00%                 0         0.00%
                                         -------       ----          -------         ----            -------         ----
                                               0       0.00%             552         6.65%               150         8.37%
                                         -------       ----          -------         ----            -------         ----
Total Debt Securities................    $18,126       6.00%         $12,872         6.46%           $17,806         6.14%
                                         =======       ====          =======         ====            =======         ====
                                           More Than Ten Years                   Total
                                       --------------------------    ----------------------------
                                                        Weighted                      Weighted
                                        Carrying        Average       Carrying        Average
                                         Value           Yield          Value          Yield
                                       -----------    -----------    ------------   ------------
Available for sale
 securities:
U.S. Government Securities...........    $    0           0.00%        $22,242          6.05%
U.S. Government Agencies.............     1,934           6.15%         10,138          6.47%
State and Municipal
 Obligations.........................         0           0.00%         12,660          6.26%
Mortgage-backed securities...........         0           0.00%          4,996          5.80%
                                         ------          -----         -------          ----
                                          1,934           6.15%         50,036          6.16%

Held to maturity securities:
U.S. Government Securities...........         0           0.00%            502          6.64%
Mortgage-backed securities...........       550          10.55%            750          9.86%
Other................................       220           7.52%            220          7.52%
                                         ------          -----         -------          ----
                                            770           9.68%          1,472          8.41%
                                         ------          -----         -------          ----
Total Debt Securities................    $2,704          7.16%         $51,508          6.22%
                                         ======          =====         =======          ====

Sources of Funds

     General. Deposits, scheduled amortization and prepayments of loan principal, maturities and calls of investments securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Deposits. We offer a variety of deposit accounts having a range of interest rates and terms. We currently offer regular savings deposits (consisting of passbook and statement savings accounts), interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and time deposits.

     Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Our deposits are primarily obtained from areas surrounding our offices and we rely primarily on paying competitive rates, service and long-standing relationships with customers to attract and retain these deposits. We do not use brokers to obtain deposits.

     When we determine our deposit rates, we consider local competition, U.S. Treasury securities offerings and the rates charged on other sources of funds. Core deposits (defined as savings deposits, money market accounts and demand accounts) represented 54.8% of total deposits on March 31, 1999 and 53.7% on December 31, 1998. At March 31, 1999 and December 31, 1998, time deposits with remaining terms to maturity of less than one year amounted to $57.1 million and $54.9 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Net Interest Income" for information relating to the average balances and costs of our deposit accounts for the three months ended March 31, 1999 and 1998 and years ended December 31, 1998, 1997 and 1996.

     The following table presents our deposit activity for the periods indicated.

                                                   For the Three Months
                                                     Ended March 31,          For the Year Ended December 31,
                                                 -----------------------   -------------------------------------
                                                   1999           1998       1998           1997         1996
                                                 --------       --------   --------       --------     ---------
                                                                                    (Dollars in thousands)
Total deposits at beginning of period.........   $189,130     $184,496     $184,496      $184,579     $188,358
Net deposits (withdrawals)....................      1,063          674       (2,569)       (7,394)     (11,266)
Interest credited on deposit accounts.........      1,733        1,781        7,203         7,311        7,487
Total deposits at end of period...............    191,926      186,951      189,130       184,496      184,579
Total increase (decrease) in
   deposit accounts...........................   $  2,796     $  2,455     $  4,634      $    (83)    $ (3,779)
Percentage increase (decrease)................       1.48%        1.33%        2.51%        (0.04)%      (2.01)%

     At March 31, 1999, we had $10.8 million in time deposits with balances of $100,000 and over maturing as follows:

                   Maturity Period                        Amount
            ----------------------------------------    -----------
                                (In thousands)
            Three months or less....................      $ 1,703
            Over three months through six months....        2,401
            Over six months through 12 months.......        2,700
            Over 12 months..........................        4,004
                                                          -------
            Total...................................      $10,808
                                                          =======


     The following table presents the distribution of our deposit accounts at the dates indicated by dollar amount and percent of portfolio, and the weighted average nominal interest rate on each category of deposits.

                                                      At March 31,                         December 31,
                                          ---------------------------------    ---------------------------------
                                                        1999                                  1998
                                          ---------------------------------    ---------------------------------
                                                                   Weighted                             Weighted
                                                        Percent    average                   Percent    average
                                                       of total    nominal                  of total    nominal
                                            Amount     deposits      rate       Amount      deposits      rate
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                                                                      (Dollars in Thousands)
Savings.................................    $ 78,398      40.85%       3.05%     $ 75,935      40.15%       3.05%
Money market............................       6,353       3.31%       3.10%        5,423       2.87%       3.10%
Other interest bearing..................       2,594       1.35%       2.45%        2,802       1.48%       2.95%
Noninterest bearing.....................      20,429      10.64%        n/a        20,231      10.70%        n/a
                                            --------     ------                  --------     ------
       Total............................     107,774      56.15%                  104,391      55.20%
                                            --------     ------                  --------     ------

Time Deposits:
Original maturities of:
   Three months or less.................         946       0.49%       3.76%          957       0.50%       3.76%
   Over three months to
     twelve months......................      39,783      20.73%       4.48%       39,646      20.96%       4.76%
   Twelve months to twenty-                   13,761       7.17%       5.17%       13,995       7.40%       5.28%
     four months........................
   Twenty-four months to
     thirty-six months..................       8,739       4.56%       5.34%        8,996       4.76%       5.38%
   Thirty-six months to forty-
     eight months.......................        2,992      1.56%       5.60%        3,176       1.68%       5.90%
   Forty-eight months to
     sixty months.......................       17,931      9.34%       6.18%       17,969       9.50%       6.18%
                                            ---------    ------       -----      --------     ------       -----
   Total time deposits..................       84,152    43.85%        5.08%       84,739      44.80%       5.24%
                                            ---------    ------                  --------     ------

Total deposits..........................    $191,926     100.00%                 $189,130     100.00%
                                            ========     ======                  ========     ======



                                                                        At December 31,
                                           ------------------------------------------------------------------------
                                                           1997                                1996
                                           ----------------------------------  ------------------------------------
                                                                     Weighted                             Weighted
                                                          Percent    average                   Percent    average
                                                         of total    nominal                  of total    nominal
                                              Amount     deposits      rate      Amount       deposits      rate
                                           -----------   ----------  -------   ----------  -----------  -----------
                                                                   (Dollars in Thousands)
Savings.................................      $ 75,047      40.68%     3.05%     $ 76,258       41.31%      3.05%
Money market............................         4,804       2.60%     3.20%        4,389        2.38%      3.20%
Other interest bearing..................         2,574       1.40%     3.05%        2,319        1.26%      3.05%
Noninterest bearing.....................        16,240       8.80%      n/a        15,090        8.18%       n/a
                                              --------     ------                --------      ------
       Total............................        98,665      53.48%                 98,056       53.13%
                                              --------     ------                --------      ------

Time Deposits:
Original maturities of:
Three months or less....................           944       0.51%       4.10%        638        0.34%      3.90%
   Over three months to
    twelve months.......................        41,408      22.44%       5.03%     41,771       22.63%      4.92%
   Twelve months to twenty-
    four months.........................        12,566       6.81%       5.24%     14,186        7.68%      5.53%
   Twenty-four months to
    thirty-six months...................        10,358       5.62%       5.66%     10,883        5.90%      5.62%
   Thirty-six months to forty-
    eight months........................         2,992       1.62%       5.97%      3,043        1.65%      5.69%
   Forty-eight months to
    sixty months........................        17,563       9.52%       6.11%     16,002        8.67%      6.09%
                                              --------     ------        ----    --------      ------       ----

   Total time deposits..................        85,831      46.52%      5.38%     86,523       46.87%       5.34%
                                              --------     ------               --------      ------

Total deposits..........................      $184,496     100.00%              $184,579      100.00%
                                              ========     ======               ========      ======

     The following table presents, by rate category, the amount of our time deposit accounts outstanding at the dates indicated.

                                At March 31,        At December 31,
                               ------------- --------------------------------
                                 1999          1998        1997        1996
                               --------      --------    --------    --------
   Time deposit accounts:                     (In thousands)
   4.00% or less.............    $   946      $   957     $     0     $   638
   4.01%-4.50%...............     28,353       11,082       1,013       1,404
   4.51%-5.00%...............      7,899       14,922      16,954      41,213
   5.01%-5.50%...............     21,130       31,540      44,777      20,302
   5.51%-6.00%...............     18,088       18,036      13,159       8,600
   over 6.00%................      7,736        8,202       9,928      14,366
                                 -------      -------     -------     -------
       Total.................    $84,152      $84,739     $85,831     $86,523
                                 =======      =======     =======     =======

     The following table presents, by rate category, the remaining period to maturity of time deposit accounts outstanding as of March 31, 1999.

                         Within                                 One to
                         three      Three to    Six months       two          Two to        Over three
                         months    six months   to one year      years     three years        years         Total
                        --------  ------------  ------------   ---------  -------------    ------------    -------
Time deposit accounts:                                      (In thousands)
4.00% or less.......    $   946      $     0       $     0      $     0         $    0          $    0     $   946
4.01%-4.50%.........      6,315        7,118        11,768        2,447            447             258      28,353
s4.51%-5.00%........        777        1,662         2,318        1,005            883           1,254       7,899
5.01%-5.50%.........      8,841        5,973         3,038        1,645          1,414             219      21,130
5.51%-6.00%.........          0          988         3,472        7,420          2,119           4,089      18,088
over 6.00%..........        416          142         3,303        3,829              0              46       7,736
                        -------      -------       -------      -------         ------          ------     -------
     Total..........    $17,295      $15,883       $23,899      $16,346         $4,863          $5,866     $84,152
                        =======      =======       =======      =======         ======          ======     =======

     Borrowings. We do not currently borrow funds to finance our lending and investing activities. We intend, however, to borrow funds in the future. We may borrow funds pursuant to reverse repurchase agreements, whereby we sell an asset with an agreement to repurchase it at some future date. We are a member of the Federal Home Loan Bank of New York and have available a line of credit of $21,205,000.

Subsidiary Activities

     Rome Savings has three subsidiaries, 100 On the Mall Corporation, Clocktower Insurance Agency Incorporated and Clocktower Financial Corporation. 100 On the Mall acts as a manager, and developer of real estate. Its only activity is ownership of Rome Savings' main office building and premises. Clocktower Insurance owns real estate for future expansion, which is currently being leased to a Dunkin Donuts franchise adjacent to one of our branch offices. Clocktower Financial is an inactive mortgage banking subsidiary.

Properties

     We conduct our business through our executive office, operations center and three banking offices which had an aggregate net book value of $3.0 million as of March 31, 1999.

                                      Leased or         Net Book ue
            Location                    Owned           March 31,99
--------------------------------    -------------   ------------------
                                                      (In thousands)
Principal Office:

   100 West Dominick St.
   Rome, NY.....................        Owned            $   952

Branch Offices:

   1629 Black River Boulevard
   Rome, NY.....................        Owned            $   358

   1300 Erie Boulevard
   Rome, NY.....................        Owned            $ 1,101

   82 Seneca Turnpike
   New Hartford, NY.............        Owned            $   126

Accounting Center:

   139 West Dominick Street
   Rome, NY.....................        Owned            $   422

Legal Proceedings

     We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. We believe that these routine legal proceedings, in the aggregate, are immaterial to our financial condition and results of operations.

Personnel

     As of March 31, 1999, we had 85 full-time employees and 21 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.


                        BUSINESS OF ROME BANCORP, INC.

     Rome Bancorp has not engaged in any business to date. Upon completion of the reorganization, Rome Bancorp will own Rome Savings. Rome Bancorp will retain up to 50% of the net proceeds from the offering. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."

     In the future, Rome Bancorp may pursue other business activities, including the acquisition of other financial institutions or other entities, borrowing funds for investment in Rome Savings and diversification of Rome Bancorp's operations. Rome Bancorp has no current plans for such activities. Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends Rome Bancorp receives from Rome Savings. Initially, Rome Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Rome Savings. At the present time, we intend to employ only persons who are officers of Rome Savings, to serve as officers of Rome Bancorp. However, we will use the support staff of Rome Savings from time to time. Rome Bancorp will not separately compensate these employees, Rome Bancorp will hire additional employees, as appropriate, to the extent it expands its business in the future. See "How We Intend to Use the Proceeds from the Offering."


                      REGULATION OF ROME SAVINGS BANK AND
                                 ROME BANCORP

General

     Rome Savings Bank is a New York chartered savings bank, and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation (FDIC) under the Bank Insurance Fund (BIF). Rome Savings is subject to extensive regulation, examination and supervision by the New York State Banking Department (Banking Department) as its chartering agency, and by the FDIC as the deposit insurer. Rome Savings must file reports with the Banking Department and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Banking Department and the FDIC conduct periodic examinations to assess Rome Savings Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

     Rome, MHC and Rome Bancorp, as bank holding companies controlling Rome Savings, will be subject to the Bank Holding Company Act of 1956, as amended
(BHCA), and the rules and regulations of the Federal Reserve Board (FRB) under the BHCA and to the provisions of the New York State Banking Law and the regulations of the Banking Department under the Banking Law applicable to bank holding companies. Rome, MHC and Rome Bancorp will be required to file reports with, and otherwise comply with the rules and regulations of the FRB and the Banking Department. Rome Bancorp will be required to file certain reports with, and otherwise comply with, the rules and regulations of the SEC under the federal securities laws.

     Any change in such laws and regulations, whether by the Banking Department, the FDIC, the FRB or through legislation, could have a material adverse impact on Rome, MHC, Rome Bancorp and Rome Savings and their operations and stockholders.

--------------------------------------------------------------------------------
 Certain of the laws and regulations applicable to Rome, MHC, Rome Bancorp and Rome Savings are summarized below or elsewhere in this prospectus. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.
--------------------------------------------------------------------------------

New York Banking Regulation

     Activity Powers. The Bank derives its lending, investment and other activity powers primarily from the applicable provisions of the New York Banking Law and its related regulations. Under these laws and regulations, savings banks, including Rome Savings Bank, generally may, invest in:

     (1) real estate mortgages;

     (2) consumer and commercial loans;

     (3) specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

     (4) certain types of corporate equity securities; and

     (5) certain other assets.

A savings bank may also exercise trust powers upon approval of the New York Banking Board. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "-- Federal Banking Regulation -- Activity Restrictions on State-Chartered Banks" below.

     Loans-to-One-Borrower Limitations. With certain specified exceptions, a New York chartered savings bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the bank's net worth, plus an additional 10% of the bank's net worth if secured by the requisite collateral. Rome Savings currently complies with applicable loans-to-one-borrower limitations. At March 31, 1999, Rome Savings' limit on loans to one borrower was $7.2 million. As a result of the offering, Rome Savings' limit on loans to one borrower will increase to $9.9 million (at the midpoint of the offering range.)

     Dividends. Under the New York Banking Law, a stock savings bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the savings bank. In addition, Rome Savings cannot declare and pay dividends without regulatory approval in any calendar year in excess of its "net profits" of the current year combined with its "retained net profits" of the two preceding years, less any required transfer to surplus or a fund for the retirement of preferred stock. Federal law may also limit the amount of dividends that may be paid by Rome Savings. See "-- Federal Banking Regulation -- Prompt Corrective Action" below. This restriction will apply to Rome Savings after the reorganization.

     Community Reinvestment Act.   Rome Savings is also subject to provisions of
the Banking Law that, like the provisions of the federal Community Reinvestment Act ("federal CRA"), impose continuing and affirmative obligations upon a banking institution organized in the State of New York to serve the credit needs of its local community ("New York CRA"). See "Federal Banking Regulation - Community Reinvestment Act" below. Pursuant to the New York CRA, a bank must file with the Banking Department copies of all federal CRA reports, and the

Banking Department is required to consider a bank's New York CRA rating when reviewing an application by the bank to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The New York CRA requires the Banking Department to make a written assessment of a bank's compliance with the New York CRA and to make such assessment available to the public. The Banking Department adopted, effective December 3, 1997, performance-focused regulations that were intended to parallel the current CRA regulations of the federal banking agencies and to promote consistency in New York CRA evaluations by considering more objective criteria. The regulations require a biennial assessment of a bank's compliance with the New York CRA, utilizing a four-tiered rating system, and require the Banking Department to make available to the public such rating and a written summary of the assessment results. The Bank's latest New York CRA rating from the Banking Department, was a rating of "Satisfactory."

     Enforcement.   Under the Banking Law, the Banking Department may issue an order to a New York-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the Banking Department that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Banking Department to discontinue such practices, the Banking Department may remove such director, trustee or officer from office after notice and an opportunity to be heard. The Bank does not know of any past or current practice, condition or violation that might lead to any proceeding by the Banking Department against the Bank or any of its trustees or officers.


Federal Banking Regulation

     Capital Requirements. FDIC regulations require BIF-insured banks, such as Rome Savings, to maintain minimum levels of capital. The FDIC regulations define two classes of capital known as Tiers.

     Tier 1 capital is comprised of the sum of common stockholders' equity (excluding the net unrealized appreciation or depreciation, net of tax, from available-for-sale securities), non-cumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities.

     The components of Tier 2 capital currently include cumulative perpetual preferred stock, certain perpetual preferred stock for which the dividend rate may be reset periodically, mandatory convertible securities, subordinated debt, intermediate preferred stock, 45% of the unrealized gain on marketable equity securities, and allowance for possible loan losses. Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital can not exceed 100% of Tier 1 capital.

     The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the FDIC for banks) under the Uniform Financial Institutions Rating System, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4 percent, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

     The FDIC regulations also require that savings banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital (which is defined as the sum of Tier 1 capital and Tier 2 capital) to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

     The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

     The following table shows Rome Savings' leverage ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at March 31, 1999:

                                                   As of March 31, 1999
                                     -----------------------------------------
                                                              Minimum Capital
                                          Bank Actual            Adequacy
                                     ------------------   --------------------
                                      Amount     Ratio     Amount       Ratio
                                     --------   -------   --------     -------
                                                          (Dollars in thousands)
Leverage (Tier 1) capital.........   $28,298     12.8%     $ 8,867      (greater than less than) 4%

Risk-based capital:
   Tier 1.........................    28,298     21.5%       5,272      (greater than less than) 4%
   Total..........................   $30,257     23.0%     $10,545      (greater than less than) 8%


                                        As of March 31, 1999
                                     -------------------------
                                         For Classification as
                                           Well-Capitalized
                                         ---------------------
                                          Amount        Ratio
                                         --------      -------
Leverage (Tier 1) capital.........        $11,084      (greater than less than)   5%

Risk-based capital:
   Tier 1.........................          7,909      (greater than less than)   6%
   Total..........................        $13,181      (greater than less than)  10%

     As the table shows, Rome Savings exceeded the minimum capital requirements at the date indicated.

     Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended (FDIA), which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

     Section 24 provides an exception for investments by a bank in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies if

     (1) the bank held such types of investments during the 14-month period from September 30, 1990 through November 26, 1991;

     (2) the state in which the bank is chartered permitted such investments as of September 30, 1991; and

     (3) the bank notifies the FDIC and obtains approval from the FDIC to make or retain such investments. Upon receiving such FDIC approval, an institution's investment in such equity securities will be subject to an aggregate limit up to the amount of its Tier 1 capital.

Rome Savings received approval from the FDIC to retain and acquire such equity investments subject to a maximum permissible investment equal to the lesser of 100% of Rome Savings' Tier 1 capital or the maximum permissible amount specified by the Banking Act. Section 24 also provides an exception for majority owned subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries to those permissible for a national bank, permissible under Section 24 of the FDIA and the FDIC regulations issued pursuant thereto, or as approved by the FDIC.

     Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

     Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including Rome Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

     (1) insolvency (whereby the assets of the bank are less than its liabilities to depositors and others);

     (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

     (3)  existence of an unsafe or unsound condition to transact business;

     (4) likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

     (5) insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Deposit Insurance. Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular institution poses to its deposit insurance fund. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized using capital ratios that are substantially similar to the prompt corrective action capital ratios discussed below. See "-- Federal Banking Regulation -- Prompt Corrective Action" below. The FDIC also assigns an institution to supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor).

     An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. An institution's rate of deposit insurance assessments will depend upon the capital and supervisory subcategory to which the bank is assigned by the FDIC. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Rome Savings.

     Under the Deposit Insurance Funds Act of 1996 ("Funds Act"), the assessment base for the payments on the bonds ("FICO bonds") issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of BIF-insured institutions, such as Rome Savings. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits will be one-fifth of the rate imposed on deposits insured by the Savings Association Insurance Fund
(SAIF). The annual rate of assessments for the payments on the FICO bonds for the quarterly period beginning on October 1, 1998 was 0.01164% for BIF-assessable deposits and 0.0582% for SAIF-assessable deposits and was 0.0122% for BIF-assessable deposits and 0.0610% for SAIF-assessable deposits for the quarterly period beginning on January 1, 1999.

     Under the FDIA, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Rome Savings does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Transactions with Affiliates of Rome Savings. Transactions between an insured bank, such as Rome Savings, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of the bank for purposes of Sections 23A and 23B, but the FRB has proposed treating any subsidiary of a bank that is engaged in activities not permissible for bank holding companies under the Bank Holding Company Act of 1956, as amended (BHCA), as an affiliate for purposes of Sections 23A and 23B. Sections 23A and 23B (1) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and surplus, and limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (2) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those that would be provided to a non-affiliate.

     Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. (S) 1972 on certain tying arrangements. A depository institution is prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

     Uniform Real Estate Lending Standards. Pursuant to FDICIA, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

     (1) for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

     (2) for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%;

     (3) for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;

     (4) for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

     (5) for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non-owner occupied, one- to four-family property), the limit is 85%.

Although no supervisory loan-to-value limit has been established for owner-occupied, one to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

     Community Reinvestment Act. Under the Community Reinvestment Act (CRA), any insured depository institution, including Rome Savings, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a savings bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for additional branches and acquisitions.

     Among other things, current CRA regulations establish an evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the evaluation system focuses on three tests:

     (1) a lending test, to evaluate the institution's record of making loans in its service areas;

     (2) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and

     (3) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

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

     The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's CRA rating. Rome received a "satisfactory" rating on its last CRA exam in January 1998.

     Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.

     In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

     Prompt Corrective Action. FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations defines the five capital categories as follows: Generally, an institution will be treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6%, its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level. An institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of Tier 1 capital to risk-weighted assets is at least 4%, and its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution. An institution that has total risk-based capital of less than 8%, Tier 1 risk-based-capital of less than 4% or a leverage ratio that is less than 4% (or less than 3% if the institution is rated a composite "1" under the Uniform Financial Institutions Rating System) would be considered to be "undercapitalized." An institution that has total risk-based capital of less than 6%, Tier 1 capital of less than 3% or a leverage ratio that is less than 3% would be considered to be "significantly undercapitalized," and an institution that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

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

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital decreases within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

     (1) an amount equal to the five percent of the bank's total assets at the time it became "undercapitalized," and

     (2) the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

     The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depository bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under FDICIA, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes certain findings that the bank is viable.

Loans to a Bank's Insiders

     Federal Regulation. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an insider) and any of certain entities affiliated to any such person (an insider's related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the FRB's Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Rome Savings' loans. See "New Jersey Banking Regulation -- Loans-to-One Borrower Limitations." All loans by a bank to all insiders and insiders' related interests in the aggregate may not exceed the bank's unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank's capital and unimpaired surplus. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either (1) $500,000 or (2) the greater of $25,000 or 5% of the bank's unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

     An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

     In addition, provisions of the BHCA prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     New York Regulation. Provisions of the New York Banking Law impose conditions and limitations on the liabilities to a savings bank of its directors and executive officers and of corporations and partnerships controlled by such persons that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under Regulation O, as discussed above. However, New York law does not affect loans to shareholders owning more than 10% or more of the savings bank's stock. Under applicable New York law, savings banks that comply with the requirements of Regulation O are deemed to be in compliance with the requirements of the New York law.

Federal Home Loan Bank System

     Rome Savings is a member of the Federal Home Loan Bank of New York, which is one of the 12 regional Federal Home Loan Banks in the FLHB system. Each of the federal home loan banks are subject to supervision and regulation by the Federal Housing Finance Board, and each acts as a central credit facility primarily for its member institutions. As a member, Rome Savings is required to hold shares of capital stock in the FLHBNY in an amount at least equal to the greater of 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) form the FLHBNY. Rome Savings was in compliance with this requirement with an investment in FLHBNY stock at March 31, 1999 of $763,200.

     Each FHLB serves as a reserve or central bank for its member institutions within its assigned region. Each is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system. It offers advances to members in accordance with policies and procedures established by the FHFB and the board of directors of the FLHB. Long term advances may only be made for the purpose of providing funds for residential housing finance.

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

Federal Reserve System

     Under FRB regulations, Rome Savings is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The current FRB regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $46.5 million or less (subject to adjustment by the FRB) and an initial reserve of $1.4 million plus 10% (subject to adjustment by the FRB between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements. Rome Savings is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce Rome Savings' interest-earning assets.

Holding Company Regulation

     Federal Regulation. After the reorganization, Rome, MHC and Rome Bancorp will be governed as bank holding companies. Bank holding companies are subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for Rome Savings. As of March 31, 1999, the total capital and Tier 1 capital ratios for Rome, MHC and Rome Bancorp would, on a pro forma basis, exceed these minimum capital requirements. See "Regulatory Capital Compliance" above.

     As bank holding companies, Rome, MHC and Rome Bancorp will be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval will be required for Rome, MHC or Rome Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

     A bank holding company is required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the FRB, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the FRB, and that is not the subject of any unresolved supervisory issues.

     In addition, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely

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

related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

     (1)  making or servicing loans;

     (2)  performing certain data processing services;

     (3)  providing discount brokerage services;

     (4)  acting as fiduciary, investment or financial advisor;

     (5)  leasing personal or real property;

     (6) making investments in corporations or projects designed primarily to promote community welfare; and

     (7)  acquiring a savings and loan association.

     Regulations of the FRB provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. Under the prompt corrective action provisions of FDICIA, a bank holding company parent of an undercapitalized subsidiary bank would be directed to guarantee, within limitations, the capital restoration plan that is required of such an undercapitalized bank. See "-- Federal Banking Regulation -- Prompt Corrective Action" above. If the undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the Federal Reserve Board may prohibit the bank holding company parent of the undercapitalized bank from paying any dividend or making any other form of capital distribution without the prior approval of the FRB.

     Under the Federal Deposit Insurance Act, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if Rome, MHC or Rome Bancorp ever acquired as a separate subsidiary another depository institution in addition to Rome Savings.

     New York Regulation.   Under the New York Banking Law, certain companies
owning or controlling banks are regulated as a bank holding company. For the purposes of the Banking Law, the term "bank holding company," is defined generally to include any "company" that, directly or indirectly, either (a) controls the election of a majority of the directors or (b) owns, controls or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions. The term "company" is defined to include corporations, partnerships and other types of business entities, chartered or doing business in New York, and the term "banking institution" is defined to include commercial banks, stock savings banks and stock savings and loan associations. A company controlling, directly or indirectly, only one banking institution in New York will not be deemed to be a bank holding

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

company for the purposes of the Banking Law. Under the Banking Law, the prior approval of the Banking Department is required before:

     . any action is taken that causes any company to become a bank holding company;

     . any action is taken that causes any banking institution to become or to be merged or consolidated with a subsidiary of a bank holding company;

     . any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution;

     . any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or

     . any action is taken that causes any bank holding company to merge or consolidate with another bank holding company.

Additionally, certain restrictions apply to New York bank holding companies regarding the acquisition of banking institutions that have been chartered for five years or less and are located in smaller communities. Directors, officers and employees of a New York bank holding company are subject to limitations regarding their affiliation with securities underwriting or distribution firms and with other bank holding companies, and directors and executive officers are subject to limitations regarding loans obtained from certain of the holding company's banking subsidiaries. Although the Company will not be a bank holding company for purposes of the New York Banking Law upon the effective date of the conversion, any future acquisition of ownership, control, or the power to vote 10% or more of the voting stock of another banking institution or bank holding company would cause it to become such.

     Mutual Holding Company Regulation. Under the New York Banking Law, Rome, MHC may exercise all powers and privileges of a New York chartered mutual savings bank, except the power to take deposits. As a bank holding company, Rome, MHC will also be subject to the limitations on activities imposed on a bank holding company under the BHCA.

Acquisition of Rome Bancorp

     Under applicable law, as summarized below, no person may acquire control of Rome Bancorp or Rome Savings without first obtaining approval of such acquisition of control by the FRB and the Banking Department.

     Federal Restrictions. Under the federal Change in Bank Control Act (CBCA), any person (including a company), or group acting in concert, seeking to acquire 10% or more of the outstanding shares of Rome Bancorp's common stock will be required to submit prior notice to the FRB, unless the FRB has found that the acquisition of such shares will not result in a change in control of Rome Bancorp. Under the CBCA, the FRB has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by Rome Bancorp and Rome Savings, and the anti-trust effects of the acquisition. Under the BHCA, any company would be required to obtain prior approval from the FRB before it may obtain "control" of Rome

Bancorp within the meaning of the BHCA. Control generally is defined under the BHCA to mean the ownership or power to vote 25% more of any class of voting securities of Rome Bancorp or the ability to control in any manner the election of a majority of Rome Bancorp's directors.

     New York Change in Bank Control Restrictions.   Under the New York Banking
Law, the prior approval of the Banking Board is required before any action is taken that causes any company to acquire direct or indirect control of a banking institution that is organized in the State of New York. For this purpose, the term "company" is defined to include corporations, partnerships and other types of business entities, chartered or doing business in New York, and an individual or combination of individuals acting in concert and residing or doing business in New York. The term "control" is defined generally to mean the power to direct or cause the direction of the management and policies of the banking institution and is presumed to exist if the company owns, controls or holds with power to vote 10% or more of the voting stock of the banking institution.

Dividend Waivers by Rome, MHC

     It has been the policy of many mutual holding companies to waive the receipt of dividends declared by its savings institution subsidiary. In connection with its approval of the reorganization, however, it is expected that the Federal Reserve Board will impose certain conditions on the waiver by Rome, MHC of dividends paid on the common stock by Rome Bancorp. In particular, the Federal Reserve Board is expected to require that Rome, MHC obtain the prior approval of the Federal Reserve Board before Rome, MHC may waive any dividends from Rome Bancorp. As of the date hereof, we are not aware that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested such approval.

     We also expect that the terms of the Federal Reserve Board approval of the reorganization will require that the amount of any dividends waived by Rome, MHC will not be available for payment to its public stockholders of Rome Bancorp (i.e., stockholders except for Rome, MHC) and that such amount will be excluded from Rome Bancorp's capital for purposes of calculating dividends payable to the public stockholders. Moreover, Rome Savings is required to maintain the cumulative amount of dividends waived by Rome, MHC in a restricted capital account that would be added to the liquidation account established in the reorganization. This amount would not be available for distribution to public stockholders. See "The Reorganization and The Offering -- Effects of the Reorganization -- Depositors' Rights If We Liquidate; Liquidation Account." The restricted capital account and liquidation account amounts would not be reflected in Rome Savings' consolidated financial statements, but would be considered as a notational or memorandum account of Rome Savings. These accounts would be maintained in accordance with the laws, rules, regulations and policies of the Banking Department and the plan of reorganization. The plan of reorganization also provides that if Rome, MHC converts to stock form in the future, (commonly referred to as a second step conversion), any waived dividends would reduce the percentage of the converted company's shares of common stock issued to public stockholders in connection with any such transaction. For additional information regarding the possible second step conversion of Rome, MHC, see "The Reorganization and The Offering -- Possible Conversion of Rome, MHC to Stock Form."

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

     Rome, MHC does not expect to initially waive dividends declared by Rome Bancorp. If Rome, MHC decides that it is in its best interest to waive a particular dividend to be paid by Rome Bancorp and the Federal Reserve Board approves such waiver, then Rome Bancorp would pay such dividend only to its public stockholders. The amount of the dividend waived by Rome, MHC would be treated in the manner described above. Rome, MHC's decision as to whether or not to waive a particular dividend will depend on a number of factors, including Rome, MHC's capital needs, the investment alternatives available to Rome, MHC as compared to those available to Rome Bancorp, and the possibility of regulatory approvals. We can not guarantee:

     . that after the reorganization, Rome, MHC will waive dividends paid by Rome Bancorp;

     . that if the application is made to waive a dividend, that the Federal Reserve Board will approve such dividend waiver request; or

     . what conditions may be imposed by the Federal Reserve Board on any dividend waiver.


                                   TAXATION

Federal

     General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Rome Savings, Rome, MHC or Rome Bancorp. For federal income tax purposes, Rome Savings reports its income on the basis of a taxable year ending December 31, using the accrual method of accounting, and is generally subject to federal income taxation in the same manner as other corporations. Following the reorganization, Rome Savings and Rome Bancorp will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Because MHC will own less than 80% of the common stock, it will not be a member of such affiliated group and will report its income on a separate return. Rome Savings is not currently under audit by the Internal Revenue Service and has not been audited by the IRS during the past five years.

     Bad Debt Reserves. The Bank, as a "small bank" (one with assets having an adjusted tax basis of $500 million or less) is permitted to maintain a tax reserve for bad debts based on the six-year average experience method. Pursuant to the Small Business Job Protection Act of 1996, the Bank is now recapturing (taking into income) over a multi-year period a portion of the balance of its tax bad debt reserve as of December 31, 1995. The tax liability associated with the recapture has been adequately provided for in the Bank's consolidated financial statements.

     Distributions. To the extent that Rome Savings makes "non-dividend distributions" to stockholders, such distributions will be considered to result in distributions from Rome Savings' unrecaptured tax bad debt reserve "base year reserve," i.e., its reserve as of December 31, 1987, to the extent thereof and then from its supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in Rome Savings' taxable income. Non-dividend distributions include distributions in excess of Rome Savings' current and accumulated

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

earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of Rome Savings' current or accumulated earnings and profits, as calculated for federal income tax purposes, will not constitute non-dividend distributions and, therefore, will not be included in Rome Savings' income.

     The amount of additional taxable income created from a non-dividend distribution is equal to the lesser of Rome Savings' base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in certain situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 35% federal corporate income tax rate. Rome Savings does not intend to pay dividends that would result in the recapture of any portion of its bad debt reserves.

     Corporate Alternative Minimum Tax. The alternative minimum tax (AMT) rules have been devised to ensure that at least a minimum amount of income tax is paid by high-income corporate taxpayers who take advantage of substantial tax savings due to the use of certain tax deductions and exemptions. In essence, the AMT functions as a recapture mechanism, reclaiming some of the tax deductions and credits utilized by these taxpayers when calculating their regular federal income tax liability. In general, a corporation's alternative minimum taxable income (AMTI) is equal to its regular taxable income, increased by its preference items for the year and adjusted by computing certain items under special rules that negate the acceleration of certain tax benefits which are available under the regular tax rules. The AMT rate is 20% . Such preference items include adjustments for tax exempt interest, excess bad debt deductions, accelerated depreciation deductions and net operating loss carryforwards.

     Elimination of Dividends; Dividends Received Deduction. Rome Bancorp may exclude from its income 100% of dividends received from Rome Savings as a member of the same affiliated group of corporations. Because, following the reorganization, Rome, MHC will not be a member of such affiliated group, it will not qualify for such 100% dividends exclusion, but will be entitled to deduct 80% of the dividends it receives from Rome Bancorp so long as it owns more than 20% of the common stock.

State

     New York State Taxation. Rome Savings is subject to the New York State Franchise Tax on Banking Corporations in an annual amount equal to the greater of (1) 9% of the Bank's "entire net income" allocable to New York State during the taxable year, or (2) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) 0.01% of the value of the taxable assets allocable to New York State with certain modifications, (b) 3% of the Bank's "alternative entire net income" allocable to New York State or
(c) $250. Entire net income is similar to federal taxable income, subject to certain modifications, and alternative entire net income is equal to entire net income without certain adjustments. For purposes of computing its entire net income, Rome Savings is permitted a deduction for an addition to the reserve for losses on qualifying real property loans. Rome Savings is currently using a six-year average experience method, similar to the federal method to compute their New York State bad debt deduction.

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

     New York State passed legislation in August 1996 that incorporated into New York State tax law provisions for the continued use of bad debt reserves in a manner substantially similar to the provisions that applied under federal law prior to the enactment of the 1996 Act discussed above. This legislation enabled the Bank to avoid the recapture of the New York State tax bad debt reserves that otherwise would have occurred as a result of the changes in federal law and to continue to utilize the reserve method for computing its bad debt deduction. However, the New York bad debt reserve is subject to recapture for "non-dividend distributions" in a manner similar to the recapture of federal bad debt reserves for such distributions. See "-- Federal Taxation -- Distributions." Also, the New York bad debt reserve is subject to recapture in the event that the Bank fails to satisfy certain definitional tests relating to its assets and the nature of its business.

     Delaware State Taxation. As a Delaware holding company not earning income in Delaware, Rome Bancorp is exempted from Delaware Corporate income tax but is required to file annual returns and pay annual fees and a franchise tax to the State of Delaware.


                                   MANAGEMENT


Shared Management Structure

     Rome Bancorp has the same directors and executive officers as the current trustees and executive officers of Rome Savings. We expect that Rome Bancorp and Rome Savings will continue to have common directors and common executive officers until there is a business reason to establish separate management structures.

     To date, Rome Savings has compensated its trustees and executive officers for their services. Rome Bancorp does not pay any additional compensation. We expect to continue this practice after the reorganization until we have a business reason to establish separate compensation programs. Until then, we expect Rome Bancorp to reimburse Rome Savings for a part of the compensation paid to each director and executive officer that is proportionate to the amount of time which he or she devotes to performing services for Rome Bancorp.


Directors

     Composition of Our Boards. Rome Bancorp has eight directors. Each belongs to one of three classes with staggered 3-year terms of office. Two directors are in Class One and have terms expiring in 2000. Three are in Class Two and have terms expiring in 2001. Three are in Class Three and have terms expiring
in 2002.   At each of the Rome Bancorp annual stockholder meetings, the stockholders elect directors to fill the seats of those directors whose terms are expiring in that year and any vacant seats. Rome Bancorp, as the sole stockholder of Rome Savings, elects the Rome Savings directors.

     Rome Savings currently has eight trustees. Each trustee is elected by the board of trustees to serve until age 72. Upon the consummation of the reorganization, the directors of Rome Savings will be divided into three classes with staggered 3-year terms of office, similar to Rome Bancorp's Board of Directors.

     Who Our Directors Are. The following table states our directors' names, their ages as of their birthdays in 1998, their positions, the years they began serving as directors (including time spent on the Board of Trustees of Rome Savings in mutual form before the reorganization) and the years their current terms as directors will expire:

                                                                       Bank       Bancorp      Bancorp
                                                                      Trustee     Director      Term
         Name             Age               Positions                  Since       Since       Expires
-----------------------  -----  --------------------------------     ---------   ----------  ----------
Bruce R. Engelbert         61   Director of the Bank and Bancorp        1982       1999        2001
David C. Grow              55   Director of the Bank and Bancorp        1993       1999        2001
Kirk B. Hinman             47   Director of the Bank and Bancorp        1994       1999        2002
T. Richard Leidig          67   Director of the Bank and Bancorp        1976       1999        2001
Richard H. McMahon         68   Director of the Bank and Bancorp        1969       1999        2000
Charles M. Sprock          59   Chairman, President and Chief           1980       1999        2002
                                Executive Officer of the Bank and
                                Bancorp
Michael J. Valentine       56   Director of the Bank and Bancorp        1993       1999        2002
Marion C. Scoville         68   Director of the Bank and Bancorp        1994       1999        2000

     Our Directors' Backgrounds. The business experience of our directors is as follows:

     Charles M. Sprock has been Chairman of the Board, President and Chief Executive Officer of the Bank since 1980. He currently serves as director for the Institutional Investors Mutual Fund in New York City and also the Canterbury Printing Company of Rome, Inc. in Rome, New York.

     Bruce R. Engelbert has served as a director since 1982. From 1982 to 1995, he was the President and 50% shareholder of Engelbert's Jewelers, Inc., a retail jewelry business with one store in Rome, New York and another in New Hartford, New York.

     David C. Grow has been a director since 1993. He has been a partner at the law firm of McMahon, Grow & Getty since 1975 which acts as counsel to Rome Savings and conducts a general legal practice emphasizing real estate, estates and banking.

     Kirk B. Hinman became a director in 1994. He has also served as president of the Rome Strip Steel Company, Inc. since 1989. His other directorships include the Canterbury Printing Company of Rome, Inc., Enviromaster International, Bartell Machinery Systems Corp. and Blue Cross Blue Shield of Utica-Watertown, Inc.

     T. Richard Leidig joined as a director in 1976. He is currently self-employed as a business consultant. He served as Vice President of Administration of Rome Cable Corp. until retiring from that position in 1986.

     Richard H. McMahon became a director in 1969. He has been a partner at the law firm of McMahon, Grow & Getty since 1964 which serves as counsel for Rome Savings and engages in a general legal practice emphasizing real estate, estates and banking.

     Michael J. Valentine has served as a director since 1993. He has been the President of Mele Manufacturing Company, Inc. in Utica, New York since 1985. This company manufactures and imports products in the jewel case, stationery, custom packaging and sports flooring businesses.

     Marion C. Scoville has served as a director since 1994. She is currently the Corporate Secretary and the Executive Assistant to the President. Ms. Scoville has been with Rome Savings since 1956.


Meetings of the Board of Trustees and Its Committees

     Our board of trustees meets on a monthly basis and may hold additional special meetings. During 1998, the Rome Savings Board of Trustees held 12 regular meetings and 2 special meetings.

     The Board of Trustees of Rome Savings and the Board of Directors of Rome Bancorp maintain Executive, Examining and Management Committees with identical compositions. The Board of Trustees of Rome Savings also maintains an Asset Liability Management Committee.


Executive Committee    The Executive Committee exercises the powers of the Board
                       of Trustees in between Board meetings. It approves loans within the Rome Savings authority and reviews the loan portfolio.

                       Messrs. Engelbert, Hinman, McMahon, Sprock and Valentine currently serve as members of the Committee. Mr. Sprock is the Chairman. The Committee met 24 times during 1998.

Examining Committee    The Examining Committee oversees the audit process.
                       Meetings are called by our internal auditors.

                       Messrs. Engelbert, Hinman, Leidig and Valentine currently serve as members of the Committee. Mr. Leidig is the Chairman. The Committee met 1 time during 1998.

Management Committee   The Management Committee assesses the structure of the
                       management team and the overall performance of Rome
                       Savings. It oversees executive compensation by approving salary increases and reviews general personnel matters such as staff performance evaluations.

                       Messrs. Hinman, McMahon, Sprock and Valentine serve on the Committee. Mr. McMahon acts as Chairman. The Committee met 6 times during 1998.

Asset Liability        The Rome Savings Asset Liability Management Committee
Management Committee   ("ALCO") meets with the Treasurer to oversee Rome
                       Savings' investments and asset liability structure.

                       Messrs. Engelbert, Hinman, Leidig, McMahon, Sprock and Valentine currently serve on the Committee. The Committee met 12 times in 1998.


Director Compensation

     Meeting Fees. Rome Savings pays a fee to each of its non-employee trustees for attendance at each board meeting and each meeting of a committee of which they are members. The following table sets forth the fees per meeting in effect for 1999:

                Board of Trustees Meeting       $800
                Executive Committee              275
                All Other Committees             225

Rome Savings paid fees totaling $129,565 to its non-employee trustees for the year ended December 31, 1998.

     Annual Retainer. Effective as of the completion of the reorganization, non-employee directors of Rome Savings will be paid an annual retainer equal to $8,000.

Executive Officers

Executive Officers Who are Not Directors or Trustees. In addition to Mr. Sprock and Ms. Scoville, Rome Bancorp and Rome Savings have the following executive officers:

Anthony B. Bauer, age 62, currently serves as Senior Vice President, a position he has held for the last year. He began as Vice President in 1985. As the Senior Vice President in charge of Operations, he supervises the checking, loan servicing, and data processing departments.

David C. Nolan, age 45, has been the Treasurer and Chief Financial Officer since 1993. His experience at the bank includes positions as the Chief Accounting Officer, Manager of the Asset Liabilities Management Committee ("ALCO"), and Manager of fixed income portfolios.

James F. Sullivan, age 51, is currently the Vice President and Senior Loan Officer of the bank, an office which he has held since 1997. He is responsible in this capacity for the bank's loan portfolio. Beginning in 1992, he was first the Assistant Vice President, and then the Vice President, in charge of commercial lending for the bank.

D. Bruce Fraser, age 48, is the Vice President in charge of Branch Administration and Security. Mr. Fraser oversees the operations of the branches and security for Rome Savings.

Jeannette Remp Sawyer, age 68, is the Vice President in charge of Residential Mortgage Lending.

Executive Officer Compensation

     Summary Compensation Table. The following table provides information about the compensation paid for 1998 to our Chief Executive Officer. No other officer's total annual salary and bonus for 1998 was at least $100,000.

                                                         Annual Compensation
                                            ---------------------------------------------
             Name and                                                    Other Annual              All Other
        Principal Position           Year   Salary ($)   Bonus ($)   Compensation ($) (1)       Compensation (2)
---------------------------------- ------- ------------ ----------  ---------------------     --------------------
     Charles M. Sprock               1998    $199,732      --             $5,500                    $9,140
      Chairman, President and
      Chief Executive Officer

_____________________________

(1)  $4,000 for club memberships and $1,500 for the use of an automobile.
(2) Includes the following components: (1) $5,000 employer contribution by Rome Savings to a 401(k) plan for the benefit of Mr. Sprock; and (2) $4,140 as the premium cost for life insurance coverage under the group term insurance plan, which has no cash surrender value.

Report of Independent Compensation Expert

     Pursuant to the New York Banking Department's regulations governing the reorganization, the Rome Savings must obtain the opinion of an independent compensation consultant as to whether or not the total compensation for its executive officers and directors of Rome Savings, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to executive officers and directors of similar publicly-traded financial institutions. Rome Savings has obtained an opinion from William M. Mercer, Incorporated, which provides that, based upon published professional survey data of similarly situated publicly-traded financial institutions operating in the relevant markets, with respect to the total cash compensation for executive officers and total remuneration for directors of Rome Savings, such compensation, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to similarly situated publicly-traded financial institutions,and that, with respect to the amount of shares of Common Stock to be reserved under the ESOP, and expected to be reserved under the management recognition plan and the stock option plan, as a whole, such amounts reserved for granting are reasonable in comparison to similar publicly-traded financial institutions.

Employment Agreements

     Rome Bancorp intends to enter into an employment agreement with Mr. Charles
M. Sprock to secure his services as Chairman, President and Chief Executive Officer. The employment agreement will take effect on the effective date of the reorganization. It has a three-year term which will be automatically extended on a daily basis so that the remaining term will always be three years unless written notice of non-renewal is given by the board of directors of Rome Bancorp or Mr. Sprock. This agreement provides for a minimum annual salary of $250,000, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. It also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The agreement provides for the reimbursement of Mr. Sprock's ordinary and necessary business expenses, such as travel and entertainment expenses, but does not guarantee any specific executive perquisites, such as club memberships or automobile expenses.

    Rome Bancorp may terminate Mr. Sprock's employment, and he may resign, at any time with or without cause. However, in the event of termination by Rome Bancorp during the term without cause, we will owe Mr. Sprock severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. In particular, Mr. Sprock would be entitled to: a lump sum payment equal to the present value of the amount he would have earned in salary had he continued working an additional three years; and a lump sum payment equal to the present value of the additional contributions or benefits that he would have earned under the Rome Savings pension plan, 401(k) plan and ESOP had he continued work an additional three years. The employment agreement also provides for the cash out of any stock options, appreciation rights or restricted stock as if Mr. Sprock were fully vested at the time of his termination and the continuation of coverage under the life, health, disability insurance plans of Rome Savings or Rome Bancorp for an additional three years. The same severance benefits would be payable if he resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of Mr. Sprock's principal place of employment to a location over 50 miles in distance from Rome Savings' principal office in Rome, New York; or other material breach of contract by Rome Bancorp which is not cured within 30 days. Mr. Sprock may resign for any reason following a change in control and collect severance benefits as if he had been discharged without cause. The employment agreement also provides certain uninsured death and disability benefits.

     Under the employment Mr. Sprock has agreed that in the event his employment terminated, either voluntarily or involuntarily, under circumstances in which he is not entitled to severance benefits, he will not compete with Rome Savings or take a position with any of its competitors within Oneida County for a period of one year.

     If Rome Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by the executive. Neither Rome Savings nor Rome Bancorp could claim a federal income tax deduction for an excess parachute payment. The employment agreement requires Rome Bancorp to indemnify Mr. Sprock against the financial effects of such an excise tax.


Benefit Plans

     Pension Plans. Rome Savings maintains a tax-qualified pension plan that covers substantially all employees who are age 21 and have at least one year of service. Rome Savings also maintains a nonqualified Supplemental Executive Retirement Plan that provides a supplemental retirement benefit to Mr. Sprock equal in value to the additional benefits he would have been provided under the tax-qualified pension plan but for the limits on benefits under tax-qualified pension plans imposed by the Internal Revenue Code. The following table shows the estimated aggregate benefits payable under the tax-qualified pension plan and the Supplemental Executive Retirement Plan upon retirement at age 65 with various years of service and average compensation combinations.


                                      Years of Benefit Service
     Average          -----------------------------------------------------
 Compensation(1)          10         15         20        25         30
-------------------   ---------- --------- ---------- ---------- ----------
   $   75,000          $15,000    $22,500   $ 30,000   $ 37,500   $ 45,000
   $  100,000           20,000     30,000     40,000     50,000     60,000
   $  125,000           25,000     37,500     50,000     62,500     75,000
   $  150,000           30,000     45,000     60,000     75,000     90,000
   $  160,000           32,000     48,000     64,000     80,000     96,000
   $  200,000           40,000     60,000     80,000    100,000    120,000
   $  250,000           50,000     75,000    100,000    125,000    150,000

----------------------
(1) Average compensation is average base salary, as reported in the "Salary" column of the Summary Compensation Table, for the highest three consecutive years of employment within the final 10 years of employment. Tax laws impose a limit ($160,000 for individuals retiring in 1998) on the average compensation that may be counted in computing benefits under the tax-qualified pension plan. For Mr. Sprock, benefits based on average compensation in excess of this limit are payable by the Supplemental Executive Retirement Plan.

     The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. As of December 31, 1998, Mr. Sprock's average compensation was $192,101, and the number of years of service credited to him under the plans was 30 years, the maximum that may be credited under the plans. As of December 31, 1998, Mr. Sprock's total annual benefit under the tax-qualified pension plan and the Supplemental Executive Retirement Plan was $119,832, payable in the form of a life annuity commencing at age 65.

     401(k) Plan. Rome Savings maintains a tax-qualified 401(k) defined contribution plan for employees who have attained age 21 and have at least one year of service. Eligible employees may make pre-tax contributions to the plan through salary reduction elections from 1% to 15% of annual compensation, subject to limitations of the Internal Revenue Code (for 1998, the annual limit was $10,000). Rome Savings makes a matching contribution to the plan equal to 50% of the first six percent of annual compensation contributed to the plan on a pre-tax basis by the eligible employee.

     Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21 and will take effect at the completion of the reorganization.

     Rome Bancorp intends to lend this plan enough money to purchase 8% of the shares issued to investors other than Rome Bancorp, MHC. The plan will purchase these shares from Rome Bancorp to the extent that shares are available after filling the subscriptions of eligible account holders. Otherwise, the plan will purchase these shares on the open market after completion of the reorganization
to the extent that shares are available for purchase on reasonable terms.   If
this plan cannot purchase the shares that it wants directly from Rome Bancorp in the offering, there is no assurance that it will purchase shares after the reorganization, or that such purchases will occur during any particular time period or at any particular price.

     Although contributions to this plan will be discretionary, Rome Savings Bank intends to contribute enough money each year to make the required principal and interest payments on the loan from Rome Bancorp. It is expected that this loan will be for a term of 10 to 20 years and will call for level annual payments of principal and interest. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

     The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. The plan will allocate the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant's salary for a year represents 1% of the total salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

     This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

     Benefit Restoration Plan. Effective as of the reorganization, Rome Bancorp intends to adopt a Benefit Restoration Plan for Mr. Sprock. This plan will provide Mr. Sprock with the benefits that would otherwise be due to him as a participant in the 401(k) plan and the employee stock ownership plan if such benefits were not limited by certain provisions of the Internal Revenue Code.
In addition, in the event Mr. Sprock retires prior to the end of the ESOP loan term, the plan will provide Mr. Sprock a benefit equal to the value of the shares of Rome Bancorp that would have been allocated to his account under the ESOP had he remained employed through the end of the ESOP loan term.

     Rome Bancorp intends to establish an irrevocable "grantor trust" to hold assets for the payment of benefits under this plan. The assets of the trust are considered to be part of the general assets of Rome Bancorp and will be subject to the claims of its general creditors. Earnings on the trust's assets will be taxable to Rome Bancorp.

     Effect of the Reorganization on Existing Compensation Plans; Effect of a Second Step Conversion Transaction on Existing and Future Benefit Plans and Compensation Agreements. Our employment agreements, Employee Stock Ownership Plan, and Benefit Restoration Plan provide additional and accelerated benefits if we experience a change of control. Neither, the reorganization nor a second step conversion will trigger additional benefits or accelerate benefits under any of the plans or agreements.


Future Stock Benefit Plans

     Stock Option Plan. We intend to implement a stock option plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization and that we first obtain the approval of the holders of a majority of the outstanding shares of Rome Bancorp that are not owned by Rome, MHC.

     We expect to adopt a stock option plan that will authorize the Management Committee to grant options to purchase up to 10% of the shares issued to investors other than Rome, MHC over a period of 10 years. The Management Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

     . We must limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

     . We must also limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan.

     . We must not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     . We must not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce Rome, MHC's ownership position to less than a majority of Rome Bancorp's outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases. Our ability to engage in stock repurchases may be restricted by federal and state banking regulators. More specifically, unless we are well-capitalized before and immediately after a stock repurchase, we must give written notice to the Federal Reserve Bank of New York before repurchasing our common stock if the dollar amount of the repurchase, together with the dollar amounts of repurchases paid by us during the preceding 12 months, is equal to 10% or more of our consolidated net worth. In addition, New York Banking regulations prohibit us from repurchasing our common stock in the first year following our reorganization, unless we receive the prior approval of the Superintendent. We must also receive the approval of the Superintendent to repurchase more than 5% of our outstanding stock during any 12-month period during the second and third years following the reorganization.

     We expect the stock option plan will permit the Management Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

     Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

     When a non-qualified stock option is exercised, Rome Bancorp and Rome Savings may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. This amount may be the same as the related compensation expense or it may be different. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

     Management Recognition Plan. We intend to implement a management recognition plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization and that we first obtain the approval of the holders of a majority of the outstanding shares of Rome Bancorp that are not owned by Rome, MHC.

     We expect to adopt a management recognition plan that will authorize the Management Committee to make restricted stock awards of up to 4% of the shares issued to investors other than Rome, MHC. The Management Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

     . We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

     . We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

     . We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     . We must not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. If we adopt a management recognition plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce the Rome, MHC ownership position to less than 51% of Rome Bancorp's outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases. Our ability to engage in stock repurchases may be restricted by federal and state banking regulators. More specifically, unless we are well-capitalized before and immediately after a stock repurchase, we must give written notice to the Federal Reserve Bank of New York before repurchasing our common stock if the dollar amount of the repurchase, together with the dollar amounts of repurchases paid by us during the preceding 12 months, is equal to 10% or more of our consolidated net worth. In addition, New York Banking regulations prohibit us from repurchasing our common stock in the first year following our reorganization, unless we receive the prior approval of the Superintendent. We must also receive the approval of the Superintendent to repurchase more than 5% of our outstanding stock during any 12-month period during the second and third years following the reorganization.

     Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Rome Bancorp and Rome Savings may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Rome Bancorp and Rome Savings may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Certain Transactions with Managers and Executive Officers

     We make residential mortgage loans to employees. These loans bear interest at the same rate as loans offered to non-employee borrowers minus one-quarter percent interest. The mortgage loans otherwise have the same underwriting terms that apply to non-employee borrowers.

     We retain the law firm of McMahon, Grow & Getty.  David C. Grow and Richard
H. McMahon, both directors of Rome Bancorp, Rome Savings and Rome, MHC, are partners of McMahon, Grow & Getty. For 1998, we paid $78,686 in legal fees to this law firm.

     All future affiliated transactions will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from an unaffiliated third party. A majority of the independent, disinterested members of the Company's board of directors must approve future affiliated transactions and forgiveness of loans.

Proposed Purchases of Common Stock by Management

     The following table presents, for each of our trustees and executive officers, the amount of stock they wish to purchase in the offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the managers and executive officers. None of our trustees or executive officers expects to purchase more than 1.0% of our common stock. Collectively our trustees and executive officers expect to purchase a total of 188,214 shares, or 8.86% of shares we sell in the offering (assuming the sale of 2,123,393 shares of common stock). These shares do not include shares expected to be issued under any stock benefit plans of the Company. If all shares issuable under such stock benefit plans were issued to management and directors of Rome Bancorp, management and directors of Rome Bancorp would own 634,126 shares, or 29.9% of the shares we sell in the offering (assuming the sale of 2,123,393 shares of common stock).

                                                            Number
                  Name                        Amount       of shares
-----------------------------------------  ------------- -------------
Directors:
Bruce R. Engelbert.......................    $  150,000      21,428
David C. Grow............................    $  100,000      14,285
Kirk B. Hinman...........................    $  150,000      21,428
T. Richard Leidig........................    $  150,000      21,428
Richard H. McMahon.......................    $  150,000      21,428
Marion C. Scoville.......................    $   30,000       4,285
Charles M. Sprock........................    $  150,000      21,428
Michael J. Valentine.....................    $  150,000      21,428

Executive Officers who are not Directors:
Anthony B. Bauer.........................    $   10,000       1,428
D. Bruce Fraser..........................    $    2,500         357
David C. Nolan...........................    $  150,000      21,428
James F. Sullivan........................    $   25,000       3,571
Jeannette Remp Sawyer....................    $  100,000      14,285
                                             ----------     -------
Total to be purchased by directors and
 executive officers......................    $1,317,500     188,214
                                             ==========     =======

                      THE REORGANIZATION AND THE OFFERING

--------------------------------------------------------------------------------
The Board of Trustees of Rome Savings has adopted and the Superintendent of the New York State Department of Banking has approved the amended plan of reorganization, subject to approval by Rome Savings' depositors entitled to vote on the plan and the satisfaction of certain other conditions.

Approval by the Superintendent does not constitute a recommendation or endorsement of the reorganization by the Superintendent.
--------------------------------------------------------------------------------

General

     On May 26, 1999, Rome Savings' Board of Trustees unanimously adopted the amended plan of reorganization pursuant to which Rome Savings will convert and reorganize into a mutual holding company structure. This reorganization includes the formation of an intermediate stock holding company, Rome Bancorp, and the offering by Rome Bancorp of a minority of its shares to depositors of Rome Savings and certain other persons. Under the terms of the plan of reorganization, Rome Bancorp will own all of the common stock of Rome Savings and Rome, MHC will own at least 51% of the common stock of Rome Bancorp. The reorganization will be effected as described under "--Tax Aspects" or in any other manner that is permitted by the Superintendent and the FDIC and is consistent with the intent of the plan of reorganization. See "Description of Our Structure after the Reorganization " in the Summary section of this prospectus for a chart which reflects our structure after the reorganization.

     Rome Bancorp and Rome, MHC have requested approval from the Federal Reserve Bank of New York to become bank holding companies and to acquire Rome Savings. The plan of reorganization was approved by the Superintendent, and Rome Savings has received a notice of intent not to object to the plan of reorganization from the FDIC, subject to, among other things, approval of the plan of reorganization by the depositors of Rome Savings.

     Rome Savings has called a special meeting of depositors for this purpose
which will be held on [          ], 1999. Depositors with deposit accounts
totaling at least $100 at Rome Savings on June 30, 1999 will be entitled to vote at the special meeting. The plan of reorganization must be approved by (1) a majority of the amount of votes entitled to be cast by voting depositors at the special meeting; and (2) the affirmative vote of at least 75% in amount of deposit liabilities of voting depositors represented in person or by proxy at the Special Meeting. We will complete the reorganization only upon completion of the sale of the shares of common stock offered in this prospectus and approval of the plan of reorganization by the voting depositors.

     The aggregate price of the shares of common stock sold in the offering will be within the offering range. The offering range has been established by the Board of Trustees to be between $11.0 million and $14.9 million and is based upon an independent appraisal of the estimated pro forma market value of the common stock of Rome Bancorp. The appraisal was prepared by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be sold in the offering will be sold at the same price of $7.00 per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See "How We Determined the Offering Range and the $7.00 Price Per Share" for additional information as to the determination of the estimated pro forma market value of the common stock.
                                      109

--------------------------------------------------------------------------------
The following is a brief summary of pertinent aspects of the reorganization. The summary is qualified in its entirety by reference to the provisions of the amended plan of reorganization. A copy of the plan is available from Rome Savings upon request and is available for inspection at the offices of Rome Savings and at the office of the Superintendent. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Where You Can Find Additional Information."
--------------------------------------------------------------------------------

Reasons for the Reorganization

     Conversion of Rome Savings to a capital stock savings bank and its acquisition by Rome Bancorp will permit Rome Bancorp to issue common stock, which is a source of capital not available to mutual savings banks.

     Rome Savings' mutual form of ownership will be preserved in Rome, MHC. Rome, MHC, as a mutual savings bank holding company, will own at least 51% of the common stock of Rome Bancorp as long as Rome, MHC remains in existence. The reorganization will allow Rome Savings to achieve certain benefits of a stock company without a loss of control that is possible in a full savings institution conversion from mutual to stock form. In a standard conversion, a newly converted savings institution or its newly formed holding company sells 100% of its common stock in a single stock offering.

     The proceeds from the sale of common stock of Rome Bancorp will provide Rome Savings with new capital, which will support future deposit growth and expanded operations. The ability of Rome Bancorp to sell additional common stock also will enable Rome Bancorp and Rome Savings to increase their capital in response to any future regulatory capital requirement levels. While Rome Savings currently exceeds all regulatory capital requirements, the sale of common stock in connection with the reorganization will assist Rome Savings with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.

     In addition, since Rome Savings competes with local and regional banks not only for customers, but also for employees, we believe that the ability of Rome Bancorp to issue common stock will also afford us the opportunity to attract and retain management and employees through various stock benefit plans, including incentive stock option plans, stock award plans and employee stock ownership plans.

     After completion of the reorganization, the unissued common and preferred stock authorized by Rome Bancorp's Certificate of Incorporation will permit Rome Bancorp to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approval of an offering. Rome Bancorp currently has no plans with respect to additional offerings of securities. Following the reorganization, Rome Bancorp intends to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management."

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

     The mutual holding company form of organization will provide additional flexibility to diversify Rome Savings' business activities through newly-formed subsidiaries, or through acquisitions of or mergers with both mutual and stock savings institutions, as well as other companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, Rome Bancorp will be in a position after the reorganization to take advantage of any such favorable opportunities that may arise. See "How We Intend to Use the Proceeds from the Offering" for a description of our intended use of proceeds.

     While there are benefits associated with the mutual holding company form of organization, this form of organization involves additional costs associated with its maintenance and regulation, including additional administrative expenses, taxes and regulatory filings or examination fees.

     After considering the advantages and disadvantages of the reorganization, as well as applicable fiduciary duties, the Board of Trustees of Rome Savings unanimously approved the reorganization as being in the best interests of Rome Savings, its depositors and the communities it serves.


Effects of the Reorganization

     General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the equity of the savings institution based upon the balance in the depositor's account. This ownership interest may only be realized in the event of a liquidation of the savings institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes their account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, except in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of depositors is thereafter represented exclusively by their liquidation rights. Such capital stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller may hold in the institution.

     Continuity. During the reorganization process, and after completion of the reorganization, the routine business of Rome Savings of accepting deposits and making loans will continue without interruption. Rome Savings will continue to be subject to regulation by the Superintendent and the FDIC. After the reorganization, Rome Savings will continue to provide services for depositors and borrowers under current policies by its management and staff.

     The Board of Trustees serving Rome Savings immediately before the reorganization will serve as directors of Rome Savings and Rome Bancorp after the reorganization. The trustees of Rome, MHC will consist of all of the individuals currently serving on the Board of Trustees of Rome Savings and at least one person not a trustee of Rome Savings to represent the interest of the minority shareholders. We anticipate that all officers of Rome Savings serving immediately before the reorganization will retain their positions after the reorganization. See "Management."

     Deposit Accounts and Loans. Under the plan of reorganization, each depositor in Rome Savings at the time of the reorganization will automatically continue as a depositor after the reorganization. Each deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent affected by withdrawals made to purchase common stock in the offering. See "-- Procedure for Purchasing Shares in Subscription and Community Offerings." Each deposit account will be insured by the FDIC to the same extent as before the reorganization (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

     Furthermore, no loan outstanding from Rome Savings will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

     Voting Rights of Depositors. Voting rights and control of Rome Savings, as a mutual savings bank, are vested in the Board of Trustees. After the reorganization, direction of Rome Savings will be under the control of the Board of Directors of Rome Savings. Rome Bancorp, as the holder of all of the outstanding common stock of Rome Savings, will have exclusive voting rights with respect to any matters concerning Rome Savings requiring stockholder approval, including the election of directors of Rome Savings.

     After the reorganization, the holders of the common stock of Rome Bancorp will have exclusive voting rights with respect to any matters concerning Rome Bancorp. These voting rights will be exclusive except to the extent Rome Bancorp in the future issues preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Rome Bancorp's stockholders, including the election of directors of Rome Bancorp, subject to the restrictions and limitations set forth in Rome Bancorp's Certificate of Incorporation. These restrictions and limitations are discussed below.

     By virtue of its ownership of a majority of the outstanding shares of common stock, Rome, MHC will be able to elect all members of the Board of Directors of Rome Bancorp and generally will be able to control the outcome of most matters presented to the stockholders of Rome Bancorp for resolution by vote. However, current regulations and regulatory policies require that adoption of a stock option plan, restricted stock plan or second step conversion of Rome, MHC be approved by a majority vote of the shares held by the public stockholders (i.e., all stockholders except Rome, MHC).

     Rome, MHC will be controlled by its Board of Trustees, which will initially consist of the current trustees of Rome Savings and at least one person not a trustee of Rome Savings to represent the interests of the minority stockholders. Under the mutual form of ownership, existing trustees elect new trustees, which can perpetuate existing management and control of Rome, MHC, and thereby Rome Bancorp and Rome Savings.

     Depositors' Rights if We Liquidate; Liquidation Account. In the unlikely event of a complete liquidation of Rome Savings in its current mutual form, each depositor would receive a pro rata share of any assets of Rome Savings remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawable value of their accounts). Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in Rome Savings at the time of liquidation.

     Upon a complete liquidation of Rome Savings after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Rome Savings. However, except as described below, a depositor's claim would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Rome Savings above that amount. Instead, the holder of Rome Savings' common stock (i.e., Rome Bancorp) would be entitled to any assets remaining upon a liquidation of Rome Savings.

     The plan of reorganization provides for the establishment, upon the completion of the reorganization, of a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the net worth of Rome Savings as of the date of its latest balance sheet contained in this prospectus. Upon a complete liquidation of Rome Savings after the reorganization, each eligible account holder and supplemental eligible account holder, who continues to maintain such account holder's deposit account at Rome Savings, would be entitled to an interest in the liquidation account prior to any payment to the holders of Rome Savings' capital stock.
Each eligible account holder and supplemental eligible account holders will have a pro rata interest in the total liquidation account for the account holder's deposit accounts based on the proportion that the aggregate balance of such person's qualifying deposit accounts on December 31, 1997 (the eligibility record date) and June 30, 1999 (the supplemental eligibility record date), as applicable, bore to the aggregate balance of all qualifying deposit accounts of all eligible account holders and supplemental eligible account holders. For this purpose, qualifying deposit accounts include all savings, time, demand, negotiable orders of withdraw (NOW), money market and passbook accounts maintained at Rome Savings (excluding any escrow accounts).

     If, however, on any annual closing date (i.e., the anniversary of the eligibility record date or supplemental eligibility record date, as applicable) of Rome Savings, commencing on or after the effective date of the reorganization, the amount in any deposit account is less than the amount in such deposit account on December 31, 1997 (with respect to an eligible account holder), or June 30, 1999 (with respect to a supplemental eligible account holder) or any other annual closing date, then the interest in the liquidation account relating to the deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. For purposes of the liquidation account, time deposit accounts will be deemed to be closed upon maturity regardless of renewal. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

     Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Rome Bancorp as the sole stockholder of Rome Savings.

     Upon a complete liquidation of Rome Bancorp, each holder of shares of the common stock of Rome Bancorp, including Rome, MHC, would be entitled to receive a pro rata share of Rome Bancorp's assets, following payment of all debts, liabilities and claims of greater priority of or against Rome Bancorp including the rights of depositors in the liquidation account of Rome Savings, if any.

     If liquidation of Rome, MHC occurs following completion of the reorganization, all depositors of Rome Savings at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Rome, MHC remaining after payment of all debts and claims of creditors.

     Tax Aspects. The reorganization may be effected in any manner approved by the Superintendent that is consistent with the purposes of the plan of reorganization and applicable law, regulations and policies. However, Rome Savings intends to consummate the reorganization using a series of transactions as described below. This structure enables Rome Savings to retain all of its historical tax attributes and produces significant savings to Rome Savings because it simplifies regulatory approvals and conditions associated with the completion of the reorganization.

     The merger structure will be accomplished as follows:

     (1) Rome Savings will organize Rome, MHC initially as an interim New York stock savings bank as its wholly owned subsidiary;

     (2) Rome, MHC will organize a capital stock corporation under Delaware law (i.e., Rome Bancorp) as its wholly owned subsidiary that will subsequently hold 100% of Rome Savings' common stock;

     (3) Rome, MHC will also organize an interim New York stock savings bank as its wholly owned subsidiary ("Interim") and the following transactions will occur simultaneously;

     (4) Rome Savings will exchange its charter for a New York stock savings bank charter (the "Conversion");

     (5) Rome, MHC (while in its stock form) will cancel its outstanding stock and exchange its charter for a New York mutual savings bank holding company charter;

     (6) Interim will merge with and into Rome Savings with Rome Savings being the surviving institution; and

     (7) the initially issued stock of Rome Savings (which will be constructively received by former Rome Savings depositors when Rome Savings becomes a stock savings bank pursuant to step (4)) will be issued to Rome, MHC in exchange for liquidation interests in Rome, MHC which will be held by Rome Savings' depositors (the "Exchange").

Rome, MHC will then contribute 100% of the stock of Rome Savings to Rome
Bancorp, which will be a wholly owned subsidiary of Rome, MHC.   Rome Bancorp
will subsequently offer for sale 47% of its common stock pursuant to the plan of reorganization. As a result of these transactions, (a) Rome Savings will be a wholly owned subsidiary of Rome Bancorp; (b) Rome Bancorp will be a majority owned subsidiary of Rome, MHC; and (c) the depositors of Rome Savings will hold membership interests in Rome, MHC.

     Under this structure: (i) the Conversion is intended to be a tax-free reorganization under Code section 368(a)(1)(F); and (ii) the Exchange is intended to be a tax-free exchange under Code section 351.

     Under the plan of reorganization, consummation of the reorganization is conditioned upon, among other things, the prior receipt by Rome Savings of either a private letter ruling from the IRS and from the New York taxing authorities or an opinion of Rome Savings' counsel as to the federal income tax consequences and from KPMG LLP as to the New York income tax consequences of the reorganization to Rome Savings' (in both its mutual and stock form), Rome Bancorp and depositors. In Revenue Procedure 99-3, 1999-1 I.R.B. 103, the IRS announced that it will not rule on whether a transaction qualifies as a tax-free reorganization under Code section 368(a)(1)(F) or as a tax-free exchange of stock for stock in the formation of a holding company under Code section 351, but that it will rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under either of these Code sections.

     Based in part upon certain factual representations of Rome Savings or its officers, Thacher Proffitt & Wood has issued its opinion regarding certain federal income tax consequences of the reorganization.

     In the following discussion, "Mutual Bank" refers to Rome Savings before the reorganization and "Stock Bank" refers to Rome Savings after the reorganization.

     With regard to the reorganization, Thacher Proffitt & Wood has issued an opinion that:

     (1) the Conversion will constitute a "reorganization" under Code section 368(a)(1)(F), and Rome Savings (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the Conversion;

     (2) the basis of each asset of Mutual Bank received by Stock Bank in the Conversion will be the same as Mutual Bank's basis for such asset immediately prior to the Conversion;

     (3) the holding period of each asset of Mutual Bank received by Stock Bank in the reorganization will include the period during which such asset was held by Mutual Bank prior to the Conversion;

     (4) For purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date and the tax attributes of Mutual Bank (subject to application of Code sections 381, 382, and 384), including Mutual Bank's tax bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if there had been no conversion.

     (5) Mutual Bank's depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their membership interest in Mutual Bank;

     (6) no gain or loss will be recognized by the depositors of Rome Savings (formerly Mutual Bank) upon the transfer to Rome, MHC of shares of Stock Bank common stock they constructively received in the Conversion in exchange for membership interests in Rome, MHC; and

     (7) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in the Mutual Bank.

     Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the opinion. If there is a disagreement, we can not guarantee that the IRS would not prevail in a judicial or administrative proceeding.

     KPMG LLP has opined, subject to the limitations and qualifications in its opinion, that, for purposes of the New York corporate income tax, the reorganization will not become a taxable transaction to Rome Savings (in either its status as Mutual Bank or Stock Bank), Rome, MHC, Rome Bancorp, the stockholders of Rome Bancorp or the depositors of Rome Savings.

     Accounting Consequences. The reorganization will be accounted for in a manner similar to a pooling-of-interests under generally accepted accounting principles. Accordingly, the carrying value of our assets, liabilities, and capital will be unaffected by the reorganization and will be reflected in the Rome Bancorp's and Rome Savings' consolidated financial statements based on their historical amounts.


Why we are establishing The Rome Savings Bank Foundation

     General. In order to further our commitment to the local community, the plan of reorganization provides for the establishment of a charitable foundation in connection with the reorganization. The plan provides that Rome Savings and Rome Bancorp will incorporate the foundation under Delaware law as a non-stock corporation, and will fund the foundation with Rome Bancorp common stock. We believe that the funding of the foundation with common stock is a means to establish a common bond between Rome Savings and its community, enabling the community to share in the potential growth and success of Rome Bancorp. The funding of the foundation with stock also provides the foundation with a potentially larger endowment than if Rome Bancorp contributed cash to the foundation since, as a shareholder, the foundation will share in the potential growth and success of Rome Bancorp. As such, the contribution of stock to the foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that Rome Bancorp, if it were not making the stock donation, would have to contribute to the foundation in future years in order to maintain a level amount of charitable grants and donations. By further enhancing Rome Savings's visibility and reputation in its local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We will dedicate the foundation to charitable purposes within our local community, including community development activities.

     Purpose of the Foundation. The purpose of the foundation is to provide funding to support charitable causes and community development activities. In recent years, Rome Savings has emphasized community lending and community development activities within our local community. We received a satisfactory CRA rating in our last CRA examination. We are forming the foundation to complement our existing community activities, not to replace them. We intend to continue to emphasize community lending and community development activities following the reorganization. These activities, however, are not our sole corporate purpose. We will dedicate the foundation completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. The Board of Trustees believes the establishment of the foundation is consistent with Rome Savings' commitment to community service. The Board also believes that the funding of the foundation with common stock is a means of enabling Rome Savings' community to share in the potential growth and success of Rome Bancorp after completion of the reorganization. The foundation will accomplish that goal by:

     . providing for continued ties between the foundation and Rome Savings and forming a partnership with the community;

     . enabling Rome Savings and Rome Bancorp to develop a unified charitable donation strategy;

     . centralizing the responsibility for administration and allocation of corporate charitable funds.

We do not expect the contribution to the foundation to take the place of Rome Savings' traditional community lending and charitable activities.

     Structure of the Foundation. We will incorporate the foundation under Delaware law as a non-stock corporation. The foundation's Certificate of Incorporation provides that it is organized only for charitable purposes, including community development, as stated in Section 501(c)(3) of the Code. The foundation's Certificate of Incorporation also provides that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to its directors, officers or members. A majority of the Board of Directors of the foundation will consist of individuals who are officers or trustees of Rome Savings, and the remaining members of the Board will consist of civic and community leaders within our local community. A Nominating Committee of the Board, comprised of a minimum of three members of the Board, will nominate individuals eligible for election to the Board of Directors. The members of the foundation, who are comprised of its Board members, will elect the directors at the annual meeting of the foundation from those nominated by the Nominating Committee. Only persons serving as directors of the foundation qualify as members of the foundation, with voting authority. Directors will be divided into three classes with each class appointed for three-year staggered terms.

     The authority for the affairs of the foundation will be vested in the Board of Directors of the foundation. The directors of the foundation will be responsible for establishing the policies of the foundation with respect to grants or donations by the foundation, consistent with the foundation's purposes. Although no formal policy governing foundation grants exists at this time, the foundation's Board of Directors will adopt a policy upon establishment of the foundation. As directors of a non-profit corporation, directors of the foundation will at all times:

     . be bound by their fiduciary duty to advance the foundation's charitable goals;

     .    to protect the assets of the foundation; and

     . to act in a manner consistent with the charitable purpose for which the foundation is established.

The directors of the foundation will also be responsible for directing the activities of the foundation, including the management of the Rome Bancorp common stock held by the foundation. However, as a condition to receiving the approval of the Banking Department and the non-objection of the FDIC to Rome Savings reorganization, the foundation will commit in writing to the FDIC that all shares of common stock will be voted in the same ratio as all other shares of the common stock on all proposals considered by shareholders of Rome Bancorp; provided, however, that, consistent with the condition, the Banking Department and the FDIC shall waive this voting restriction under certain circumstances if compliance with the voting restriction would:

     (a)  cause a violation of the law of the State of Delaware;

     (b) cause the foundation to lose its tax-exempt status, or cause the IRS to deny the foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the foundation; or

     (c) cause the foundation to be subject to an excise tax under Section 4941 of the Code.

In order for the Banking Department and the FDIC to waive such voting restriction, Rome Bancorp's or the foundation's legal counsel must render an opinion satisfactory to Banking Department and the FDIC that compliance with the voting restriction would have an effect described in clauses (a), (b) or (c) above. Under those circumstances, the Banking Department and the FDIC shall grant a waiver of the voting requirement upon submission of such legal opinion(s) by the Rome Bancorp or the foundation that are satisfactory to the Banking Department and the FDIC. In the event that the Banking Department and the FDIC were to waive such voting requirement, the directors would direct the voting of the common stock held by the foundation. There can be no assurances that a legal opinion addressing these issues will be rendered, or if rendered, that the Banking Department and the FDIC will grant an unconditional waiver of the voting restriction. If a waiver is granted, conditions involving the composition of the board of directors may be imposed. In no event will the voting restriction survive the sale of shares of the common stock held by the foundation.

     The foundation's place of business will be located at Rome Savings'
administrative offices.   Initially, we expect the foundation to have no
employees but to utilize our staff. The Board of Directors of the foundation will appoint officers to manage the operations of the foundation. Rome Savings has provided the FDIC with a commitment that, to the extent applicable, it will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between Rome Savings and the foundation.

     Rome Bancorp intends to capitalize the foundation with common stock in an amount equal to 2.0% of the total amount of common stock to be issued in connection with the reorganization plus $100,000 in cash. At the minimum, midpoint and maximum of the estimated price range, the contribution to the foundation would equal 66,786, 78,571 and 90,357 shares, which would have a market value of $467,502, $549,997 and $632,499, respectively, assuming the purchase price of $7.00 per share. Rome Bancorp and Rome Savings are (or have) determined to fund the foundation with common stock to form a bond with the community in a manner that allows the community to share in the potential growth and success of Rome Bancorp and Rome Savings.

     The foundation will receive working capital from any dividends that may be paid on Rome Bancorp's common stock in the future, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market from time to time as may be permitted to provide the foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by Rome Bancorp is that the amount of common stock that may be sold by the foundation in any one year shall not exceed 5% of the average market value of the assets held by the foundation, except where the Board of Directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the foundation's assets and as such would jeopardize the foundation's capacity to carry out its charitable purposes. Upon completion of the reorganization and the contribution of shares to the foundation immediately following the reorganization, Rome Bancorp would have 3,339,285, 3,928,571 and 4,517,857 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Price Range. For additional discussion of the dilutive effect, see "Pro Forma Data."

     Tax Considerations. Thacher Proffitt & Wood has advised Rome Bancorp and Rome Savings that an organization created for the above purposes would qualify as an organization exempt from taxation under Section 501(c)(3) of the Code, and would likely be classified as a private foundation. The foundation will submit an application to the IRS to be recognized as an exempt organization. If the foundation files an application within 15 months from the date of its organization, and if the IRS approves the application, the effective date of the foundation's status as a Section 501(c)(3) organization will be retroactive to the date of its organization. Thacher

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


Proffitt & Wood, however, has not rendered any advice on the condition to the contribution to be agreed to by the foundation which requires that all shares of Rome Bancorp common stock held by the foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by shareholders of Rome Bancorp. Consistent with this condition, in the event that Rome Bancorp or the foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation, or subject the foundation to an excise tax for "self-dealing" under Section 4941 of the Code, the FDIC and the Banking Department will waive such voting restriction upon submission by Rome Bancorp or the foundation of a legal opinion(s) to that effect satisfactory to the FDIC and the Banking Department. See "--Regulatory Conditions Imposed on the foundation."

     Under the Code, Rome Bancorp is generally entitled to a deduction for charitable contributions in an amount not exceeding 10% of its taxable income (computed without regard to the contributions) for the year of the contribution, and any contributions in excess of the deductible amount may generally be carried forward and deducted in Rome Bancorp's five succeeding taxable years, subject, in each such year, to the 10% of taxable income limitation. Rome Bancorp and Rome Savings believe that the reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the reorganization. In making such a determination, Rome Savings and Rome Bancorp considered the dilutive impact of the contribution of common stock to the foundation on the common stock available to be offered for sale in the reorganization. Based on such considerations, Rome Bancorp and Rome Savings believe that the contribution to the foundation in excess of the 10% annual limitation is justified given Rome Savings' capital position and its earnings, the substantial additional capital being raised in the reorganization and the potential benefits of the foundation to the community. In this regard, assuming the sale of the common stock at the maximum of the Estimated Price Range, Rome Bancorp would have pro forma consolidated capital of $41.4 million or 17.5% of pro forma consolidated assets and Rome Savings pro forma leverage and risk-based capital ratios would be 14.7% and 26.2%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No foundation." Thus, the amount of the contribution will not adversely impact the financial condition of Rome Savings and Rome Bancorp, and Rome Bancorp and Rome Savings therefore believe that the amount of the charitable contribution is reasonable and will not raise safety and soundness concerns.

     Rome Bancorp and Rome Savings have received the opinion of Thacher Proffitt & Wood that Rome Bancorp's contribution of its own stock to the foundation would not constitute an act of self-dealing, and that Rome Savings will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the 10% of taxable income limitation. As discussed above, Rome Savings will generally be able to carry forward and deduct any portion of the contribution in excess of such 10% limitation for five years following the year of the contribution. If Rome Savings and the foundation had been established in the fiscal year ended December 31, 1998, Rome Savings would have been entitled to a charitable contribution deduction in its taxable year ended December 31, 1998 of approximately $80,000 and would have been able to carry forward and deduct approximately $570,000 over its next succeeding five taxable years (based on the Bank's pre-tax income for 1998 and a contribution in 1998 of

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

Common Stock equal to $550,000 and a cash contributor of $100,000). Assuming the close of the offerings at the midpoint of the estimated price range, we estimate that the entire amount of the contribution should be deductible over a six-year period. We do not expect to make any further contributions to the foundation within the first five years following the initial contribution. After that time, we may consider future contributions to the foundation. Any decisions would be based on an assessment of, among other factors, the financial condition of Rome Bancorp and Rome Savings at that time, the interests of shareholders and depositors of Rome Bancorp and Rome Savings, and the financial condition and operations of the foundation.

     Although we have received the opinion of Thacher Proffitt & Wood that Rome Bancorp is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the foundation as an organization exempt from taxation under section 501(c)(3) of the Code or that the deduction will be permitted. If the IRS successfully maintains that the foundation is not so exempt or that the deduction is not permitted, our tax benefit related to the contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors -- Establishment of Charitable Foundation."

     In general, the income of a private foundation is exempt from federal and New York taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the foundation's taxable year to maintain its tax-exempt status. The foundation will also be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers, and a concise statement of the purpose of each grant. The foundation will also be required to file an annual report with the Charities Bureau of the Office of the Attorney General of the State of New York.

     Regulatory Conditions Imposed on the Foundation. Establishment of the foundation is subject to the following conditions to be agreed to by the foundation in writing as a condition to receiving the approval of the Banking Department and the FDIC's non-objection of reorganization of Rome Savings:

     . the foundation will be subject to examination by the Banking Department and the FDIC;

     . the foundation must comply with supervisory directives imposed by the Banking Department and the FDIC;

     . the foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; and

     . any shares of common stock held by the foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by shareholders; provided, however, that, consistent with the condition, the Banking Department and the FDIC shall waive this voting restriction under certain circumstances, as discussed in "Structure of the Foundation" above.

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


How We Determined the Offering Range and the $7.00 Price Per Share

     The plan of reorganization requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Rome Savings and Rome Bancorp have retained RP Financial to make the independent valuation. RP Financial's fees for its services in making such appraisal are estimated to be $25,000. Rome Savings and Rome Bancorp will indemnify RP Financial and its employees and affiliates against losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

     . the present and projected operating results and financial condition of Rome Bancorp and Rome Savings, and the economic and demographic conditions in Rome Savings' existing market area;

     .    historical, financial and other information relating to Rome Savings;

     . a comparative evaluation of the operating and financial statistics of Rome Savings with those of other publicly traded mutual holding companies;

     .    the aggregate size of the offering of the common stock;

     . the impact of the reorganization on Rome Savings' equity and earnings potential;

     .    the proposed dividend policy of Rome Bancorp and Rome Savings; and

     . the trading market for securities of comparable institutions and general conditions in the market for such securities.





     On the basis of the foregoing, RP Financial has advised Rome Bancorp and Rome Savings that, in its opinion, dated May 28, 1999, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $23.4 million to a maximum of $31.6 million with a midpoint of $27.5 million (the "estimated valuation range").

     The Board of Trustees of Rome Savings held a meeting to review and discuss the original appraisal report prepared by RP Financial. Representatives of RP Financial participated in the meeting to explain the contents of the appraisal report. The Board of Trustees reviewed the methods that RP Financial used to determine the pro forma market value of the common stock and the appropriateness of the assumptions that RP Financial used in determining this value. The board of trustees determined that 47% of the shares to be issued by Rome Bancorp will be offered to public stockholders. In addition the board of trustees determined that the common stock will be sold at $7.00 per share.

     The Board of Trustees established an offering range of $11.0 million to
$14.9 million, with a midpoint of $12.9 million.   Rome Bancorp expects to issue
between 1,569,464 and

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


2,123,393 shares of common stock for the offering. The offering range takes into account that Rome Savings must be a majority-owned subsidiary of Rome Bancorp or Rome, MHC as long as Rome, MHC is in existence. The estimated valuation range and the offering range may be amended with the approval of the Superintendent and FDIC (if required), due to subsequent developments in the financial condition of Rome Bancorp or Rome Savings or market conditions generally.
--------------------------------------------------------------------------------
The valuation prepared by RP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by Rome Savings, nor did RP Financial value independently the assets or liabilities of Rome Savings. The valuation considers Rome Savings as a going concern and should not be considered as an indication of the liquidation value of Rome Savings. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the reorganization will thereafter be able to sell such shares at prices at or above the purchase price.
--------------------------------------------------------------------------------

     The maximum of the estimated valuation range may be increased up to 15% and the number of shares of common stock to be issued in the reorganization may be increased to 2,441,902 shares due to regulatory considerations, changes in the market and general financial and economic conditions without the resolicitation of subscribers. See "-- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated valuation range to fill unfilled orders in the subscription and community offerings.

     We may not sell any shares of common stock unless RP Financial confirms to Rome Savings, Rome Bancorp, the Superintendent and the FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the aggregate value of the common stock is incompatible with its estimate of the pro forma market value of the common stock at the conclusion of the offering.



     If RP Financial concludes that the pro forma market value of the common stock is either more than 15% above the maximum of the estimated valuation range or less than the minimum of the estimated valuation range, Rome Savings and Rome Bancorp, after consulting with the Superintendent and the FDIC, may:

     (1) terminate the plan and return all funds promptly with interest at Rome Savings' passbook rate of interest on payments made by check, bank check or money order;

     (2) establish a new estimated valuation range and either;

         (a)  hold new subscription and community offerings; or
         (b) provide subscribers the opportunity to change or cancel their orders (a "resolicitation");

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

     (3) take such other actions as permitted by the Superintendent and the FDIC in order to complete the reorganization.

If a resolicitation is commenced, unless an affirmative response is received from a subscriber within a designated period of time, all funds will be promptly returned to the subscriber as described above.



     To fund the foundation, the number of shares issued in the offering will increase by the number of shares equal to 4.3% of the common stock sold in the offering.

     If all shares of common stock are not sold through the subscription and community offerings, then Rome Savings and Rome Bancorp expect to offer the remaining shares in a syndicated community offering, which would commence during or just after the subscription offering. See "-- Syndicated Community Offering."

     Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Rome Savings and the other locations specified under "Where You Can Find Additional Information."


Subscription Offering and Subscription Rights

     In accordance with the plan of reorganization, rights to subscribe for the purchase of common stock have been granted under the plan of reorganization to the following persons in the following order of priority:

     (1) depositors with deposits in Rome Savings with balances aggregating $100 or more ("qualifying deposits") as of December 31, 1997 ("eligible account holders"); for this purpose, deposit accounts include all savings, time, demand, negotiable orders of withdrawal
          (NOW), money market and passbook accounts maintained at Rome Savings (excluding any escrow accounts);

     (2) tax-qualified employee benefit plans of Rome Bancorp, Rome Savings or Rome, MHC, including the employee stock ownership plan;

     (3) depositors with qualifying deposits in Rome Savings on June 30, 1999, other than (i) those depositors who would otherwise qualify as eligible account holders or (ii) managers or executive officers of Rome Savings or their associates ("supplemental eligible account holders").

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "-- Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment therefor, non-transferable rights to subscribe for shares of common

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

stock in the subscription offering. Subscriptions by eligible account holders are subject to maximum and minimum purchase limitations. See "-- Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective aggregate qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

     To ensure a proper allocation of stock, each eligible account holder must list on the stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 1997. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also trustees or executive officers of Rome Savings or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding December 31, 1997.

     Priority 2: The Tax-Qualified Employee Benefit Plans. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by eligible account holders, the tax-qualified employee benefit plans, including the employee stock ownership plan, will receive, as a second priority and without payment therefor, non-transferable subscription rights to purchase up to 10% of the common stock to be issued in the offering. As a tax-qualified employee benefit plan, the employee stock ownership plan intends to purchase 8% of the shares to be issued in the offering, or 125,557 shares, based on the issuance of 1,569,464 shares at the minimum of the offering range or 169,871 shares based on the issuance of 2,123,393 at the maximum of the offering range. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of Rome Savings' managers, officers, employees or associates thereof. To the extent shares are not available in the offering to fill all or part of the purchase order of the employee stock ownership plan, this plan intends to purchase shares in private transactions or on the open market after completion of the offering.

     Priority 3: Supplemental Eligible Account Holders. Each supplemental eligible account holder will receive, as a third priority and without payment therefor, non-transferable rights to subscribe for shares of common stock in the subscription offering. Subscriptions by supplemental eligible account holders are subject to maximum and minimum purchase limitations. See "--Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions of all supplemental eligible account holders, after purchases by eligible account holders and the tax-qualified employee benefit plans, available shares first will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective aggregate qualifying deposits bear to the total amount of qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

     To ensure a proper allocation of stock, each supplemental eligible account holder must list on the stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at June 30, 1999. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

     Expiration Date for the Subscription Offering.  The subscription offering
will expire at 5:30 p.m., Eastern time, on [          ], 1999, unless we extend
this period for an initial period of up to 45 days. We may further extend this period for additional 60 day periods with the approval of the Superintendent and, if necessary, the FDIC. Subscription rights which have not been exercised prior to the expiration date, as extended, will become void.

     If all shares have not been subscribed for or sold by the expiration date, as extended, all funds delivered to Rome Savings will be returned with interest promptly to the subscribers and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted, Rome Savings will notify subscribers of the extension of time and of any rights of subscribers to change or cancel their orders. Each extension may not exceed 60 days, and all extensions, in the aggregate, may not last beyond [_].

     Persons in Non-qualified States or Foreign Countries. Rome Bancorp and Rome Savings will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan or reorganization reside. However, Rome Savings and Rome Bancorp are not required to offer stock in the subscription offering to any person who resides in a foreign country.


Community Offering

     To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, Rome Savings may offer shares pursuant to the plan of reorganization in the community offering to the following persons in the following order of priority:

     (1) employees and depositors of Rome Savings after June 30, 1999 (we refer to this group as "other depositors");

     (2) "residents" of Oneida County, New York, which definition includes natural persons who occupy a dwelling within Oneida County, New York and establish an ongoing physical presence within the County, together with an indication that such presence is not merely transitory in nature (the determination of resident status will be made by Rome Savings, in its sole discretion);

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

     (3)  other persons to whom we deliver a prospectus.

     Orders received in the community offering are subject to maximum and minimum purchase limitations. See "-- Limitations on Common Stock Purchases." The community offering, if any, shall commence concurrently with or subsequent to the commencement of the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering unless extended by Rome Savings and Rome Bancorp, with the approval of the Superintendent and the FDIC, if necessary.


--------------------------------------------------------------------------------
The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Rome Savings and Rome Bancorp, in their discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If Rome Bancorp rejects a subscription in part, the subscriber will not have the right to cancel the remainder of his or her subscription.
--------------------------------------------------------------------------------

Marketing and Underwriting Arrangements

     Sandler O'Neill & Partners, L.P. Rome Savings, Rome Bancorp and Rome, MHC have engaged Sandler O'Neill as a consultant and financial advisor in connection with the offering of the common stock and Sandler O'Neill has agreed to assist Rome Bancorp with the solicitation of subscriptions and purchase orders for shares of common stock in the offering.

     Sandler O'Neill will receive a fee for services provided in connection with the offering equal to 2% of the aggregate purchase price of common stock sold in the offering. No fees will be paid to Sandler O'Neill with respect to any shares of common stock purchased by any director, officer or employee of Rome Savings or Rome Bancorp or members of their immediate families or any employee benefit plan of the Bank, established for the benefit of the Bank's directors, officers and employees. If there is a syndicated community offering, we will pay Sandler O'Neill a fee equal to 1.5% of the aggregate purchase price of common stock sold in the syndicated community offering. However, the aggregate fees payable to Sandler O'Neill and any selected dealers in connection with any syndicated community offering will not exceed 2.0% of the aggregate purchase price of the common stock sold in the syndicated community offering. Sandler O'Neill will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees of up to $100,000.

     In the event Sandler O'Neill is terminated under certain circumstances or the reorganization is terminated by Rome Savings, no fees shall be payable by Rome Savings. However, Sandler O'Neill will be entitled to reimbursement for its reasonable out-of-pocket expenses (including legal fees). Rome Bancorp, Rome, MHC and Rome Savings have agreed to indemnify and hold Sandler O'Neill and its affiliates harmless from and against any and all losses, claims, damages, and liabilities, joint or several, to which Sandler O'Neill may become subject under applicable federal or state law related to or arising out of the services to be provided by Sandler O'Neill pursuant to its engagement by Rome Savings and Rome Bancorp as financial advisor in connection with the reorganization, including certain liabilities under the Securities Act. Total fees to Sandler O'Neill are estimated to be $182,147 and $253,493 at the minimum and the maximum of the offering range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

     Directors and Employees. Directors, trustees and executive officers of Rome Bancorp and Rome Savings may participate in the solicitation of offers to purchase common stock. Other employees of Rome Savings may participate in the offering in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Rome Bancorp will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, trustees, directors and employees to participate in the sale of common stock. No officer, trustee, director or employee of Rome Bancorp or Rome Savings will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in common stock.


Procedure for Purchasing Shares in Subscription and Community Offerings

     Use of Order Forms. To purchase shares in the subscription offering and the community offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a subscriber's deposit account at Rome Savings (which may be given by completing the appropriate blanks in the stock order form), must be received by Rome Savings by 5:30 p.m., Eastern time, on the expiration date. You can submit your order form by mail or overnight courier. You may also drop off your order forms at any of our branch offices. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or correct withdrawal instructions) are not required to be accepted. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled order forms. We have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless subscribers are resolicited or the reorganization has not been completed within 45 days after the end of the subscription offering, unless such 45 day period has been extended.

     In order to ensure that eligible account holders, supplemental eligible account holders and other depositors are properly identified as to their stock purchase eligibility and priority, depositors must list on the stock order form all deposit accounts as of the applicable eligibility record date giving all names in each account and the account numbers.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration date for the offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed when preceded or accompanied by a prospectus.

     Payment for Shares. Payment for subscriptions may be made by check, bank check or money order or by authorization of withdrawal from deposit accounts maintained with Rome

Savings except for IRA accounts. No cash or wire transfers will be accepted. Interest will be paid on payments made by check, bank check or money order at Rome Savings' passbook rate of interest from the date payment is received until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold immediately will be placed on such funds, thereby making them unavailable to the depositor.

     If a subscriber validly authorizes Rome Savings to withdraw the amount of the purchase price from a deposit account at Rome Savings, the withdrawal will be made as of the completion of the reorganization. Rome Savings will waive any applicable penalties for early withdrawal from time deposit accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a statement savings account and will earn interest at the passbook rate. If the certificate account matures and is renewed prior to the termination or completion of the offering, then the hold will remain in place. If the certificate account matures but is not renewed prior to the completion of the offering, then the funds placed on hold will be converted into a statement savings account and will earn interest at the passbook rate.

     The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Rather, the employee stock ownership plan may pay for such shares of common stock subscribed for at the purchase price upon completion of the offering; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to Rome Bancorp from an unrelated financial institution or Rome Bancorp to lend to the employee stock ownership plan the aggregate purchase price of the shares for which it subscribed. Rome Bancorp intends to provide such a loan to the employee stock ownership plan.

     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Rome Savings. Persons with IRAs maintained at Rome Savings must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchases for the exclusive benefit of the IRAs. Assistance on how to transfer IRAs maintained at Rome Savings can be obtained from the conversion center. Depositors interested in using funds in an IRA to purchase common stock should contact the conversion center as soon as possible.

     Certificates representing shares of common stock purchased will be mailed to purchasers to the addresses specified in properly completed order forms, as soon as practicable following completion of the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

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

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

     Prior to the completion of the reorganization, regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.
--------------------------------------------------------------------------------
Rome Savings and Rome Bancorp will pursue any and all legal and equitable remedies (including forfeiture) in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.
--------------------------------------------------------------------------------

Syndicated Community Offering

     The amended plan of reorganization provides that all shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the general public in a syndicated community offering on a best efforts basis through a selling group of broker-dealers to be arranged by Sandler O'Neill acting as agent of Rome Bancorp. Sandler O'Neill has not selected any particular broker-dealers to participate in a syndicated community offering. As an alternative to a syndicated community offering, Rome Bancorp and Rome Savings may instead elect to offer for sale such remaining shares to or through underwriters in a public offering, as described under "-- Public Offering Alternative." Rome Bancorp and Rome Savings have reserved the right to reject orders in whole or in part in their sole discretion in the syndicated community offering. If Rome Bancorp or Rome Savings rejects an order in part, the subscriber will not have the right to cancel the remainder of the subscription. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Sandler O'Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering.

     The syndicated community offering may commence concurrently with the community offering or after the community offering is terminated. The syndicated community offering will terminate no more than 45 days following the expiration date, unless extended by Rome Bancorp with the approval of the
Superintendent and FDIC. Such extensions may not be beyond [          ]. See "--
How We Determined the Offering Range and the $7.00 Price Per Share" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

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

Public Offering Alternative

     As an alternative to a syndicated community offering, we may offer for sale shares of common stock not sold in the subscription offering or the community offering to or through underwriters ("public offering"). Certain provisions restricting the purchase and transfer of common stock shall not be applicable to sales to underwriters for purposes of a public offering. Any underwriter shall agree to purchase such shares from Rome Bancorp with a view to reoffering them to the general public, subject to certain terms and conditions described in the plan of reorganization. If the public offering is utilized, then Rome Bancorp will amend the registration statement, which contains this prospectus, to reflect the specific terms of such public offering alternative, including, without limitation, the terms of any underwriting agreements, commission structure and plan of distribution.


Limitations on Common Stock Purchases

     The plan of reorganization includes the following limitations on the number of shares of common stock which may be purchased during the reorganization:

     (1) The aggregate amount of outstanding common stock of Rome Bancorp owned or controlled by persons other than Rome, MHC, at the close of the offering will be no more than 49% of Rome Bancorp's total outstanding common stock;

     (2)  No subscription for fewer than 25 shares will be accepted;

     (3) Except for the tax-qualified employee benefit plans, the maximum amount of shares of common stock subscribed for or purchased in all categories of the reorganization by any person, together with associates of, and groups of persons acting in concert with, such persons, shall not exceed $150,000;

     (4) Each eligible account holder may subscribe for and purchase common stock in the subscription offering in an amount up to $150,000, subject to increase as described below;

     (5) The tax-qualified employee benefit plans are permitted to purchase up to 10% of the shares of common stock issued in the offering and, as a tax-qualified employee benefit plan, the employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the offering;

     (6) Each supplemental eligible account holder may subscribe for and purchase common stock in the subscription offering in an amount up to $150,000, subject to increase as described below;

     (7) Persons purchasing shares of common stock in the community offering, together with associates of and groups of persons acting in concert with such persons, may purchase common stock in the community offering in an amount up to $150,000 subject to increase as described below;

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

     (8) Each person purchasing shares of common stock in the syndicated community offering, or the public offering alternative (exclusive of underwriters), may purchase common stock in the syndicated community offering in an amount up to $150,000, subject to increase as described below; and

     (9) The trustees and officers of Rome Savings and their associates in the aggregate, excluding purchases by the tax-qualified employee benefit plans, may purchase up to 25% of shares we sell in the offering.



     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the depositors of Rome Savings, both the $150,000 individual amount permitted to be subscribed for and the $150,000 overall maximum purchase limitation may be increased up to a maximum of 5% of the shares offered for sale in the offering, exclusive of an increase in the total number of shares issued due to an increase in the offering range of up to 15% (i.e., up to 106,169 shares), at the sole discretion of Rome Bancorp and Rome Savings. It is currently anticipated that the individual and overall maximum purchase limitations may be increased if, after a community offering, Rome Bancorp has not received subscriptions for an aggregate amount equal to at least the minimum of the offering range. If the maximum purchase limitations are increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of Rome Bancorp and Rome Savings may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of common stock under this provision will be determined by the Board of Directors of Rome Bancorp and the Board of Trustees of Rome Savings and, if approved, allocated on a pro rata basis giving priority in accordance with the priorities set forth in the amended plan of reorganization and described herein.

     If we sell 2,441,902 shares, the additional shares will be allocated in accordance with the priorities and procedures described in "--Subscription Offering and Subscription Rights" and "--Community Offering."

     The term "associate" of a person is defined to mean:

     (1) any corporation or organization (other than Rome Bancorp, Rome, MHC, Rome Savings or a majority-owned subsidiary of Rome Savings) of which such person is an officer or a general or limited partner or is directly or indirectly, either alone or with one or more members of his or her immediate family, the beneficial owner of 10% or more of any class of equity securities;

     (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that the term "associate" does not include any employee stock benefit plan maintained by Rome Bancorp or Rome Savings in which a person has a substan tial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be acquired or held by officers and directors and their associates; and

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

     (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director, trustee or officer of Rome Bancorp, Rome, MHC or Rome Savings.

We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert."

Trustees, directors and officers are not treated as associates of each other solely by virtue of holding such positions.


Certain Restrictions on Purchase or Transfer of Shares After the Reorganization

     All shares of common stock purchased in connection with the reorganization by a trustee or an executive officer of Rome Savings, Rome, MHC or Rome Bancorp, or their associates, will be subject to a restriction that the shares not be sold for a period of one year following the reorganization, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of Rome Bancorp and Rome Savings will also be subject to the federal insider trading rules and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of common stock of Rome Bancorp by directors, executive officers of Rome Bancorp, Rome, MHC or Rome Savings (and any person who was an executive officer or trustee of Rome Savings or an executive officer or director of Rome, MHC or Rome Bancorp at any time after the date on which the Board of Trustees of Rome Savings adopted the plan of reorganization), and their associates during the three-year period following reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Superintendent. This restriction does not apply, however, to the purchase of stock pursuant to the stock option plan or the restricted stock plan to be established after the reorganization.


Interpretation, Amendment and Termination

     All interpretations of the plan of reorganization by the Board of Rome Savings will be final, subject to the authority of the Superintendent and FDIC. The plan of reorganization provides that, if deemed necessary or desirable by the Board of Trustees of Rome Savings, the plan of reorganization may be substantively amended prior to the solicitation of proxies from depositors by a vote of the Board of Trustees. Amendment of the plan or reorganization thereafter requires the approval of the Superintendent and the FDIC. The plan of reorganization will terminate if the sale of all shares of stock being offered pursuant to the plan of reorganization is not completed prior to 24 months after the date of the approval of the plan of reorganization by the Superintendent unless a longer time period is permitted by governing laws and regulations.

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

The plan of reorganization may be terminated by a vote of the Board of Trustees of Rome Savings at any time prior to the special meeting of depositors, and thereafter by such a vote with the approval of the Superintendent and the FDIC.


Possible Conversion of Rome, MHC to Stock Form

     Federal and state regulations and the plan of reorganization permit Rome, MHC to convert from mutual stock form. Such a transaction is commonly known as a "second-step conversion". There can be no assurance when, if ever, a second-step conversion will occur, and the Board of Trustees has no current intention or plan to undertake a second-step conversion. In a second-step conversion, Rome, MHC would merge with and into Rome Savings or Rome Bancorp, with Rome Savings or Rome Bancorp as the resulting entity. Certain depositors of Rome Savings would receive the right to subscribe for additional shares of the resulting entity. The additional shares of common stock of the holding company issued in the second step conversion would be sold at their aggregate pro forma market value.

     In a second-step conversion, each share of common stock outstanding immediately prior to the completion of the second-step conversion held by persons other than Rome, MHC would be automatically converted into and become the right to receive a number of shares of common stock of Rome Bancorp determined pursuant to an exchange ratio. This exchange ratio would ensure that after the second-step conversion, subject to the adjustments described below (if required by the applicable banking regulators) and any adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be-outstanding shares of the resulting entity issued to stockholders other than Rome, MHC in exchange for their common stock would be equal to the percentage of the outstanding shares of common stock held by public stockholders immediately prior to the second-step conversion.

     As set forth in the plan of reorganization, the percentage of the to-be-outstanding shares of the resulting entity issued in exchange for public shares would be adjusted to reflect (i) the aggregate amount of dividends waived by Rome, MHC, if any, and (ii) the market value of the assets of Rome, MHC, other than common stock of Rome Bancorp. Pursuant to this adjustment, the percentage of the to-be outstanding shares of the resulting entity issued to public stockholders in exchange for their minority shares (the "Adjusted Minority Ownership Percentage") is equal to the percentage of the outstanding shares of common stock held by public stockholders multiplied by the dividend waiver fraction. The dividend waiver fraction is equal to the product of (a) a fraction, of which the numerator is equal to Rome Bancorp's stockholders' equity at the time of the second-step conversion less the aggregate amount of dividends waived by Rome, MHC, and the denominator is equal to Rome Bancorp's stockholders' equity at the time of the second-step conversion, and (b) a fraction, of which the numerator is equal to the appraised pro forma market value of the resulting entity in the second-step conversion minus the value of Rome, MHC's assets other than common stock and the denominator is equal to the appraised pro forma market value of the resulting entity in the second-step conversion.

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

                  RESTRICTIONS ON ACQUISITION OF ROME BANCORP
                               AND ROME SAVINGS

General

     The plan of reorganization provides for the conversion of Rome Savings from the mutual to the stock form of organization and the concurrent formation of a stock holding company and a mutual holding company. See "The Reorganization and The Offering -- General." Certain provisions in Rome Bancorp's certificate of incorporation and Bylaws and in its benefit plans and agreements entered into in connection with the reorganization, together with provisions of the Delaware General Corporation Law (DGCL) and certain governing regulatory restrictions, may have anti-takeover effects.


Mutual Holding Company Structure

     The mutual holding company structure will restrict the ability of our stockholders to effect a change of control of management because, as long as Rome, MHC remains in existence as a mutual savings bank holding company, it will control a majority of our voting stock. Moreover, the trustees of Rome, MHC will be the directors of Rome Bancorp and the directors of Rome Savings. Rome, MHC will be able to elect all of the members of the Board of Directors of Rome Bancorp, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Rome Bancorp for vote. Therefore, a change in control of Rome Bancorp or Rome Savings cannot occur unless Rome, MHC, first converts to the stock form of organization or is dissolved. See "The Reorganization and The Offering -- Possible Conversion of Rome, MHC to Stock Form."


Rome Bancorp's Certificate of Incorporation and Bylaws

     Rome Bancorp's Certificate of Incorporation and Bylaws contain a number of provisions, relating to corporate governance and certain rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, such provisions will also render the removal of the Board of Directors or management of Rome Bancorp more difficult.


-------------------------------------------------------------------------------
The following description is necessarily general and qualified by reference to the Certificate of Incorporation and Bylaws. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.
-------------------------------------------------------------------------------

     Limitation on Voting Rights. The Certificate of Incorporation of Rome Bancorp provides that any person, other than Rome, MHC, who beneficially owns more than 10% of the outstanding Common Stock shall be allowed only one one-hundredth (1/100) of a vote with respect of each share held in excess of such 10%. Beneficial ownership of shares includes shares beneficially owned by such person or any of his affiliates, shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by Rome Bancorp to be beneficially owned by such person and his affiliates. This restriction on voting may only be amended by approval of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of capital stock who are eligible to vote on such matters.

     Three Classes of Directors on the Board; Power of Directors to Fill Vacancies. The board of directors of Rome Bancorp is required by the Certificate of Incorporation and bylaws to be divided into three classes which are as equal in size as is possible. One of the three classes of directors is required to be elected annually by stockholders of Rome Bancorp for three-year terms. A classified board promotes continuity and stability of management of Rome Bancorp but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, any vacancy occurring on the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by the directors then in office.

     Removal of Directors. The Certificate of Incorporation of Rome Bancorp provides that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause, upon the affirmative vote of at least 80% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares of Rome Bancorp could remove the entire Board, with cause, and replace it with persons of such holders' choice.

     Votes of Stockholders. Rome Bancorp's Certificate of Incorporation provides that there will not be cumulative voting of stockholders for the election of Rome Bancorp's directors. No cumulative voting means that Rome, MHC, as the holder of a majority of the shares voted at a meeting of stockholders, may elect all directors of Rome Bancorp to be elected at that meeting. This could prevent public stockholder representation on Rome Bancorp's Board of Directors. In addition, the Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of Rome Bancorp may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     Authorized but Unissued Shares of Capital Stock. Following the offering, Rome Bancorp will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of Rome Bancorp." Although these shares could be used by the Board of Directors of Rome Bancorp to make it more difficult or to discourage an attempt to obtain control of Rome Bancorp through a merger, tender offer, proxy contest or otherwise, such uses will be unlikely since Rome, MHC owns a majority of the common stock of Rome Bancorp.

     Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of Rome Bancorp's outstanding shares of voting stock, together with the affirmative vote of at least 50% of the outstanding shares of voting stock not beneficially owned by an "Interested Stockholder" to approve certain "Business Combinations" and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock and any other affected class of stock.

     The vote of at least 80% of the stockholders is required in connection with any transaction involving an Interested Stockholder except (1) in cases where the proposed transaction has been approved in advance by a majority of those members of Rome Bancorp's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.

     The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than Rome, MHC, Rome Bancorp or its subsidiary or any employee benefit plan maintained by Rome Bancorp or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Rome Bancorp.

     A "Business Combination" means:

     (1) any merger or consolidation of Rome Bancorp or any of its subsidiaries with or into any Interested Stockholder or its affiliate;

     (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or its affiliate of 5% or more of the assets of Rome Bancorp or combined assets of Rome Bancorp and its subsidiary;

     (3) the issuance or transfer to any Interested Stockholder or its affiliate by Rome Bancorp (or any subsidiary) of any securities of Rome Bancorp other than on a pro rata basis to all stockholders;

     (4) the adoption of any plan for the liquidation or dissolution of Rome Bancorp proposed by or on behalf of any Interested Stockholder or its affiliate;

     (5) any reclassification of securities, recapitalization, merger or consolidation of Rome Bancorp which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of Rome Bancorp owned directly or indirectly by an Interested Stockholder or its affiliate; and

     (6) the acquisition by Rome Bancorp or its subsidiary of any securities of an Interested Stockholder or its affiliates or associates.

     Evaluation of Offers. The Certificate of Incorporation of Rome Bancorp further provides that the Board of Directors of Rome Bancorp shall when evaluating any offer to Rome Bancorp from another party to

     . make a tender or exchange offer for any outstanding equity security of Rome Bancorp;

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

     .    merge or consolidate Rome Bancorp with another corporation or entity;
          or

     . purchase or otherwise acquire all or substantially all of the properties and assets of Rome Bancorp,

in connection with the exercise of its judgment in determining what is in the best interest of Rome Bancorp and the stockholders of Rome Bancorp, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of Rome Bancorp and its subsidiaries and on the employees, customers, suppliers and creditors of Rome Bancorp and its subsidiaries, and the effects on the communities in which Rome Bancorp's and its subsidiaries' facilities are located.

     By having these standards in the Certificate of Incorporation of Rome Bancorp, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of Rome Bancorp, even if the price offered is significantly greater than the then market price of any equity security of Rome Bancorp.

     Amendment of Certificate of Incorporation and Bylaws. The Certificate of Incorporation provides that certain provisions of the Certificate of Incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Stockholders exist, by not less than a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (2) the holders of not less than [two-thirds] of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of Rome Bancorp entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate of an Interested Stockholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Stockholder or an Affiliate or Associate thereof. Amendment of the provision relating to business combinations must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock not beneficially owned by any Interested Stockholder or Affiliate or Associate thereof, voting together as a single class.

     Furthermore, Rome Bancorp's Certificate of Incorporation provides that provisions of the Bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the super majority specified in such provision. Absent these provisions, the DGCL provides that a corporation's certificate of incorporation and by laws may be amended by the holders of a majority of the corporation's outstanding capital stock. The Certificate of Incorporation also provides that the Board of Directors is authorized to make, alter, amend, rescind or repeal any of Rome Bancorp's Bylaws in accordance with the terms thereof, regardless of whether the Bylaw was initially adopted by the stockholders. However, this authorization neither divests the stockholders of their right, nor limits their power to adopt, amend, rescind or repeal any Bylaw under the DGCL. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

     Stockholder Nominations and Proposals. The Bylaws of Rome Bancorp also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting to give approximately 90 days notice in advance of the anniversary of the prior year's annual stockholders' meeting to the Secretary of Rome Bancorp. The notice provision requires a stockholder who desires to raise new business to provide certain information to Rome Bancorp concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder who wishes to nominate any person for election as a director must provide Rome Bancorp with certain information concerning the nominee and the proposing stockholder.


Anti-Takeover Effects of Rome Bancorp's Certificate of Incorporation, Bylaws and Benefit Plans Adopted in the Reorganization

     The provisions described above are intended to reduce Rome Bancorp's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, the change of control agreements, the management recognition plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Rome Savings and Rome Bancorp in the event of a takeover. See "Management -- Employment Agreements," and "-- Benefits -- Stock Option Plan."

     Rome Bancorp's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and benefit plans to be established are in the best interests of Rome Bancorp and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Rome Bancorp and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Rome Bancorp and that otherwise is in the best interests of all stockholders.


Delaware Corporate Law

     The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 203 provides that a "Person" who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" acquired 15% of the outstanding voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203:

     (1) any business combination if, prior to the date a person acquired 15% of the voting stock, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder acquiring 15%;

     (2) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans);

     (3) any business combination that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the interest party; and

     (4) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203 of the Delaware General Corporation Law. At the present time, the Board of Directors does not intend to propose any such amendment.


Regulatory Restrictions

     Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank unless the FDIC has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "company" includes an individual, corporation, partnership, and various other entities, acting individually or in concert. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if (a) Rome Bancorp's shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. The Federal Reserve Board is authorized by the change in bank control act and its own regulations to disapprove a proposed transaction on certain specified grounds. Accordingly, the prior approval of the Federal Reserve Bank would be required before any person could acquire 10% or more of the Common Stock of Rome Bancorp.

     Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires control becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve. Pursuant to federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and the term "control" is deemed to exist if a company has voting control of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

     An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the Common Stock of Rome Bancorp and (b) before any other company could acquire 25% or more of the Common Stock of Rome Bancorp.

     The Federal Reserve may prohibit an acquisition of control if:

     (1)  it would result in a monopoly or substantially lessen competition;

     (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

     (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.


                   DESCRIPTION OF CAPITAL STOCK ROME BANCORP

General

     Rome Bancorp is authorized to issue five million (5,000,000) shares of common stock having a par value of $.01 per share and one million (1,000,000) shares of preferred stock having a par value of $.01 per share. Rome Bancorp currently expects to sell 2,123,393 shares of common stock (or 2,441,902 in the event of an increase of 15% in the estimated valuation range) to purchasers of common stock in the offering. In addition, Rome Bancorp expects to issue 2,304,107 shares of the common stock to Rome, MHC (or 2,649,723 in the event of an increase of 15% in the estimated valuation range). Rome Bancorp will not issue any shares of preferred stock in the offering. Except as discussed above in "Restrictions on Acquisition of Rome Bancorp and Rome Savings," each share of Rome Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, every other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all such stock will be duly authorized, fully paid and non-assessable.

     The shares of common stock:

     .    are not deposit accounts and are subject to investment risk;

     . are not insured or guaranteed by the FDIC, or any other government agency; and

     .    are not guaranteed by Rome Bancorp, Rome, MHC or Rome Savings.


Common Stock

     Dividends. Rome Bancorp can pay dividends out of statutory surplus or from net profits if, as and when declared by its Board of Directors. The payment of dividends by Rome Bancorp is subject to limitations which are imposed by law. See "Our Policy Regarding Dividends" and "Regulation of Rome Savings Bank and Rome Bancorp." Rome, MHC currently does not intend to waive any dividends paid by Rome Bancorp. The owners of common stock of Rome Bancorp, including Rome, MHC, will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. If Rome Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon the effective date of the reorganization, the holders of common stock of Rome Bancorp will possess exclusive voting rights in Rome Bancorp. They will elect Rome Bancorp's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or Rome Bancorp's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of Rome Bancorp's common stock, exclusive of the shares held by Rome, MHC, may be considered "Excess Shares" and may therefore not be entitled to vote. See "Restrictions on Acquisition of Rome Bancorp and Rome Savings." If Rome Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including the removal of directors, the approval of business combinations and amending the Certificate of Incorporation or Bylaws, may require an 80% or two-thirds stockholder vote. See "Restrictions on Acquisition of Rome Bancorp and Rome Savings."

     Liquidation. In the event of any liquidation, dissolution or winding up of Rome Savings, Rome Bancorp, as owner of Rome Savings' capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Rome Savings (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders and the supplemental eligible account holders (see "The Reorganization and The Offering -- Effects of the Reorganization -- Liquidation Rights"), all assets of Rome Savings available for distribution. In the event of liquidation, dissolution or winding up of Rome Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Rome Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of the liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of the common stock of Rome Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.


Preferred Stock

     Rome Bancorp will not issue any shares of its authorized preferred stock in the reorganization. We may issue preferred stock with such preferences and designations as the Board of Directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                            LEGAL AND TAX OPINIONS

     The legality of the issuance of the common stock being offered and certain matters relating to the reorganization and federal taxation will be passed upon for us by Thacher Proffitt & Wood, Washington, DC. Certain matters relating to state taxation will be passed upon for us by KPMG LLP. Certain legal matters will be passed upon for us by Sandler O'Neill & Partners, L.P. by Silver, Freedman & Taff, L.L.P. Washington, DC.


                                    EXPERTS

     The consolidated financial statements of The Rome Savings Bank and subsidiaries as of December 31, 1998 and 1997, and for the years then ended, have been included herein and in the registration statement filed with the SEC in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     RP Financial has consented to the publication in this document of a summary of its letter to Rome Savings setting forth its opinion as to the estimated pro forma market value of Rome Savings in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                           REGISTRATION REQUIREMENTS

     Our common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the reorganization.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

     We have filed with the SEC a registration statement on Form [SB-2] under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including Rome Bancorp, that file electronically with the SEC. The address for this web site is "http://www.sec.gov."

     The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     A copy of Rome Bancorp's Certificate of Incorporation and Bylaws, as well as those of Rome Savings and Rome, MHC, are available without charge from Rome Savings. Copies of the plan of reorganization are also available from Rome Savings without charge.

     Rome Savings has filed notice of mutual holding company reorganization with the New York State Department of. In addition, Rome Savings has filed copies of that application with the FDIC. Rome Bancorp has filed an application with the Federal Reserve Board of New York to become a bank holding company. This prospectus omits certain information contained in those applications.

                             THE ROME SAVINGS BANK

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report...........................................  F-2

Consolidated Statements of Financial Condition at
      December 31, 1998 and 1997 and at March 31, 1999 (unaudited).....  F-3

Consolidated Statements of Income for the years ended December 31, 1998 and 1997 and for the three months ended March 31, 1999 and 1998 (unaudited)... F-4

Consolidated Statements of Equity and Comprehensive Income
      for the years ended December 3111998 and 1997
      and for the three months ended March 31, 1999 (unaudited)........  F-5

Consolidated Statements of Cash Flows for the years
      ended December 31, 1998 and 1997 and for the
      three months ended March 31, 1999 and 1998 (unaudited)...........  F-6

Notes to Consolidated Financial Statements.............................  F-7

-------------------------------------------------------------------------------
Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

Financial statements of Rome, MHC and Rome Bancorp, Inc. have not been provided because they have conducted no operations. Rome, MHC has not yet been organized and Rome Bancorp, Inc. has no assets and no liabilities.
--------------------------------------------------------------------------------

                         Independent Auditors' Report


The Board of Trustees
The Rome Savings Bank:


We have audited the accompanying consolidated statements of condition of The Rome Savings Bank and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, equity and comprehensive income, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Rome Savings Bank and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


                                    /s/ KPMG LLP

February 5, 1999
Syracuse, New York

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                     Consolidated Statements of Condition

                 March 31, 1999 and December 31, 1998 and 1997

                                (in thousands)


                                                 March 31,           December 31,
                                                              ------------------------
                   Assets                          1999          1998         1997
                                                ----------    ----------    ----------
                                               (unaudited)
     Cash and due from banks                    $    8,391         6,136         7,925
     Federal funds sold and other
       interest bearing deposits                    17,738        19,078         9,374
     Securities available for sale, at fair
       value                                        52,856        55,036        54,947
     Securities held to maturity (fair
       value of $1,484 (unaudited),
       $1,542 and $1,773 at March
       31, 1999 and December 31,
       1998 and 1997, respectively)                  1,420         1,472         1,681
     Loans                                         136,852       136,804       132,717
       Less:  Allowance for loan
        losses                                       1,898         1,956         1,742
                                                ----------    ----------    ----------
          Net loans                                134,954       134,848       130,975
     Premises and equipment, net                     3,929         3,957         3,740
     Accrued interest receivable                     1,829         1,578         1,601
     Other real estate owned                           267           294         1,626
     Other assets                                    2,895         2,874         2,487
                                                ----------    ----------    ----------

          Total assets                          $  224,279       225,273       214,356
                                                ==========    ==========    ==========

               Liabilities

     Liabilities:
       Deposits:
        Non-interest bearing                        20,429        20,231        16,240
        Savings                                     78,398        75,935        75,047
        Money market                                 6,353         5,423         4,804
        Time                                        84,152        84,739        85,831
        Other interest bearing                       2,594         2,802         2,574
                                                ----------    ----------    ----------
          Total deposits                           191,926       189,130       184,496
       Due to broker                                    --         4,026            --
       Other liabilities                             3,414         3,455         3,066
                                                ----------    ----------    ----------
          Total liabilities                        195,340       196,611       187,562
                                                ----------    ----------    ----------
     Equity:
       Surplus fund                                  5,687         5,687         5,687
       Retained earnings                            22,611        22,222        20,697
       Accumulated other
        comprehensive income                           641           753           410
                                                ----------    ----------    ----------
          Total equity                              28,939        28,662        26,794
                                                ----------    ----------    ----------

          Total liabilities and
            equity                              $  224,279       225,273       214,356
                                                ==========    ==========    ==========

See accompanying notes to consolidated financial statements.

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                       Consolidated Statements of Income

                Three months ended March 31, 1999 and 1998 and
                    years ended December 31, 1998 and 1997

                                (in thousands)

                                                 Three months               Years ended
                                                ended March 31,             December 31,
                                             ---------------------     ---------------------
                                               1999         1998         1998         1997
                                             ---------   ---------     ---------   ---------
                                                   (unaudited)
   Interest income:
     Loans                                   $   2,822       2,832        11,334      11,532
     Securities                                    733         808         3,464       3,341
     Other short-term investments                  175         167           713         669
                                             ---------   ---------     ---------   ---------

         Total interest income                   3,730       3,807        15,511      15,542
   Interest expense on deposits                  1,733       1,781         7,203       7,311
                                             ---------   ---------     ---------   ---------

         Net interest income                     1,997       2,026         8,308       8,231
   Provision for loan losses                        --          75           390         360
                                             ---------   ---------     ---------   ---------

         Net interest income
          after provision for
          loan losses                            1,997       1,951         7,918       7,871
                                             ---------   ---------     ---------   ---------

   Non-interest income:
     Service charges                               130         131           562         517
     Net gain on sale of securities                 --         139           314         157
     Other income                                  124          66           206         419
                                             ---------   ---------     ---------   ---------

         Total non-interest
          income                                   254         336         1,082       1,093
                                             ---------   ---------     ---------   ---------

   Non-interest expenses:
     Salaries and employee
       benefits                                    920         747         3,263       3,126
     Building, occupancy and
       equipment                                   349         276         1,187       1,094
     Real estate owned, net                          7          53           383         385
     ATM service fees                               44          41           169         154
     Contributions                                  11          16           152         192
     Other                                         357         348         1,468       1,479
                                             ---------   ---------     ---------   ---------

         Total non-interest
          expenses                               1,688       1,481         6,622       6,430
                                             ---------   ---------     ---------   ---------

         Income before income
          tax expense                              563         806         2,378       2,534

   Income tax expense                              174         325           853         996
                                             ---------   ---------     ---------   ---------

         Net income                          $     389         481         1,525       1,538
                                             =========   =========     =========   =========

See accompanying notes to consolidated financial statements.

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

          Consolidated Statements of Equity and Comprehensive Income

                     Three months ended March 31, 1999 and
                    years ended December 31, 1998 and 1997

                                (in thousands)

                                                                       Accumulated Other
                                            Surplus       Retained       Comprehensive
                                             Fund         Earnings         Income            Total
                                          -----------    ----------    -----------------    -------
  Balances at
    December 31, 1996                     $     5,533        19,313                   40     24,886

  Comprehensive income:
    Net income                                     --         1,538                   --      1,538

    Change in net unrealized
      gain on available for sale
      securities, net of taxes                     --            --                  370        370
                                          -----------    ----------     ----------------    -------

       Total comprehensive
        income                                     --            --                   --      1,908
                                          -----------    ----------     ----------------    -------

    Statutory allocation of net
      income to surplus                           154          (154)                  --         --
                                          -----------    ----------     ----------------    -------

  Balances at December 31, 1997                 5,687        20,697                  410     26,794

  Comprehensive income:
    Net income                                     --         1,525                   --      1,525

    Change in net unrealized
      gain on available for sale
      securities, net of taxes                     --            --                  343        343
                                          -----------    ----------     ----------------    -------

       Total comprehensive
        income                                     --            --                   --      1,868
                                          -----------    ----------     ----------------    -------

  Balances at
    December 31, 1998                           5,687        22,222                  753     28,662

  Comprehensive income:
    Net income (unaudited)                         --           389                   --        389

    Change in net unrealized
      gain on available for sale
      securities, net of taxes
      (unaudited)                                  --            --                 (112)      (112)
                                          -----------    ----------     ----------------    -------

       Total comprehensive
        income (unaudited)                         --            --                   --        277
                                          -----------    ----------     ----------------    -------

  Balances at March 31, 1999
    (unaudited)                           $     5,687        22,611                  641     28,939
                                          ===========    ==========     ================    =======

See accompanying notes to consolidated financial statements.

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                Three months ended March 31, 1999 and 1998 and
                    years ended December 31, 1998 and 1997

                                (in thousands)

                                                               Three months             Years ended
                                                              ended March 31,           December 31,
                                                            -------------------      -------------------
                                                               1999      1998            1998      1997
                                                            ----------  -------      ---------  --------
                                                                  (unaudited)
   Cash flows from operating activities:
     Net income                                             $    389       481          1,525     1,538
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                           129        92            418       394
         (Increase) decrease in accrued
           interest receivable                                  (251)     (244)            23        95
         Provision for loan losses                                --        75            390       360
         Net gains on sales of securities                         --      (139)          (314)     (157)
         Proceeds from sale of education loans                   251        --          1,491     2,816
         Net (gains) losses on sale of
          real estate owned                                       (5)        1             21       119
         Write down of real estate owned                          --        --            199        --
         Amortization and accretion of
          premiums and discounts                                   6       (32)           (36)      (27)
        (Decrease) increase in other liabilities                 (41)      (24)           389       485
         Deferred income tax                                      13       (39)          (194)      (36)
         Decrease (increase) in other assets                      40      (201)          (422)      (31)
                                                            ----------  -------      ---------  --------
            Net cash provided
             by operating activities                             531       (30)         3,490     5,556
                                                            ----------  -------      ---------  --------
         Cash flows from investing activities:
            Net (increase) decrease in loans                    (391)   (1,238)        (6,151)    2,224
            Proceeds from sales of securities
              available for sale                                  --       443            921     3,459
            Proceeds from maturities
              and principal reductions of
              securities available for sale                    6,045     4,000         21,000     9,000
            Purchases of securities available for sale        (8,083)       (3)       (17,060)  (19,803)
            Purchases of securities held to maturity              --        --           (107)     (448)
            Proceeds from maturities and
              principal reductions of
              securities held to maturity                         52        41            314       291
            Proceeds from sale of real estate owned               66       138          1,509       614
            Additions to premises and equipment                 (101)      (30)          (635)     (203)
                                                            ----------  -------      ---------  --------
                    Net cash (used in) provided
                     by investing activities                  (2,412)    3,351           (209)   (4,866)
                                                            ----------  -------      ---------  --------
         Cash flows from financing activities:
            Decrease in time deposits                           (587)     (668)        (1,092)     (692)
            Increase (decrease) in other deposits              3,383     3,123          5,726       609
                                                            ----------  -------      ---------  --------
                     Net cash provided by
                      (used in) financing
                      activities                               2,796     2,455          4,634       (83)
                                                            ----------  -------      ---------  --------
         Net increase (decrease) in cash and cash
            equivalents                                          915     5,776          7,915       607
         Cash and cash equivalents at beginning of year       25,214    17,299         17,299    16,692
                                                            ----------  -------      ---------  --------

         Cash and cash equivalents at end of year           $ 26,129    23,075         25,214    17,299
                                                            ==========  =======      =========  ========
         Supplemental disclosure of cash flow information:
            Non-cash investing activities:
            Change in securities purchased not settled      $ (4,026)       --          4,026        --
              Additions to real estate owned                      34        52            397       910
            Cash paid during the period for:
             Interest                                          1,733     1,781          7,203     7,311
             Income taxes                                        374       401          1,023       603
                                                            ==========  =======      =========  ========

         See accompanying notes to consolidated financial statements.

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997



(1)  Adoption of Plan of Conversion

     On January 22, 1999, the Board of Trustees of The Rome Savings Bank (the
     Bank) adopted the Amended and Restated Plan of Reorganization (the Plan), pursuant to which the Bank will reorganize into the mutual holding company form of organization as a wholly-owned subsidiary of Rome Bancorp, Inc., a mid-tier stock holding company that will be a majority-owned subsidiary of Rome MHC (the MHC). Following receipt of all required regulatory approvals, the approval of the depositors of the Bank entitled to vote on the Plan, and the satisfaction of all other conditions precedent to the Reorganization, the Bank will consummate the Reorganization. Pursuant to the Plan, the Reorganization will be effected in a manner that is consistent with applicable New York and federal law and regulations. Contemporaneously with the Reorganization, Rome Bancorp, Inc. will sell a Minority Interest in shares of Common Stock in a public stock offering (Offering). Subsequent to the Reorganization and Offering, the minority interest will represent 49% or less of the Rome Bancorp, Inc.'s outstanding shares, with the MHC owning at least 51%.

     The Reorganization will be accounted for as a change in corporate form with no resulting change in the historical basis of the Bank's assets, liabilities and equity. At the time of the reorganization, the Bank will establish a liquidation account in an amount equal to its capital as of the date of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of both eligible and supplemental eligible account holders who continue to maintain their accounts at the Bank after the reorganization. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for account then held.

     In connection with the reorganization, the Bank proposes to create a charitable foundation to be funded by the holding company by contributing a number of authorized but unissued shares of common stock or grants of cash to the charitable foundation, immediately following the reorganization. Such contribution, once made, will not be recoverable by the Bank or the holding company. The holding company will recognize expense equal to the fair value of the stock in the quarter in which the contribution occurs, which is expected to be the third or fourth quarter of 1999. Such expense will reduce earnings and could have a material impact on the Bank's earnings for such quarter and for 1999.

     The cost of reorganization will be deferred and reduce the proceeds from the sale of the minority interest. If the reorganization is not completed, all costs will be charged to expense.


                                    F-7                             (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997



(2)  Business

     The Bank is organized under the laws of New York. The Bank provides financial services primarily to individuals and small- to medium-sized businesses, operating four branches in Oneida County of New York State. The Bank is subject to regulation by the New York State Banking Department and the Federal Deposit Insurance Corporation (FDIC) as a mutual savings bank.

(3)  Summary of Significant Accounting Policies

     (a)  Basis of Presentation

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to the current year classifications. A description of the significant accounting policies is presented below. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and disclosures of contingent assets and liabilities and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates.

          The consolidated financial statements include the accounts of The Rome Savings Bank and its wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

     (b)  Securities

          The Bank classifies its debt securities as either available-for-sale or held-to-maturity as the Bank does not hold any securities considered to be trading. Held-to-maturity securities are those debt securities the Bank has the ability and intent to hold until maturity. All other debt securities are classified as available for sale.

          Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive income, a component of net worth, until realized.

          A decline in the fair value of an available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

                                    F-8                             (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997



          Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Purchases and sales are recorded on a trade date basis with settlement occurring shortly thereafter. Realized gains and losses on securities sold are derived using the specific identification method for determining the cost of securities sold.

     (c)  Loans

          Loans are reported at the principal amount outstanding. Origination fees and certain direct origination costs related to lending activities are recognized in the period that the loan is closed. The difference between origination fees and the related direct origination costs are not material. The Bank has the ability and intent to hold its loans to maturity except for education loans which are sold to a third party upon reaching repayment status.

          Interest on loans is accrued and included in income at contractual rates applied to principal outstanding. The accrual of interest on loans (including impaired loans) is generally discontinued, and previously accrued interest is reversed when loan payments are 90 days or more past due or when, by the judgment of management, collectibility becomes uncertain. Subsequent recognition of income occurs only to the extent that repayment is received. Loans are generally returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis.

     (d)  Allowance for Loan Losses

          The allowance for loan losses is increased by the provision for loan losses charged to operations and is decreased by the charge-off of loans, net of recoveries. Loans are charged off when management determines that ultimate success of the loan's collectibility is remote.

          Management's evaluation of the adequacy of the allowance considers the Bank's historical loan loss experience, review of specific loans, current economic conditions and such other factors considered appropriate to estimate losses. Management uses presently available information to estimate probable losses on loans; however, future additions to the allowance may be necessary based on changes in estimates, assumptions or economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

                                    F-9                             (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


          The allowance for loan losses is periodically evaluated by management in order to maintain the allowance at a level sufficient to absorb potential loan losses based upon known and inherent risks in the loan portfolio.

          The Bank estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. Impairment losses are included as a component of the allowance for loan losses. A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, all commercial mortgage loans and commercial loans greater than $250,000 in a nonaccrual status (90 days or more delinquent) are considered impaired. Commercial mortgage loans and commercial loans less than $250,000 and all residential mortgage loans, consumer loans and education loans are evaluated collectively by portfolio since they are homogenous and generally carry smaller individual balances. The Bank recognizes interest income on impaired loans using the cash basis of income recognition.

     (e)  Real Estate Owned

          Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value less estimated costs to sell. Write-downs from cost to fair value which are required at the time of foreclosure are charged to the allowance for loan losses. Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur.

     (f)  Premises and Equipment

          Land is carried at cost and buildings and improvements and furniture and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (7 to 40 years for buildings and 3 to 10 years for furniture and equipment). Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or the estimated useful life of the improvements.

                                     F-10                          (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


     (g)  Employee Benefit Plans

          On January 1, 1998, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 revises employers' disclosures about pension and postretirement benefit plans, but does not change the accounting for these plans.

          The Bank maintains a non-contributory defined benefit pension plan that covers substantially all employees. The benefits under the pension plan are based on the employee's years of service and compensation. The projected unit credit method is utilized for measuring net periodic pension costs over the employees' service lives. The Bank's funding policy is to contribute annually at least the minimum required to meet the funding standards set forth under provisions of the Employee Retirement Income Security Act of 1974.

          The Bank also has a defined contribution 401(k) Savings Plan for all full time salaried employees. Employees are permitted to contribute up to 15% of base pay to the Savings Plan, subject to certain limitations. The Bank matches 50% of each employee's contributions up to a limit of 3% of the employee's base pay.

          The Bank provides health care and life insurance benefits to retired employees. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits.

     (h)  Income Taxes

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

     (i)  Cash and Cash Equivalents

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which represents short-term highly liquid investments.

                                     F-11                           (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


     (j)  Financial Instruments With Off-Balance Sheet Risk

          The Bank does not engage in the use of derivative financial instruments. The Bank's off-balance sheet financial instruments are limited to commitments to extend credit.

     (k)  Comprehensive Income

          On January 1, 1998, the Bank adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. At the Bank, comprehensive income represents net income and the net change in unrealized gains or losses on securities available for sale, net of taxes, and is presented in the consolidated statements of equity and comprehensive income. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

     (l)  Segment Reporting

          During 1998, the Bank adopted SFAS No. 131, Disclosures about Segments of Enterprise and Related Information. SFAS No. 131 requires public companies to report certain financial and other information about key revenue-producing segments for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual segments include profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of the Bank's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Bank's only operating segment for financial reporting purposes. Therefore, the adoption of SFAS No. 131 did not result in any changes in the Bank's reporting.

                                     F-12                           (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997

(4)  Securities

     Securities are summarized as follows (in thousands):

                                                       March 31, 1999
                                    --------------------------------------------------
                                                        (unaudited)
                                                     Gross          Gross
                                    Amortized     Unrealized     Unrealized     Fair
                                       Cost           Gains         Losses      Value
                                    ---------     ----------     ----------     ------
     Available-for-sale:
      U.S. Government securities     $  19,022          123           --        19,145
      U.S. Government agencies          10,286          129           --        10,415
      State and Municipal
       obligations                      13,092          163            8        13,247
      Mortgage-backed securities         4,978           --           23         4,955
                                     ---------        -----          ---        ------
       Total debt securities            47,378          415           31        47,762

      FHLB stock                           763           --           --           763
      Equity securities                  3,646          688            3         4,331
                                     ---------        -----          ---        ------
                                     $  51,787        1,103           34        52,856
                                     =========        =====          ===        ======

     Held-to-maturity:
      U.S. Government securities           502            8           --           510
      Mortgage-backed securities           699           56           --           755
      Other bonds                          219           --           --           219
                                     ---------        -----          ---        ------
                                     $   1,420           64           --         1,484
                                     =========        =====          ===        ======

                                                     December 31, 1998
                                    --------------------------------------------------
                                                        (unaudited)
                                                     Gross          Gross
                                    Amortized     Unrealized     Unrealized     Fair
                                       Cost           Gains         Losses      Value
                                    ---------     ----------     ----------     ------
     Available-for-sale:
      U.S. Government securities     $  22,031          211           --        22,242
      U.S. Government agencies          10,041           97           --        10,138
      State and Municipal
       obligations                      12,392          269            1        12,660
      Mortgage-backed securities         5,024           --           28         4,996
                                     ---------        -----          ---        ------
       Total debt securities            49,488          577           29        50,036

      FHLB stock                           747           --           --           747
      Equity securities                  3,546          708            1         4,253
                                     ---------        -----          ---        ------
                                     $  53,781        1,285           30        55,036
                                     =========        =====          ===        ======

     Held-to-maturity:
      U.S. Government securities           502           11           --           513
      Mortgage-backed securities           750           59           --           809
      Other bonds                          220           --           --           220
                                     ---------        -----          ---        ------
                                     $   1,472           70           --         1,542
                                     =========        =====          ===        ======

                                     F-13                           (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997

                                                     December 31, 1997
                                    --------------------------------------------------
                                                     Gross          Gross
                                    Amortized     Unrealized     Unrealized     Fair
                                       Cost           Gains         Losses      Value
                                    ---------     ----------     ----------     -----
     Available-for-sale:
       U.S. Government securities    $  35,015         189           14         35,190
       U.S. Government agencies         16,132          67           29         16,170
                                       -------         ---          ---         ------
         Total debt securities          51,147         256           43         51,360

       FHLB stock                          747          --           --            747
       Equity securities                 2,370         471            1          2,840
                                       -------         ---          ---         ------
                                       $54,264         727           44         54,947
                                       =======         ===          ===         ======

     Held-to-maturity:
       U.S. Government securities          504          10           --            514
       Mortgage-backed securities          959          82           --          1,041
       Other bonds                         218          --           --            218
                                       -------         ---          ---         ------
                                       $ 1,681          92           --          1,773
                                       =======         ===          ===         ======

     The following table presents the amortized cost and fair value of debt securities based on the scheduled maturity date (in thousands):

                                                       March 31, 1999
                                                    ----------------------
                                                         (unaudited)
                                                    Amortized       Fair
                                                       Cost         Value
                                                    ---------      -------
     Available-for-sale:
        Due within one year                         $ 13,025        13,084
        Due after one year through five years         13,473        13,563
        Due after five years through ten years        18,891        19,025
        Due after ten years                            1,989         2,090
                                                    --------        ------
                                                    $ 47,378        47,762
                                                    ========        ======
     Held-to-maturity:
        Due within one year                              502           510
        Due after one year through five years             44            44
        Due after five years through ten years           258           275
        Due after ten years                              616           655
                                                    --------        ------
                                                    $  1,420         1,484
                                                    ========        ======

                                     F-14                        (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997

                                                    December 31, 1998
                                                  ----------------------
                                                  Amortized       Fair
                                                    Cost          Value
                                                  ---------      -------
     Available-for-sale:
        Due within one year                        $ 18,004       18,126
        Due after one year through five years        12,183       12,320
        Due after five years through ten years       17,416       17,656
        Due after ten years                           1,885        1,934
                                                   --------       ------
                                                   $ 49,488       50,036
                                                   ========       ======
     Held-to-maturity:
        Due after one year through five years           552          564
        Due after five years through ten years          150          157
        Due after ten years                             770          821
                                                   --------       ------
                                                   $  1,472        1,542
                                                   ========       ======

     Gross gains of $139,000 were realized on sales of securities during the three months ended March 31, 1998 (unaudited). There were no gross gains realized on sales of securities during the three months ended March 31, 1999. There were no gross losses realized on sales of securities during the three months ended March 31, 1999 and 1998 (unaudited). Gross gains of $314,000 and $157,000 were realized on sales of securities in 1998 and 1997, respectively. There were no gross losses realized on sales of securities in 1998 and 1997. There were no sales of held to maturity securities during the three month period ended March 31, 1999, or in 1998 or 1997.


(5)  Loans

     Loans are summarized as follows (in thousands):

                                  March 31,         December 31,
                                                 ------------------
                                   1999            1998      1997
                                -----------      --------   -------
                                (unaudited)
     Mortgage loans:
       Residential                $ 65,912         65,752    66,154
       Commercial                   29,033         29,499    28,440
       Construction and land           324            391       936
                                  --------        -------   -------
                                    95,269         95,642    95,530
                                  --------        -------   -------
     Other loans:
       Commercial                   17,328         17,271    15,197
       Automobile loans              9,669          9,460     8,325
       Property improvement
         and equipment               1,876          2,108     2,264
       Education                     5,610          5,224     5,226
       Other consumer                7,100          7,099     6,175
                                  --------        -------   -------
                                    41,583         41,162    37,187
                                  --------        -------   -------
                                  $136,852        136,804   132,717
                                  ========        =======   =======

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


     Changes in the allowance for loan losses are summarized as follows (in thousands):

                                       Three months ended        Years ended
                                            March 31,            December 31,
                                       ------------------        ------------
                                       1999          1998        1998    1997
                                       ----          ----        ----    ----
                                           (unaudited)
     Balance at beginning of
       period                           $ 1,956      1,742        1,742   1,708
     Provision charged to
       operations                            --         75          390     360
     Recoveries                             159         46          235     333
       Loans charged off                   (217)       (14)        (411)   (659)
                                        -------      -----        -----   -----
     Balance at end of period           $ 1,898      1,849        1,956   1,742
                                        =======      =====        =====   =====

     At March 31, 1999 (unaudited), December 31, 1998 and 1997, there were no impaired loans. The Bank recognized no interest on impaired loans during the three months ended March 31, 1999 and 1998 (unaudited) and the years ended December 31, 1998 and 1997.

     The principal balances of loans not accruing interest amounted to $405,000 (unaudited), $799,000 and $1,043,000 at March 31, 1999, December 31, 1998
     and 1997, respectively. The differences between the amount of interest income that would have been recorded if nonaccrual loans had been paid in accordance with their original terms and the amount of interest income that was recorded during the three-month periods ended March 31, 1999 and 1998 (unaudited) and during the years ended December 31, 1998 and 1997 was immaterial.

     Loans serviced for others totaled $4,331,000 (unaudited) at March 31, 1999 and $4,627,000 and $6,824,000 at December 31, 1998 and 1997, respectively.

     A substantial portion of the Bank's loans are mortgage and consumer loans in Oneida County. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in this area. A majority of the Bank's loan portfolio is secured by real estate.

     The Bank's concentrations of credit risk are disclosed in the schedule of loan classifications. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997

(6)  Premises and Equipment

     Premises and equipment at December 31 are summarized as follows (in thousands):

                                   March 31,       December 31,
                                                  --------------
                                     1999         1998     1997
                                   ---------      ----     ----
                                   (unaudited)
     Land                           $   836          836     827
     Buildings and improvements       4,392        4,384   4,348
     Furniture and equipment          4,783        4,690   4,100
                                    -------        -----   -----
                                     10,011        9,910   9,275
     Less accumulated
       depreciation and
         amortization                 6,082        5,953   5,535
                                    -------        -----   -----
                                    $ 3,929        3,957   3,740
                                    =======        =====   =====

     Depreciation and amortization expense included in building, occupancy and equipment expense amounted to $129,000 and $92,000 during the three months ended March 31, 1999 and 1998 (unaudited), respectively, and $418,000 and $394,000 during the years ended December 31, 1998 and 1997, respectively.

(7)  Deposits

     Contractual maturities of time deposits are summarized as follows (in thousands):

                                   March 31,    December 31,
                                      1999          1998
                                   ---------    ------------
                                   (unaudited)
      Within one year               $ 57,077         54,850
      One through two years           16,346         18,001
      Two through three years          4,863          6,290
      Three through four years         3,178          2,907
      Four through five years          2,688          2,691
                                    --------         ------
          Total time deposits       $ 84,152         84,739
                                    ========         ======

                                     F-17                          (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


     At March 31, 1999 and December 31, 1998 and 1997, time deposits with balances of $100,000 or more totaled approximately $10,808,000 (unaudited), $10,244,000 and $9,339,000, respectively.

(8)  Borrowings

     At March 31, 1999 (unaudited) and December 31, 1998, the Bank had available an unused line of credit of $21,205,000 with the Federal Home Loan Bank of New York which is subject to review and renewal. There were no outstanding borrowings for the periods ended at March 31, 1999 (unaudited) and December 31, 1998 and 1997

(9)  Income Taxes

     Total income taxes were allocated as follows (in thousands):

                                  Three months ended         Years ended
                                       March 31,             December 31,
                                  ------------------        -------------
                                   1999         1998        1998     1997
                                  -------      -----        -----   -----
     Income from operations         $ 174       325           853     996
     Changes in net worth, for
       unrealized gains (losses)
       on securities
       available-for-sale             (74)       59           229     249
                                    -----      ----         -----   -----
                                    $ 100       384         1,082   1,245
                                    =====      ====         =====   =====

                                     F-18                          (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


     The components of income tax expense (benefit) attributable to income from operations consist of (in thousands):

                    Three months ended       Years ended
                          March 31,          December 31,
                    ------------------       -------------
                    1999          1998       1998     1997
                    ------        ----       -----   -----
                        (unaudited)
     Current:
       Federal       $ 123         297         825     869
       State            38          67         222     163
                     -----        ----       -----   -----
                       161         364       1,047   1,032
                     -----        ----       -----   -----
     Deferred:
       Federal          10         (34)       (147)    (31)
       State             3          (5)        (47)     (5)
                     -----        ----       -----   -----
                        13         (39)       (194)    (36)
                     -----        ----       -----   -----
                     $ 174         325         853     996
                     =====        ====       =====   =====

     Actual tax expense differs from "expected" tax expense, computed by applying the U.S. Federal statutory tax rate of 34% to income before income taxes as follows (in thousands):

                                   Three months ended       Years ended
                                        March 31,           December 31,
                                   ------------------       -------------
                                   1999          1998       1998    1997
                                   ------        ----       -----   -----
                                       (unaudited)
     Computed "expected" tax
      expense                       $ 191         274          809    862
      Increases (decreases) in
       income taxes
       resulting from:
        State taxes, net of
         Federal tax benefit           27          41          116    104
        Tax exempt interest           (46)         --          (87)    --
        Other, net                      2          10           15     30
                                    -----        ----         ----   ----
                                    $ 174         325          853    996
                                    =====        ====         ====   ====
                                     30.9%       40.3%        35.9%  39.3%
                                    =====        ====         ====   ====

                                     F-19                         (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are (in thousands):

                                        March 31,      December 31,
                                                       -------------
                                          1999         1998    1997
                                        --------       ----    -----
                                        (unaudited)
     Deferred tax assets:
       Losses on real estate
         owned                          $   96            104    129
       Allowance for loan losses           526            549    398
       Accrued postretirement
         benefits                          712            698    662
       Deferred compensation               150            147     90
       Other                                40             39     38
                                        ------          -----  -----
          Total gross deferred
             tax assets                  1,524          1,537  1,317
                                        ------          -----  -----

     Deferred tax liabilities:
       Accumulated depreciation
         on premises and
         equipment                         101             98     98
       Prepaid pension cost                222            224    159
       Unrealized gains on
         available-for-sale
         securities                        428            502    273
       Other                                55             56     95
                                        ------          -----  -----
           Total gross deferred
             tax liabilities               806            880    625
                                        ------          -----  -----
           Net deferred tax
             assets                     $  718            657    692
                                        ======          =====  =====

                                     F-20                           (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997



     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Management believes that no valuation allowance is necessary.

     Included in retained earnings at December 31, 1998 is approximately $3,351,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves for purposes other than to absorb losses on loans, or if the institution fails to qualify as a bank for Federal income tax purposes, would result in taxable income to the Bank. It is not anticipated that this amount will be used in any manner that will create taxable income.

                                      F-21                         (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997

(10) Employee Benefits

     The following table sets forth the changes in the plans' accumulated benefit obligations, fair value of assets and funded status and amounts recognized in the consolidated statements of condition at December 31, 1998 and 1997:

                                             Pension Benefits            Post-Retirement Benefits
                                        ---------------------------      ------------------------
                                            1998          1997              1998        1997
     (in thousands)                     -----------   -------------      ----------  -----------
     Change in benefit obligation:
       Benefit obligation at
         beginning of year             $     5,542          5,095            1,521      1,420
       Service cost                            148            130               36         30
       Interest cost                           396            377              127        103
       Amendments                               --             --               31         --
       Actuarial loss (gain)                   454             76              369         28
       Benefits paid                          (476)          (136)             (68)       (60)
       Participant contributions                --             --               18         --
                                       -----------         ------           ------      ------
            Benefit obligation
              at end of year                 6,064          5,542            2,034      1,521
                                       -----------         ------           ------      ------
     Change in plan assets:
       Fair value of plan assets
         at beginning of year                7,165          5,994               --         --
       Actual return on plan
        assets                                 (12)         1,307               --         --
       Employer contributions                   --             --               50         60
       Participant contributions                --             --               18         --
       Benefits paid                          (476)          (136)             (68)       (60)
                                       -----------         ------           ------      ------
             Fair value of plan
              assets at end of year          6,677          7,165               --         --
                                       -----------         ------           ------      ------

     Funded status                             613          1,623           (2,034)    (1,521)
       Unrecognized net
         actuarial loss (gain)                   9         (1,060)             258       (111)
       Net transition asset                    (15)          (113)              --         --
       Unrecognized prior
         service cost                          (47)           (54)              28         --
                                       -----------         ------           ------      ------
            Prepaid (accrued)
              benefit cost             $       560            396           (1,748)    (1,632)
                                       ===========         ======           ======      ======

     Assumptions as of
       December 31:
         Discount rate                         6.5%          7.25%             6.5%      7.25%
         Expected return
           on plan assets                      8.0%           8.0%              --         --
         Rate of compensation
          increase                             4.5%           5.0%              --         --

                                    F-22                        (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


     The components of net periodic benefit cost includes the following:

                                                 Pension Benefits                       Post-Retirement Benefits
                                        -----------------------------------       -----------------------------------
     (in thousands)                           1998              1997                     1998              1997
                                        ----------------  -----------------       ----------------  -----------------

     Service cost                       $        148               130                       36                30
     Interest cost                               396               377                      127               103
     Expected return on assets                  (568)             (474)                      --                --
     Amortization                               (140)             (106)                       2                (1)
                                        ----------------  -----------------       ----------------  -----------------

          Net periodic benefit
            cost (benefit)              $       (164)              (73)                     165               132
                                        ================  =================       ================  =================

     There is no assumed increase in the per capita cost of current health care benefits since the employer contributions are fixed with the retiree paying for any cost increases.

     For the three months ended March 31, 1999, net pension costs were $6,000 (unaudited) and for the three months ended March 31, 1998, the net pension benefit was $40,000 (unaudited). Other postretirement benefit expense for the three months ended March 31, 1999 and 1998 was $45,000 (unaudited) and $33,000 (unaudited), respectively.

     Contributions to the defined contribution 401(k) Savings Plan were approximately $13,000 and $15,000 during the three months ended March 31, 1999 and 1998 (unaudited), respectively, and $56,000 and $53,000 during the years ended December 31, 1998 and 1997, respectively.

                                                                (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


(11)  Comprehensive Income

      The following summarizes the components of other comprehensive income:

                                              Three months ended                           Years ended
                                                   March 31,                               December 31,
                                        ---------------------------------        ----------------------------------
                                             1999             1998                    1998              1997
                                        ---------------   ---------------        ----------------   ---------------
                                                   (unaudited)
      Net unrealized holding gains
        on available-for-sale
        securities                      $      (186)             286                     886               776
      Reclassification adjustment for
        net realized gain on sale of
        available-for-sale
        securities                               --             (139)                   (314)             (157)
                                        ---------------   ---------------        ----------------   ---------------

      Other comprehensive income,
        before tax                             (186)             147                     572               619
      Deferred  tax expense (benefit)            74              (59)                   (229)             (249)
                                        ---------------   ---------------        ----------------   ---------------

           Other comprehensive
             income, net of tax         $      (112)              88                     343               370
                                        ===============   ===============        ================   ===============

(12)  Commitments and Contingencies

      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. Credit risk represents the accounting loss that would be recognized at the reporting date if obligated counterparties failed completely to perform as contracted. Market risk represents risk that future changes in market prices make financial instruments less valuable.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's evaluation of the customer's financial position. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Substantially all commitments to extent credit, if exercised, will represent loans secured by real estate.

                                                                (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


     At March 31, 1999 and December 31, 1998 and 1997 the Bank was committed to originate mortgage and other loans of approximately $3,920,000 (unaudited), $3,576,000 and $1,425,000 respectively. Commitments under unused lines of credit and letters of credit were approximately $5,272,000 (unaudited), $5,718,000 and $5,573,000 at March 31, 1999, and at December 31, 1998 and
     1997, respectively.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of these instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Bank controls its credit risk through credit approvals, limits, and monitoring procedures.

     In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Bank.


(13) Regulatory Matters

     The Bank is regulated by the Federal Deposit Insurance Corporation (FDIC) and the State of New York Banking Department and is subject to the capital adequacy requirements of the FDIC.

     Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts are also subject to qualitative judgments by the FDIC about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the FDIC that, if undertaken, could have a direct material effect on the Bank's financial statement.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), established capital levels for which insured institutions are categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized.

     As of December 31, 1997, the most recent notification from the FDIC categorized the bank as well capitalized under the regulatory framework for prompt corrective actions. To be categorized as well as capitalized, the Bank must meet the minimum ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category. Management believes, as of March 31, 1999 and December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997



     The following is a summary of the Bank's actual capital amounts and ratios compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution under prompt corrective action provisions (dollars in thousands):

                                                                                                          To be classified as
                                                                                                        well-capitalized under
                                                                         Minimum capital                   prompt corrective
                                           Actual                     adequacy requirements                action provisions
                                -----------------------------     ------------------------------     -----------------------------
                                    Amount          Ratio              Amount           Ratio            Amount          Ratio
                                -------------   -------------     ---------------   ------------     ---------------  ------------
As of March 31, 1999:
   Total capital (to risk
      weighted assets)                                                         greater than                       greater than
      (unaudited):              $    30,257        23.0%                10,545 or equal to  8%            13,181  or equal to  10%

   Tier 1 Capital (to risk
      weighted assets)                                                         greater than                       greater than
      (unaudited):              $    28,298        21.5%                 5,272 or equal to  4%             7,909  or equal to   6%

   Tier 1 Capital (to
      average assets)                                                          greater than                       greater than
      (unaudited):              $    28,298        12.8%                 8,867 or equal to  4%            11,084  or equal to   5%

As of December 31, 1998:
   Total capital (to risk                                                      greater than                       greater than
      weighted assets):         $    29,869        22.8%                10,480 or equal to  8%            13,100  or equal to  10%

   Tier 1 Capital (to risk                                                     greater than                       greater than
      weighted assets):         $    27,909        21.3%                 5,240 or equal to  4%             7,860  or equal to   6%

   Tier 1 Capital (to                                                          greater than                       greater than
      average assets):          $    27,909        12.7%                 8,768 or equal to  4%            10,961  or equal to   5%

As of December 31, 1997:
   Total capital (to risk                                                      greater than                       greater than
      weighted assets):         $    27,962        22.2%                10,094 or equal to  8%            12,617  or equal to  10%

   Tier 1 Capital (to risk                                                     greater than                       greater than
      weighted assets):         $    26,383        20.9%                 5,047 or equal to  4%             7,570  or equal to   6%

   Tier 1 Capital (to                                                          greater than                       greater than
      average assets):          $    26,383        12.3%                 8,559 or equal to  4%            10,699  or equal to   5%

* means greater than or equal to

                                                                (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


(14) Fair Value of Financial Instruments

     The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

          Cash and cash equivalents: The fair values are considered to approximate the carrying values, as reported in the statement of condition.

          Securities: Fair values of securities are based on exchange quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar instruments.

          Loans: For variable rate loans that reprice frequently and loans due on demand with no significant change in credit risk, fair values are considered to approximate carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold on the secondary market, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating. The carrying amount of accrued interest approximates its fair value.

          Deposits: The fair values of demand deposits (interest and non-interest checking) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposits, savings and club accounts, and money market accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

          Off-balance-sheet instruments: Fair values for the Bank's off-balance-sheet instruments (lines of credit and commitments to fund loans) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.



                                                                (Continued)

                    THE ROME SAVINGS BANK AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

          Three months ended March 31, 1999 and 1998 (unaudited) and years ended December 31, 1998 and 1997


     The estimated carrying values and fair values of the Bank's financial instruments are as follows (in thousands):

                                                                                        December 31,
                                                            -----------------------------------------------------------------------
                                  March 31, 1999                           1998                                  1997
                       -----------------------------------  -----------------------------------  ----------------------------------
                          Carrying             Fair             Carrying            Fair             Carrying           Fair
                           Amount              Value             Amount             Value             Amount            Value
                       ----------------   ----------------  ----------------   ----------------  ----------------   ---------------
                                    (unaudited)
     Financial assets:
       Cash and cash
         equivalents   $   26,129             26,129            25,214             25,214            17,299            17,299
       Securities          54,276             54,340            56,508             56,578            56,628            56,720
       Loans, net         134,954            137,604           134,848            137,594           130,975           134,534

     Financial
     liabilities:
       Deposits           191,926            192,650           189,130            189,706           184,496           184,624

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

================================================================================
You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Rome Savings Bank or Rome Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                               TABLE OF CONTENTS

                                                                                           Page

Summary...................................................................................  3
Risk Factors.............................................................................. 13
Selected Financial and Other Data......................................................... 17
Rome Savings Bank......................................................................... 26
Rome Bancorp, Inc......................................................................... 26
Rome, MHC20............................................................................... 26
How We Intend to Use the Proceeds from the Offering....................................... 27
Our Policy Regarding Dividends............................................................ 28
Market for the Common Stock............................................................... 29
Regulatory Capital Compliance............................................................. 30
Capitalization............................................................................ 31
Pro Forma Data............................................................................ 32
Rome Savings Bank Statements of Income.................................................... 39
Management's Discussion and Analysis of Financial Condition and Results of Operations..... 40
Business of Rome Savings Bank............................................................. 61
Business of Rome Bancorp, Inc............................................................. 86
Regulation of Rome Savings Bank and Rome Bancorp.......................................... 87
Taxation..................................................................................102
Management................................................................................104
The Reorganization and the Offering.......................................................115
Restrictions on Acquisition of Rome Bancorp and Rome Savings..............................141
Description of Capital Stock Rome Bancorp.................................................147
Legal and Tax Opinions....................................................................149
Experts...................................................................................149
Registration Requirements.................................................................150
Where You Can Find Additional Information.................................................150
Index to Financial Statements.............................................................F-1

Until the later of [           ], 1999 or 25 days after commencement of the
offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================




================================================================================

                           Up to 2,441,902 Shares of
                                  Common Stock



                               ROME BANCORP, INC.
                            Proposed Holding Company
                           for The Rome Savings Bank



                                 _____________


                                   PROSPECTUS

                                 _____________



                        Sandler O'Neill & Partners, l.p.



                               [         ], 1999


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law ("DGCL"), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation of a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

    Article IX of the Certificate of Incorporation of Rome Bancorp, Inc. (the "Company") provides that a director shall not be personally liable to the Company or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article X, Section 1 of the Company's Certificate of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Company.

    Article X, Section 11 also empowers the Company to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation; provided that such insurance is available on acceptable terms as determined by a vote of the Board of Directors. The Company is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the Certificate of Incorporation. The Company expects to purchase directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation as soon as practicable.

    Article VII of the Bank's Bylaws provide that it shall indemnify any person against whom an action is brought or threatened because that person is or was a director or officer of the Bank or the Company for: (a) any amount for which that person becomes liable under a judgment in such action; and (b) reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under the indemnification section of the bylaws if he or she attains a favorable judgment in such enforcement action.

    Article VI of the Bylaws of Rome, MHC (the "Mutual Company") provide that the Mutual Company shall indemnify its officers and trustees to the fullest extent permitted by law.

    The Company is party to an Employment Agreement with Mr. Charles M. Sprock. This Employment Agreement provide for the Company to indemnify the Senior Executive to the fullest extent permitted under Delaware law, during the Employment Period and for a period of six years thereafter against personal liability for acts in connection with service to the Company.

Item 25. Other Expenses of Issuance and Distribution.

New York State Banking Department Application Fee..................  $ 10,000
SEC Registration Fee (1)...........................................     4,950
National Association of Securities Dealers filing fee..............     5,000
Nasdaq Listing Fee.................................................     7,750
Printing, postage and mailing......................................    80,000
Legal fees and expenses............................................   350,000
Placement Agent's fees and commissions.............................   170,000
Placement Agent's expenses (including counsel fees)................    50,000
Accounting fees and expenses.......................................   100,000
Appraiser's fees and expenses (including preparing business plan)..    35,000
Conversion agent fees and expenses.................................     5,000
Certificate printing...............................................     1,500
Blue Sky fees and expenses (including fees of counsel).............     5,000
Miscellaneous......................................................       800
                                                                     --------
TOTAL..............................................................  $825,000
                                                                     ========

-------------------------------

 (1) Actual expenses based upon the registration and sale of 2,545,813 shares each at $7.00 per share. All other expenses are estimated.

Item 26.  Recent Sales of Unregistered Securities.

    None.

Item 27.  Exhibits and Financial Statement Schedules.

    The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits.  (Filed herewith unless otherwise noted.)

   Exhibit No.                               Description
   -----------                               -----------
        1.1         Engagement letter, dated January  27, 1999, between The Rome
                    Savings Bank and Sandler, O'Neill & Partners, L.P.*
        1.2         Draft Form of Agency Agreement*
        2.1         Amended Plan of Reorganization from Mutual Savings Bank to
                    Mutual Holding Company and Stock Issuance Plan of The Rome
                    Savings Bank*
        3.1         Certificate of Incorporation of Rome Bancorp, Inc.*
        3.2         Bylaws of Rome Bancorp, Inc.*
        3.3         Restated Organization Certificate of The Rome Savings Bank*
        3.4         Bylaws of The Rome Savings Bank*
        3.5         Organization Certificate of Rome, MHC*
        3.6         Bylaws of Rome, MHC*
        4.1         Certificate of Incorporation of Rome Bancorp, Inc. (See
                    Exhibit 3.1)*
        4.2         Bylaws of Rome Bancorp, Inc. (See Exhibit 3.2)*
        4.3         Form of Stock Certificate of Rome Bancorp, Inc.*
        5.1         Form of Opinion of Thacher Proffitt & Wood re: legality of securities to be registered*
        8.1         Form of Opinion of Thacher Proffitt & Wood re: federal tax matters*
        8.2         Form of Opinion of KPMG LLP re: state and local tax matters*
        8.3         Letter from RP Financial regarding Subscription Rights*
       10.1         Form of Employee Stock Ownership Plan of Rome Bancorp, Inc.
       10.2         Form of Executive Employment Agreement, by and between
                    Charles M. Sprock and Rome Bancorp, Inc.*
       10.3         Form of Benefit Restoration Plan of Rome Bancorp, Inc.*
       21.1         Subsidiaries of the Registrant*
       23.1         Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and 8.1 to this Registration Statement)
       23.2         Consent of KPMG LLP
       23.3         Consent of RP Financial

       24.1         Powers of Attorney (Included in Signature Page of this
                    Registration Statement)*
       27.1         Financial Data Schedule (only filed in electronic format)
       99.1         Appraisal Report of RP Financial [only filed in paper format]*
       99.2         Draft Marketing Materials in connection with the Offering

* Previously filed.

(b)  Financial Statement Schedules.

     Financial statements of The Rome Savings Bank as of and for the year ended December 31, 1998 and 1997 and as of and for the three months ended March 31, 1999 and 1998 (included in pp. F-1 -- F-28 of the Prospectus).

Item 28.  Undertakings.

     The undersigned Registrant hereby undertakes to provide to the agent at the closing specified in the Agency Agreement, certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act:

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fida offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (5) The undersigned Registrant may elect to request accelaration of the effective date of the registration statement under Rule 461 under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rome, State of New York, on August 10, 1999.

                                    Rome Bancorp, Inc.

                                    By: /s/ Charles M. Sprock
                                        -------------------------------------
                                        Charles M. Sprock
                                        President and Chief Executive Officer



     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

               Name                            Title                      Date
               ----                            -----                      ----
*                                  Chairman, President and Chief      August 10, 1999
-------------------------------    Executive Officer
Charles M. Sprock                  (principal executive officer)

*                                  Chief Financial Officer            August 10, 1999
-------------------------------    (principal accounting officer)
David C. Nolan

*                                  Director                           August 10, 1999
-------------------------------
Bruce R. Engelbert

*                                  Director                           August 10, 1999
-------------------------------
David C. Grow

*                                  Director                           August 10, 1999
-------------------------------
Kirk B. Hinman

*                                  Director                           August 10, 1999
-------------------------------
T. Richard Leidig

*                                  Director                           August 10, 1999
-------------------------------
Richard H. McMahon

*                                  Director                           August 10, 1999
-------------------------------
Marion Scoville

*                                  Director                           August 10, 1999
-------------------------------
Michael J. Valentine

* Charles M. Sprock as attroney-in-fact by power of attorney files on June 11, 1999.